Exhibit 10.1

Weil, Gotshal & Manges (London) LLP 110 Fetter Lane London EC4A 1AY +44 20 7903 1000 main tel +44 20 7903 0990 main fax weil.com

EXECUTION VERSION

Dated 15 February 2021

TERM LOAN FACILITY AGREEMENT

between

amongst others

ODEON CINEMAS GROUP LIMITED

as the Company

THE FINANCIAL INSTITUTIONS

as Original Lenders

LUCID AGENCY SERVICES LIMITED

as Agent

LUCID TRUSTEE SERVICES LIMITED

as Security Agent

TABLE OF CONTENTS

Page

1 DEFINITIONS AND INTERPRETATION	1
2 THE FACILITIES	40
3 PURPOSE	43
4 CONDITIONS OF UTILISATION	43
5 UTILISATION – LOANS	44
6 REPAYMENT	45
7 ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION	45
8 MANDATORY PREPAYMENT	46
9 RESTRICTIONS	49
10 INTEREST	50
11 INTEREST PERIODS	51
12 FEES	51
13 TAX GROSS UP AND INDEMNITIES	54
14 INCREASED COSTS	62
15 OTHER INDEMNITIES	64
16 MITIGATION BY THE LENDERS	66
17 COSTS AND EXPENSES	66
18 GUARANTEE AND INDEMNITY	67
19 REPRESENTATIONS	75
20 INFORMATION UNDERTAKINGS	82
21 FINANCIAL CALCULATIONS	85
22 GENERAL UNDERTAKINGS	87
23 EVENTS OF DEFAULT	94
24 CHANGES TO THE LENDERS	99
25 DEBT PURCHASE TRANSACTIONS	106
26 CHANGES TO THE OBLIGORS	107
27 ROLE OF THE AGENT AND OTHERS	109
28 CONDUCT OF BUSINESS BY THE FINANCE PARTIES	117
29 SHARING AMONG THE FINANCE PARTIES	118
30 PAYMENT MECHANICS	118
31 SET-OFF	119
32 NOTICES	124
33 CALCULATIONS AND CERTIFICATES	124
34 PARTIAL INVALIDITY	127
35 REMEDIES AND WAIVERS	127
36 AMENDMENTS AND WAIVERS	128
37 CONFIDENTIALITY	132

1

38 COUNTERPARTS	136
39 GOVERNING LAW	136
40 ENFORCEMENT	136
41 BAIL-IN	137
42 ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS	138
43 SPECIAL PROVISIONS REGARDING ENFORCEMENT UNDER THE LAWS OF SPAIN	139
44 SPANISH PUBLIC DOCUMENT	141
SCHEDULE 1 THE ORIGINAL PARTIES	142
Part A The Original Lenders	142
Part B Original Borrower	144
Part C Original Guarantors	145
Part D Acceding Guarantors	146
SCHEDULE 2 CONDITIONS PRECEDENT	147
Part A Conditions Precedent to Initial Utilisation	147
Part B Conditions Precedent Required to be Delivered by an Additional Obligor	150
SCHEDULE 3 REQUESTS AND NOTICES	152
SCHEDULE 4 FORM OF TRANSFER CERTIFICATE	153
SCHEDULE 5 FORM OF ASSIGNMENT AGREEMENT	157
SCHEDULE 6 FORM OF ACCESSION DOCUMENT	161
SCHEDULE 7 FORM OF RESIGNATION LETTER	164
SCHEDULE 8 FORM OF COMPLIANCE CERTIFICATE	165
SCHEDULE 9 LMA FORM OF CONFIDENTIALITY UNDERTAKING	166
SCHEDULE 10 TIMETABLES	170
SCHEDULE 11 AGREED SECURITY PRINCIPLES	171
SCHEDULE 12 FORM OF INCREASE CONFIRMATION	180
SCHEDULE 13 FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE	184
Part A Form of Notice on Entering into Notifiable Debt Purchase Transaction	184
Part B Form of Notice on Termination of Notifiable Debt Purchase Transaction/ Notifiable Debt Purchase Transaction ceasing to be with an Equity Investor	185
SCHEDULE 14 POST-CLOSING TRANSACTION SECURITY	186

2

THIS AGREEMENT dated 15 February 2021 and made

BETWEEN:

(1)	ODEON CINEMAS GROUP LIMITED, a private limited liability company incorporated under the laws of England and Wales with its registered office at C/O Shoosmiths LLP, 100 Avebury Boulevard, Milton Keynes, United Kingdom, MK9 1FH and registered with company number 10246724 (the “Company” and the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS listed in Part A of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(3)	THE PERSONS listed in Part C of Schedule 1 (The Original Parties) as original guarantors (the “Original Guarantors”);

(4)	LUCID AGENCY SERVICES LIMITED, a company incorporated under the laws of England and Wales and with registration number 10987833 with its registered office at 6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG as agent of the other Finance Parties (the “Agent”); and

(5)	LUCID TRUSTEE SERVICES LIMITED, company incorporated under the laws of England and Wales and with registration number 10992576 with its registered office at 6th Floor, No 1 Building 1-5 London Wall Buildings, London Wall, London, United Kingdom, EC2M 5PG as security trustee and as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceding Guarantors” means the persons listed in Part D of Schedule 1 (The Original Parties) as acceding guarantors.

“Acceleration Notice” means a notice served by the Agent pursuant to and in accordance with Clause 23.16 (Acceleration).

“Acceptable Bank” means:

(a)	a bank or financial institution which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services, F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent (acting reasonably).

“Accepted Alternative Accounting Principles” means each of the generally accepted accounting principles of the United Kingdom and IFRS.

“Accession Document” means a document substantially in the form set out in Schedule 6 (Form of Accession Document).

“Accounting Principles” means the generally accepted accounting principles of the United States of America.

“Accounting Reference Date” means 31 December (or such other date as may be agreed in accordance with this Agreement).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor” means an Additional Guarantor.

“Affiliate” means:

(a)	in relation to a person, a Subsidiary or Holding Company of that person, a Subsidiary of any such Holding Company, and, in the case of any limited partnership, any entity (including any other limited partnership) which owns or controls or is owned or controlled by such first limited partnership or is under common ownerships or control with such first limited partnership; and

(b)	for the purposes of Clause 24 (Changes to the Lenders) in relation to any Lender which is a fund, any of its Related Funds.

“Agency Fee Letter” means the Fee Letter entered into between the Company, the Agent and the Security Agent pursuant to Clause 12.2 (Agency Fee).

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Agreed Security Principles” means the principles set out in Schedule 11 (Agreed Security Principles).

“AMC Topco” means AMC Entertainment Holdings, Inc.

“AMC Topco Guarantee” means the limited recourse guarantee provided by AMC Topco and delivered as a condition precedent pursuant to Schedule 2 (Conditions Precedent).

“Anti-Corruption Laws” means any anti-corruption or anti-bribery law, regulation or measure applicable to any of the assets or operations of the Company and any member of the Group including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010 (the “Bribery Act”), and any law or measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or the United Nations Convention Against Corruption

“Anti-Money Laundering Laws” means all laws or regulations of any jurisdiction applicable to the Company or any member of the Group that relate to money laundering, counter-terrorist financing auditor record keeping and reporting requirements relating to money laundering or counter-terrorist financing.

“Anti-Terrorism Laws” means the Executive Order, the anti-terrorism regulations administered by OFAC, the Bank Secrecy Act (26 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the United States of America Patriot Act and any similar law or regulation enacted in the United States, or any similar regulation or anti-terrorism economic sanction enacted, administered or enforced by the United Nations Security Council, any institution of the European Union or any government authority, including (without limitation) regulations or sanctions relating to restrictive measures against Iran promulgated for anti-terrorism purposes.

“Approved Jurisdiction” means any jurisdiction in which a member of the Group is incorporated or established on the date of this Agreement a member state of the European Union, the United Kingdom, Switzerland, Sweden, Norway, the United States of America and any other country approved by the Agent (acting on the instructions of the Majority Lenders).

“Approved List” means the list of lenders and potential lenders agreed by the Company and the Original Lenders before the Closing Date and held by the Agent (as the same may be amended from time to time pursuant to Clause 24.2 (Conditions of Assignment or Transfer)).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 10 Business Days from the date of this Agreement.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Loan, the Base Currency Amount of its participation in any other Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Baltic Sale” means the disposal by way of share sale by Odeon Cinemas Group Limited of its shareholding in the entire issued share capital of Forum Cinemas OÜ and Forum Cinemas Lithuania OÜ.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates:

(a)	on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the UK bank levy as set out in Schedule 19 to the Finance Act 2011 and the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondgesetz) (each as amended from time to time)); or

(b)	any tax or levy in any jurisdiction levied on a similar basis or for a similar purpose,

which , in each case, has been enacted and/or which has been formally announced as proposed as at the date of this Agreement, or (if applicable) in respect of any party that accedes as a Lender after the date of this Agreement, as at the date of such accession.

“Base Currency” means Sterling.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) as adjusted to reflect any repayment, prepayment, consolidation or division of a Loan.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and:

(a)	(in relation to any date for payment of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment of euro) any TARGET Day.

“Business Line” means collectively any assets or entities which together comprise a single and identifiable business or service at any cinema or group of cinemas (excluding for all purposes under the Finance Documents, the general nature of the business of the Group taken as a whole as at the date of this Agreement).

“Capital Expenditure” means any expenditure or obligation in respect of expenditure which, in accordance with the Accounting Principles or Accepted Alternative Accounting Principles, is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a Finance Lease).

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group and to which a member of the Group is beneficially entitled and for so long as:

(a)	that cash is repayable within 30 days after the relevant date of calculation;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash except for Transaction Security or any Security permitted or not restricted by this Agreement; and

(d)	the cash is (except as mentioned in the paragraphs above) freely available to be applied in repayment or prepayment of the Facilities and/or any other Financial Indebtedness.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area, any Participating Member State or the United States of America, or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area, any Participating Member State or the United States of America;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited (the “Minimum Rating Requirement”), or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State (which satisfies the Minimum Rating Requirement (as defined above)) which are eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or any dematerialised equivalent);

(e)	any investment in money market funds which (i) satisfies the Minimum Rating Requirement; (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case and to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Transaction Security Documents).

“Change of Control” means:

(a)	UK Newco ceasing to own legally and beneficially 100% of the issued share capital of Company; or

(b)	UK Newco ceasing to have the power (directly or indirectly) to:

(i)	vote or direct the voting of 100 per cent. of the votes being capable of being cast in the general meeting of the Company; or

(ii)	appoint, remove or direct the appointment or the removal of, the majority of the directors of the Company; or

(c)	AMC Topco ceasing to have the power (directly or indirectly) to:

(i)	vote or direct the voting of more than 50 per cent. of the votes being capable of being cast in the general meeting of UK Newco; or

(ii)	appoint, remove or direct the appointment or the removal of the majority directors of UK Newco.

“Charged Property” means all of the assets of the Obligors and Security Providers which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the first Utilisation Date to occur in respect of the Facilities.

“Closing Payments” has the meaning given to that term in Clause 12.1 (Closing Payments).

“Closing Payments Letter” means the letter between the Company and certain entities for and on behalf of the Original Lenders dated 24 January 2021 setting out Closing Payments to be made in relation to the Facilities.

“CoC Notice Period” has the meaning given to such term in Clause 8.1 (Exit).

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means a Facility B1 Commitment and/or a Facility B2 Commitment, as the context requires.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidential Information” means all information relating to AMC Topco, the Equity Investors, the Company, any Obligor, any Security Provider, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or

(iv)	constitutes material developed independently by or on behalf of any Finance Party using the Confidential Information provided such material shall be held in confidence and applying such security measures and degree of care that such Finance Party would apply to its own Confidential Information

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Constitutional Documents” means, in respect of any person, its memorandum and articles of association (or the equivalent thereof in any applicable jurisdiction).

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of the Group, determined on a consolidated basis in accordance with the Accounting Principles or Accepted Alternative Accounting Principles, as set out in the most recent financial statements of the Company delivered to the Agent pursuant to Clause 20.1 (Financial Statements) and as calculated on a pro forma basis after giving effect to any acquisition or disposal that may have occurred on or after the last day of such Financial Quarter.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declined Guarantor” means a member of the Group which is not able to become an Additional Guarantor due to a notification by a Finance Party pursuant to paragraph (f) of Clause 26.2 (Additional Guarantors).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender (other than a Lender which is an Equity Investor):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraphs (a) and (b) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(C)	payment is made within 3 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Designated Person” means a person:

(a)	listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)	listed on the most current (i) “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website, (ii) the EU Consolidated List of Financial Sanctions Targets, (iii) the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any replacement website or other replacement official publication of such lists (the “SDN Lists”) or owned more than 50 per cent by or controlled by a person designated on a SDN List;

(c)	resident in or incorporated under the laws of any Sanctioned Country or, to the best of the Obligors’ knowledge, otherwise a target of Sanctions;

(d)	publicly designated by the US Secretary of the Treasury to be owned or controlled by, or acting for or on behalf of, any person referred to in paragraph (a) or (b) above, or otherwise determined to be subject to the terms of Section 1 of the Executive Order;

(e)	or entity publicly designated as a result of having committed, or to pose a significant risk of committing, acts of “terrorism” as defined in the Executive Order that threaten the security of US nationals or the national security, foreign policy, or economy of the United States; or

(f)	which otherwise is, by public designation of the United Nations Security Council or US or EU government authority, the subject of any Sanction.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Equity Investors” means UK Newco and any Affiliate of UK Newco which is not a member of the Group (and provided that at no time shall an Original Lender or an Affiliate or Related Fund of an Original Lender be deemed to constitute an Equity Investor).

“euro”, “EUR” and “€” means the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Events” means the Government Restrictions, Operational Restrictions, any Strategic Steps and/or any Restructuring Steps.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended.

“Executive Order” means US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on 24 September 2001, as amended.

“Existing Revolving Facility Agreement” means the existing £100,000,000 revolving facility agreement originally dated 7 December 2017 (as amended from time to time) between, amongst others, the Company and Lloyds Bank plc (as agent and security agent).

“Existing Shareholder Loans” means (i) the £300,000,000 promissory note issued by Odeon and UCI Cinemas Holdings Limited to American Multi-Cinema, Inc. dated 17 September 2019 as amended and/or restated from time to time; and (ii) the £120,000,000 loan facility from American Multi-Cinema, Inc. to Odeon Cinemas Limited, dated 22 July 2020 as amended and/or restated from time to time.

“Export-Control Laws” means (a) Council Regulation (EC) No 428/2009 (as amended by subsequent regulations), Council Regulation (EC) No 423/2007 (as amended by subsequent regulations) and any other regulation or measure of the European Union or one of its institutions which regulates the export of goods (whether directly or indirectly) to or the rendering of services in a country which is not a member of the European Union and (b) the US Export Administration Regulations or the US International Traffic in Arms Regulations.

“Facilities” means, together, Facility B1 and Facility B2 (and each a “Facility”).

“Facility B1” means the sterling term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility B1 Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility B1 Commitment in Part A of Schedule 1 (The Original Parties) and the amount of any other Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Facility B1 Loan” means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

“Facility B2” means the euro term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B2 Commitment” means:

(a)	in relation to an Original Lender, the amount in euros set opposite its name under the heading Facility B2 Commitment in Part A of Schedule 1 (The Original Parties) and the amount of any other Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount in euros of any Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Facility B2 Loan” means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)	in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fair Market Value” means:

(a)	with respect to any asset or group of assets (other than a Marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by a director of the Company or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal; and

(b)	with respect to any Marketable Security at any date, the closing sale price of such Marketable Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Marketable Security, the final price for the purchase of such Marketable Security at face value quoted on such Business Day by a financial institution of recognised standing regularly dealing in Marketable Securities of such type and selected by the Agent.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	the Closing Payments Letter;

(b)	any letter or letters dated on or about the date of this Agreement between the Original Lenders and the Company (or the Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees); and

(c)	any agreement setting out fees payable to a Finance Party referred to in paragraph (e) of Clause 2.2 (Increase) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Accession Document, any Compliance Certificate, any Fee Letter, any Hedging Agreement, the Intercreditor Agreement, any Resignation Letter, any Transaction Security Document, any Utilisation Request, the AMC Topco Guarantee and any other document designated as a Finance Document by the Agent and the Company provided that where the term Finance Document is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document for the purposes of:

(a)	the definition of Material Adverse Effect;

(b)	the definition of Transaction Security Document;

(c)	paragraph (a)(iv) of Clause 1.2 (Construction);

(d)	Clause 18 (Guarantee and Indemnity); and

(e)	Clause 23 (Events of Default) (other than paragraph (b) of Clause 23.13 (Repudiation and Rescission of Agreements) and Clause 23.16 (Acceleration)).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles or Accepted Alternative Accounting Principles, be treated as a finance or capital lease.

“Finance Party” means the Agent, the Security Agent, a Lender, a Lender Affiliate or a Hedge Counterparty provided that where the term Finance Party is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of Secured Parties;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (b) of the definition of Material Adverse Effect; and

(d)	Clause 28 (Conduct of Business by the Finance Parties).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed (in particular, in respect of any revolving credit or similar facility, moneys borrowed shall only include the total amount of funds borrowed and then outstanding) and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)	the amount of deferred and unpaid purchase price of any asset or service, where the deferred payment is arranged primarily as a means of raising finance and such purchase price is due more than 180 days after the date of supply of such asset or service;

(f)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest Termination Date of the Facilities or are otherwise classified as borrowings under the Accounting Principles or the Accepted Alternative Accounting Principles;

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under the Accounting Principles or the Accepted Alternative Accounting Principles;

(h)	any derivative transaction entered into the connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit of any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

excluding in all events;

(i)	contingent obligations incurred in the ordinary course of business; and

(ii)	any Shareholder Loans.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

“Finnish Obligor” means any Obligor incorporated under the laws of Finland.

“German Obligor” means any Obligor incorporated in Germany.

“Government Restrictions” means in respect of any member of the Group, the relevant central or local government restrictions imposed, or to be imposed, across Europe in response to the COVID-19 pandemic, such restrictions including, but not limited to (a) any requirement to close cinemas; or (b) where cinemas are permitted to open, restrictions on (i) cinema seating capacity, (ii) the ability to sell food or beverage, or (iii) opening hours.

“Group” means the Company and each of its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart in the agreed form.

“Guarantor” means each Original Guarantor or an Additional Guarantor (unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Guarantor and Security Coverage Test” has the meaning given to it in paragraph (a) of Clause 22.28 (Guarantors).

“Hedge Counterparty” means any person who has become a Hedge Counterparty in accordance with Clause 24.11 (Accession of Hedge Counterparties) and which in each case is, or has become, party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement.

“Hedging Agreement” means a master agreement, confirmation, schedule or other agreement entered into or to be entered into by an Obligor and a Hedge Counterparty.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a), (b) or (c) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trade marks and service marks, designs, domain names and copyrights (and any applications for registration of any of the same), business names, brand names (including the Odeon brand, Filmstaden brand, UCI brand, Cinesa brand and Finnkino brand) database rights, design rights, moral rights and rights in inventions, confidential information, knowhow and trade secrets (including any customer or client lists and/or databases) and other intellectual property rights and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group (which may now or in the future subsist).

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Agreement and made between, among others, the Company, the Debtors (as defined in the Intercreditor Agreement), the Security Agent and the Agent.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with paragraph (a) of Clause 10.3 (Default Interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity where the Company does not own (indirectly) more than fifty per cent. of the shares or other ownership interests in the relevant entity.

“Joint Venture Investment” means, in respect of a Joint Venture:

(a)	the subscription for shares in, making of loans to, or making of investments in a Joint Venture;

(b)	the assumption of liabilities under any outstanding guarantee or indemnity given in respect of the liabilities of a Joint Venture; and

(c)	the transfer of any assets to a Joint Venture.

“Joint Venture Investment Basket” means £15,000,000 over the life of the Facilities.

“Key Creditors” means landlords, suppliers and other trade creditors of the Group.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Conditions Precedent) or Clause 26 (Changes to the Obligors).

“Legal Reservations” means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of reasonableness and fairness (where implied by law), and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that interest on interest or additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that an English court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the accessory nature of certain German law governed Security;

(h)	under German law, the fact that a court may limit the concept of irrevocability by applying restrictions based on cogent reasons for the respective concerned party to withdraw from the right irrevocably granted;

(i)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(j)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“Lloyds Deposit Agreement” means the deposit agreement dated on or around the date of this Agreement between the Company and Lloyds Bank plc, pursuant to which Lloyds Bank plc has taken cash collateral in relation to existing letters of credit or bank guarantees entered into in the ordinary course of business and existing on the date of this Agreement, and such letters of credit and bank guarantees as permitted pursuant to paragraph (l) of the definition of Permitted Financial Indebtedness.

“LMA” means the Loan Market Association.

“Loan” means a Facility B1 Loan and/or a Facility B2 Loan, as the context requires.

“LTM EBITDA” means, on any day, Consolidated EBITDA as stated in the most recently delivered Compliance Certificate for the four consecutive Financial Quarters ending on or prior to such day, provided that in the event any acquisition is committed or made by any member of the Group based on the amount of LTM EBITDA as at any particular date, that acquisition shall not constitute, or result in, a breach of any provision of any Finance Documents if there is a subsequent change in the amount of LTM EBITDA.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Marketable Security” means any marketable shares, voting trust certificate, bond, debenture, note or other evidence of Financial Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Secured Obligations (as defined in the Intercreditor Agreement).

“Material Adverse Effect” means any event or circumstance which (after taking into account all relevant circumstances) is materially adverse to:

(a)	the business, operations, assets or financial condition of the Group taken as a whole; or

(b)	the ability of the Obligors (as a whole) to perform their payment obligations under the Finance Documents; or

(c)	subject to the Legal Reservations and Perfection Requirements the validity or enforceability of, or the effectiveness or ranking of, any Security granted or purporting to be granted pursuant to any of, the Finance Documents in a manner and to an extent materially adverse to the interests of the Finance Parties under the Finance Documents taken as a whole and, without duplication of any other cure period, if capable of remedy is not remedied within 10 Business Days of the Company becoming aware of the issue or being given notice of the issue by the Agent.

provided that, any Events which would, if it were not for this proviso, have, or be reasonably likely to have, a Material Adverse Effect shall not have, or be considered reasonably likely to have, a Material Adverse Effect.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lenders).

“Non-Call Period” means the period starting on the Closing Date and ending on the date falling 24 Months after the Closing Date;

“Non-Consenting Lender” has the meaning given to that term in Clause 36.4 (Replacement of Lender).

“Non-Obligor” means a member of the Group which is not an Obligor.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors).

“Obligor” means a Borrower or a Guarantor.

“Obligor/Non-Obligor Basket” means the aggregate of the utilised amounts under each of the permitted exceptions referred to in paragraph (d) of the definition of “Permitted Disposal”, paragraph (i) of the definition of “Permitted Financial Indebtedness”, paragraph (d) of the definition of “Permitted Guarantee”, paragraph (d) of the definition of “Permitted Loan”, paragraph (c) of “Permitted Security” and paragraph (b) of “Permitted Share Issue”, which shall not exceed at any time £95,000,000 plus an amount equal to any returns (including, but not limited to, dividends, interest, distributions, returns of principal, returns of capital, profits on sale, repayments, income and similar amounts) actually received by an Obligor from a Non-Obligor after the date of this Agreement.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor and Security Provider in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operational Restrictions” means any change to the business or operations of the Group in response to:

(a)	the Government Restrictions;

(b)	limitations on film product availability resulting directly from the COVID-19 virus; or

(c)	other events or circumstances resulting directly from the COVID-19 virus,

in each case including but not limited to corporate reorganisations (whether mergers, de-mergers, liquidations of certain entities) and partial or permanent closures of cinemas.

“Original Guarantor” means each company listed in Part C of Schedule 1 (The Original Parties) as an original guarantor.

“Original Obligor” means the Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means any and all appropriate registration, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect security created by the Transaction Security Documents.

“Permitted Acquisition” means:

(a)	an acquisition by a member of the Group of an asset sold, leased, licensed, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal or a Permitted Transaction;

(b)	an acquisition of individual cinemas or leasehold interests in relation to individual cinemas the aggregate consideration (including costs and expenses) when aggregated with the consideration (including costs and expenses) for any other Permitted Acquisition acquired pursuant to this paragraph (b) and paragraph (e) below does not exceed £15,000,000 or its equivalent in other currencies over the life of the Facilities;

(c)	an acquisition of securities which are Cash Equivalent Investments;

(d)	the acquisition of a limited liability partnership or the issued share capital of a limited liability company (including, in each case, by way of formation) which has not previously traded, has no material liabilities, assets or obligations prior to the date of such acquisition, and is incorporated in an Approved Jurisdiction;

(e)	an acquisition of:

(i)	more than 50 per cent. of the voting ownership interests in a person (or additional ownership interests in a member of the Group) and which gives the relevant member of the Group the power to direct management and policies of the relevant person acquired; or

(ii)	any business or undertaking, carried on as a going concern,

but only if, in each case:

(A)	the person, business or undertaking to be acquired (the “Relevant Target”) is engaged in a business the general nature of which is similar or complementary to that carried on by the Group or a part of the Group, provided that the principal business activities of such person (taken together with its Subsidiaries), business or undertaking are primarily conducted in one or more Approved Jurisdiction;

(B)	the Relevant Target:

(1)	is not a Designated Person or owned or controlled by a Designated Person or engages with or otherwise provides funding to Designated Persons;

(2)	is not (i) located in, (ii) incorporated under the laws of, (iii) controlled by or (iv) acting on behalf of a person located in or organised, under the laws of a Sanctioned Country; and

(3)	does not (i) carry on any business, (ii) engage in transactions with, or (iii) otherwise make funds available to any person or business in breach of any Anti-Terrorism Law, Export Control Law, Anti-Corruption Law, Anti-Money Laundering Law or Sanctions law or regulation;

(C)	immediately after giving effect to the acquisition, the Minimum Liquidity financial covenant would be complied with on a pro forma basis for the acquisition and on the basis of the Quarterly Financial Statements that have been delivered under this Agreement;

(D)	no Event of Default is continuing on the date on which the relevant member of the Group enters into a legally binding contract for the acquisition;

(E)	either the Relevant Target has positive LTM EBITDA or its LTM EBITDA is not negative by more than £10,000,000;

(F)	in the case that the Relevant Target is a limited liability company incorporated in England and Wales, the Relevant Target accedes to this Agreement as an Additional Guarantor within 45 days of completion of the relevant acquisition; and

(G)	the total consideration (including costs and expenses) for the acquisition when aggregated with the consideration (including costs and expenses) for any other Permitted Acquisition acquired pursuant to this paragraph (e) and paragraph (b) above does not exceed £15,000,000 or its equivalent in other currencies over the life of the Facilities;

(f)	an acquisition of shares or securities pursuant to a Permitted Share Issue (other than shares in the Company);

(g)	any acquisition of shares pursuant to the Post-Closing Swedish Transfer; and

(h)	any other acquisition with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Disposal” means any sale, lease, licence, transfer or other disposal which is:

(a)	of assets in the ordinary course of trading of the disposing entity;

(b)	of any asset by an Obligor to any other Obligor provided that if the disposing company had given Transaction Security under the Transaction Security Documents over those assets, that asset must, subject to the Agreed Security Principles (and provided that such assets continue to exist following the disposal and have not been otherwise extinguished in accordance with the terms of the Finance Documents), remain subject to Transaction Security, or the acquiring Obligor must give Transaction Security over those assets following the relevant disposal;

(c)	of any asset by a Non-Obligor to any other member of the Group;

(d)	of any asset (other than Intellectual Property) by an Obligor to a Non-Obligor provided that if the disposing company had given Transaction Security under the Transaction Security Documents over those assets, that asset must remain subject to Transaction Security, or the acquiring company must, subject to the Agreed Security Principles (and provided that such assets continue to exist following the disposal and have not been otherwise extinguished in accordance with the terms of the Finance Documents), give Transaction Security over those assets, and provided that following the relevant disposal the aggregate consideration for all such disposals shall not cause the Obligor/Non-Obligor Basket to be exceeded (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”), provided further that if a Non-Obligor subsequently becomes an Obligor the amount equal to the lesser of:

(i)	the current Fair Market Value of the assets disposed of to it pursuant to this sub-paragraph since the date of this Agreement at the time such Non-Obligor becomes an Obligor; and

(ii)	the original amount of the Fair Market Value of the assets disposed of which was taken into account at the time of the disposal when calculating whether the Obligor/Non-Obligor Basket had been exceeded, shall be ignored for the purposes of calculating whether the Obligor/Non-Obligor Basket has been exceeded;

(e)	of assets (other than shares, Intellectual Property or businesses) in exchange for other assets reasonably comparable or superior as to type and quality;

(f)	of cash or Cash Equivalent Investments not otherwise expressly prohibited hereunder;

(g)	of assets compulsorily acquired by any governmental authority;

(h)	a lease or licence of real estate in the ordinary course of business;

(i)	of receivables arising pursuant to a factoring or like arrangement on a non-recourse basis;

(j)	arising as result of any Permitted Acquisition, Permitted Payment, Permitted Security or Permitted Transaction;

(k)	of assets (other than individual cinemas) in the ordinary course of business which are obsolete or which are no longer required by the business or operations of the disposing entity;

(l)	of individual cinemas or Business Lines provided that no Event of Default is continuing on the date on which the relevant member of the Group enters into the legally binding contract for such disposal and provided further that such disposal is made for not less than Fair Market Value;

(m)	of assets to any third party (including, but not limited to any Equity Investor) where the aggregate value of the assets disposed of does not exceed 25 per cent. of the Consolidated Total Assets as at the most recent Quarter Date in aggregate after the date of this Agreement;

(n)	any disposal of shares arising pursuant to the Post-Closing Swedish Transfer;

(o)	any disposal arising from the Baltic Sale; and

(p)	any other sale, lease, licence, transfer or other disposal with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under any of the Finance Documents or (until and including the Closing Date) under the Existing Revolving Facility Agreement;

(b)	arising under any Permitted Treasury Transaction:

(c)	arising under any Shareholder Loan;

(d)	arising under a Permitted Loan, Permitted Guarantee or Permitted Transaction;

(e)	arising under any Permitted Second Lien Indebtedness;

(f)	arising under any Permitted Unsecured Indebtedness;

(g)	representing deferred employee compensation incurred in the ordinary course of business;

(h)	of any person or in any business or undertaking acquired pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such acquisition but not incurred or the principal amount increased (otherwise than by the capitalisation of interest) or its maturity date extended in contemplation of that acquisition provided that such Financial Indebtedness is discharged within three Months or the date on which such person is acquired by a member of the Group;

(i)	arising under any cash pooling or management arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances, provided that the aggregate Financial Indebtedness arising under any cash pooling or management arrangement entered into by a Non-Obligor does not cause the Obligor/Non-Obligor Basket to be exceeded (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”);

(j)	arising as result of daylight exposures of any member of the Group in respect of its banking arrangements entered into the ordinary course of its treasury activities;

(k)	under any earn out arrangements or deferred consideration in relation to a Permitted Acquisition (in the case of earn out arrangements, to the extent that such earn out arrangement constitutes Financial Indebtedness) provided that such arrangements account for no more than 10 per cent. of the total consideration payable in relation to such Permitted Acquisition;

(l)	in relation to letters of credit or bank guarantees required to be provided in the ordinary course of business in an aggregate amount of up to £42,500,000 at any time or its equivalent in another currency;

(m)	arising under local working capital and overdraft facilities provided to members of the Group in an aggregate amount of up to £10,000,000 at any time or its equivalent in another currency;

(n)

(i)	arising under any Capital Lease Obligation; or

(ii)	incurred in relation to the financing of the acquisition, lease, construction, repair, replacement or improvement of fixed or capital assets and incurred at the same time or within 270 days of the lease, construction, repair, replacement or improvement of fixed or capital assets, or, in each case, a refinancing thereof (provided that the principal amount thereof does not exceed the principal amount of the Financial Indebtedness being refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing plus an amount equal to any existing commitments unutilised thereunder in an aggregate amount of up to £20,000,000 or its equivalent in another currency over the life of the Facilities;

(o)	any Permitted Joint Venture Investment (to the extent that such investment is granted by way of Financial Indebtedness);

(p)	incurred pursuant to, or in order to comply with, section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz), or section 7(b) and/or 7(e) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV));

(q)	any other Financial Indebtedness incurred with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee by a Non-Obligor of the obligations of another member of the Group;

(c)	any guarantee by an Obligor of the obligations of another Obligor;

(d)	any guarantee by an Obligor of the obligations of a Non-Obligor provided the aggregate outstanding amount guaranteed does not cause the Obligor/Non-Obligor Basket to be exceeded (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”), provided that if a Non-Obligor subsequently becomes an Obligor any guarantee of its obligations pursuant to this sub-paragraph shall be ignored for the purposes of calculating whether the Obligor/Non-Obligor Basket has been exceeded;

(e)	any guarantee granted by a person, business or undertaking acquired pursuant to a Permitted Acquisition which is incurred under arrangements in existence at the date of such acquisition but not incurred or the principal amount increased (otherwise than by the capitalisation of interest) or its maturity date extended in contemplation of that acquisition provided that such guarantee is discharged within three Months or the date on which such person is acquired by a member of the Group;

(f)	guarantees relating to a Permitted Acquisition, Permitted Disposal, Permitted Financial Indebtedness or a Permitted Transaction;

(g)	any guarantee to a landlord on arm’s length terms other than in respect of Financial Indebtedness;

(h)	any guarantee granted in connection with a Permitted Disposal other than in respect of Financial Indebtedness;

(i)	any guarantee by a member of the Group in respect of obligations of another member of the Group which, if it were a loan by that member of the Group to that other member of the Group, would constitute a Permitted Loan;

(j)	guarantees given in favour of directors and officers of any member of the Group in respect of their employment as such other than in respect of Financial Indebtedness;

(k)	indemnities given to professional advisers and consultants in the ordinary course of day-to-day business which indemnity is in customary form and subject to customary limitations;

(l)	any guarantee not permitted by the preceding paragraphs which is not granted to a member of the Group or an Equity Investor the outstanding principal amount of which does not exceed when aggregated with paragraph (h) of the “Permitted Loan” definition), at any time £5,000,000 or its equivalent in another currency;

(m)	any indemnity relating to any guarantee issued by a bank or financial institution in order to satisfy the requirements of section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz), or section 7(b) and/or 7(e) of Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV));

(n)	any guarantee granted with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Joint Venture Investment” means any Joint Venture Investment made in respect of a Joint Venture which when aggregated with all Joint Venture Investments made since the date of this Agreement does not exceed the Joint Venture Investment Basket.

“Permitted Loan” means:

(a)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(b)	any loan by a Non-Obligor to another member of the Group provided that if such loan is to an Obligor it is subject to the terms of the Intercreditor Agreement;

(c)	any loan by an Obligor to another Obligor;

(d)	any loan by an Obligor to a Non-Obligor so long as the aggregate outstanding amount of the Financial Indebtedness under any such loans does not cause the Obligor/Non-Obligor Basket to be exceeded (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”), provided that if a Non-Obligor subsequently becomes an Obligor any loan made available to it pursuant to this sub-paragraph shall be ignored for the purposes of calculating whether the Obligor/Non-Obligor Basket has been exceeded;

(e)	any deferred consideration on Permitted Disposals up to a limit of 10 per cent. of the value of the relevant assets disposed of;

(f)	any loan that constitutes Permitted Financial Indebtedness or a Permitted Transaction;

(g)	any Permitted Joint Venture Investment (to the extent that investment to a Joint Venture is granted by way of a loan);

(h)	any loan (other than a loan made by a member of the Group to any Equity Investor) so long as the aggregate amount of the Financial Indebtedness under such loans does not exceed (when aggregated with paragraph (l) of the “Permitted Guarantee” definition), at any time, £5,000,000 or its equivalent in another currency; and

(i)	any loan permitted with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Payment” means any payment including the making of a loan, the cash payment of a dividend, repayment of equity, reduction of capital, loan, fee, charge or the cash payment of interest on, or repayment or prepayment of principal in respect of, any Shareholder Loan, redemption, set-off, acquisition of liabilities or other discharge in each case to fund:

(a)	any fees (including professional advisor fees), costs and expenses incurred by AMC Topco on behalf of the Group provided such fees, costs and expenses are reasonably and properly incurred in good faith, and where any payment is made under this paragraph (a) in respect of fees, costs and expenses incurred also for the benefit of the AMC Group, such payment shall be limited in an amount proportionate to the benefit accruing to the Group (in the reasonable opinion of the Company acting in good faith);

(b)	reasonably and properly incurred operation costs including (but not limited to) administrative costs, directors remuneration and fees, tax fees and regulatory costs not to exceed £1,000,000 or its equivalent in another currency in aggregate in respect of any Financial Year (increasing each year in line with the UK Consumer Prices Index);

(c)	any payment to an Equity Investor (and which does not otherwise constitute a Permitted Payment) not to exceed €114,000,000 over the life of the Facilities;

(d)	any payment to an Equity Investor of the proceeds of the Baltic Sale, not to exceed €26,000,000 or its equivalent in another currency over the life of the Facilities; and

(e)	any payment made with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Reorganisation” means a transaction pursuant to paragraph (b) or paragraph (e) of the definition of “Permitted Transaction”.

“Permitted Second Lien Indebtedness” means any indebtedness incurred by the Company without the consent of any Finance Party provided that:

(a)	the borrower or issuer under such Permitted Second Lien Indebtedness shall only be the Company;

(b)	in relation to any person which becomes a Second Lien Creditor (as defined in the Intercreditor Agreement) under the Permitted Second Lien Indebtedness, if that person is not already a Second Lien Creditor (as defined in the Intercreditor Agreement), it shall become party to and subject to the Intercreditor Agreement prior to or on the date of making such Second Lien Indebtedness available to the Company;

(c)	such Permitted Second Lien Indebtedness shall be junior in right of payment to the Facilities and junior in right of security over the same Charged Property with the Facilities (for the avoidance of doubt, any additional Security or guarantee granted to secure or guarantee the Permitted Second Lien Indebtedness shall only be permitted to the extent that such Security or guarantee is also granted to the Lenders on a first lien basis);

(d)	the final maturity date of such Permitted Second Lien Indebtedness shall not fall prior to the date falling six (6) months after the latest Termination Date of the Facilities and there shall be no scheduled amortisation permitted prior to the date falling six (6) months after the latest Termination Date;

(e)	any interest payable under the Permitted Second Lien Indebtedness shall be required to be interest payable-in-kind;

(f)	any Security granted by any member of the Group in respect of obligations of the Group under any Permitted Second Lien Indebtedness shall constitute Transaction Security for the purposes of this Agreement and the Intercreditor Agreement;

(g)	any Permitted Second Lien Indebtedness shall be on arm’s length basis and can be incurred by way of cash or exchange offer; and

(h)	no Event of Default under this Agreement is continuing or would result from the incurrence of such Permitted Second Lien Indebtedness.

“Permitted Security” means:

(a)	any Transaction Security;

(b)	any lien arising by operation of law or agreement of similar nature to such a lien and in the ordinary course of trading (including but not limited to any security granted in connection with the termination of any DPLA (as defined in Clause 18.13(a) (Guarantee Limitations; Germany) provided however, that for the avoidance of doubt, the Finance Parties are not required to release any Transaction Security in connection therewith);

(c)	any netting or set-off arrangement entered into by any member of the Group which would constitute Permitted Financial Indebtedness subject in the case of any netting or set-off arrangement entered into between an Obligor and a Non-Obligor, to the Obligor/Non-Obligor Basket (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”);

(d)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement and subject to which such is acquired if:

(i)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured (otherwise than by capitalisation of interest) has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(iii)	the Security or Quasi-Security is removed or discharged within three Months or the date of acquisition of such asset;

(e)	any Security arising under any retention of title, hire purchase or conditional sale arrangement having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and not arising as a result of any default or omission by any member of the Group that is continuing for a period or more than 45 days;

(f)	any Security provided in relation to an Financial Indebtedness permitted pursuant to paragraph (q) of the definition of Permitted Financial Indebtedness;

(g)	any Security or Quasi-Security arising in connection with a Permitted Acquisition, Permitted Disposal or a Permitted Transaction;

(h)	any Transaction Security, including cash collateral to secure obligations under the Finance Documents and any Hedging Agreement;

(i)	any Security over any rental deposits in respect of any real property leased or licensed by a member of the Group for the purpose of carrying on its business;

(j)	any Security over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of trading;

(k)	any Security over bank accounts, right of a combination of accounts and/or retention rights in favour of the account holding bank and granted as part of that financial institution’s standard terms and conditions;

(l)	any Security or Quasi-Security provided in relation to the Lloyds Deposit Agreement;

(m)	any Security securing Financial Indebtedness pursuant to the Existing Revolving Facility Agreement, provided that such Security is released or discharged on or about the Closing Date;

(n)	any Security or Quasi-Security securing Financial Indebtedness (other than Financial Indebtedness provided by a member of the Group or an Equity Investor) the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other Financial Indebtedness which has the benefit of Security given by any member of the Group in reliance on this paragraph) does not exceed, at any time, £5,000,000 or its equivalent in another currency in aggregate;

(o)	any Security or Quasi-Security securing obligations pursuant to, and/or created or subsisting in order to comply with the requirements of, section 8(a) of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7(b) or 7(e) of the Fourth Book of the German Social Security Code (Sozialgesetzbuch (IV)); and

(p)	any other Security or Quasi-Security granted with consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Share Issue” means an issue of:

(a)	shares by the Company to UK Newco, provided that such newly issued shares are subject to Transaction Security and are not by their terms redeemable at the option of the holder prior to the latest Termination Date and such issue does not lead to a Change of Control;

(b)	shares by one member of the Group (other than the Company) (the “Subsidiary”) to its direct Holding Company, subject in the case of shares issued by Non-Obligors to Obligors, to the Obligor/Non-Obligor Basket (taking into account the aggregate amount incurred under each of the permitted exceptions listed in the definition of “Obligor/Non-Obligor Basket”) and provided that, if the existing shares of the Subsidiary are the subject of Transaction Security, the newly issued shares also become subject to Transaction Security on the same terms;

(c)	shares where the issuance is part of an investment in a Permitted Joint Venture;

(d)	shares to a member of the Group pursuant to a Permitted Acquisition;

(e)	shares to directors and other officers who are required to have a minimum shareholding under applicable law or regulation, to the extent they do not at the time of issue have such a shareholding; or

(f)	any other issue of shares made with the consent of the Agent (acting on the instructions of the Majority Lenders).

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity, Security or Quasi-Security given, or other transaction arising, under or in accordance with the Finance Documents;

(b)	any reorganisation, amalgamation, merger, consolidation, combination, dissolution or corporate reconstruction (for the purposes of this definition, each a reorganisation) of any member of the Group (other than the Company) with or into another member of the Group (other than the Company) including, without limitation, pursuant to a liquidation or winding up, provided that:

(i)	if the relevant member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the assets of that member remain with one or more other Obligors (except to the extent otherwise constituting a Permitted Disposal) and provided that the Finance Parties or the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent guarantees from it (or its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of those guarantees taken as a whole, other than guarantees from any entity which has ceased to exist as part of such reorganisation) promptly after the reorganisation; and

(ii)	if the assets or the shares of the relevant member of the Group were subject to Transaction Security immediately prior to such reorganisation, the Finance Parties or the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent Security over the same assets and over the same shares (or other interests) in it (or in each case its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of enforceability of the security taken as a whole, other than security from any entity which has ceased to exist as part of such reorganisation) promptly after the reorganisation (excluding, without limitation, any Security over any shares, other interests or contractual claims which cease to exist as part of such reorganisation);

(c)	the dissolution or liquidation of a Non-Obligor where its assets (after payment of creditors) are passed up to its Holding Company;

(d)	the novation of the relevant debtor’s obligations under the Existing Shareholder Loans to the Company and any assignments, novations, set-offs, amendments in respect of intra-group loans or other receivables between members of the Group that are in connection with the transfer of the Group’s treasury management from Odeon Cinemas Limited to the Company;

(e)	any reorganisation involving the business or assets of, or shares of (or other interests in) any member of the Group (other than the Company) which is implemented to comply with any applicable law or regulation (including all intermediate steps or actions necessary to implement such reorganisation) provided that (to the greatest extent permissible by law or regulation):

(i)	if the relevant member of the Group was an Obligor immediately prior to such reorganisation being implemented, all of the assets, business or shares of that member remain with one or more other Obligors and provided that the Finance Parties or the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent guarantees from it (or its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of those guarantees taken as a whole, other than guarantees from any entity which has ceased to exist as part of such reorganisation) promptly after the reorganisation; and

(ii)	if the assets or the shares of the relevant member of the Group were subject to Transaction Security immediately prior to such reorganisation, the Finance Parties or the Security Agent will receive (subject to the Agreed Security Principles) substantially the same or equivalent Security over the same assets and over the same shares (or other interests) in it (or in each case its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles which do not materially and adversely affect the value of enforceability of the security taken as a whole, other than security from any entity which has ceased to exist as part of such reorganisation) promptly after the reorganisation (excluding, without limitation, any Security over any shares, other interests or contractual claims which cease to exist as part of such reorganisation), and for the avoidance of doubt, to the extent any provision of paragraph (e)(i) or (e)(ii) above is not permitted by law or regulation, this shall not constitute a Default or Event of Default under this Agreement;

(f)	any conversion of a loan, credit or any other indebtedness outstanding which is permitted under any Finance Document and is owed by a member of the Group to another member of the Group or (in the case of such loan, credit or other indebtedness owed by the Company) to an Equity Investor into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, release or other discharge of that loan, credit or indebtedness, in each case on a cashless basis, and provided that if the assets or the shares of the relevant member of the Group were subject to Transaction Security immediately prior to such reorganisation or conversion, the Finance Parties or the Security Agent will receive substantially the same or equivalent Security over the same assets and over the same shares (or other interests) in it (or in each case its successor) (ignoring for the purpose of assessing such equivalency any hardening periods and/or limitations required in accordance with the Agreed Security Principles);

(g)	the Baltic Sale;

(h)	the Post-Closing Swedish Transfer; and

(i)	a transaction to which the Agent has consented (acting on the instructions of the Majority Lenders).

“Permitted Treasury Transaction” means

(a)	any hedging of interest rate liabilities in respect of any Permitted Financial Indebtedness or the hedging of actual or projected foreign exchange exposures arising in connection with any Permitted Financial Indebtedness; and

(b)	any Treasury Transaction entered into for the hedging of actual or projected exposures (including without limitation foreign exchange and commodity price hedging) arising in the ordinary course of business of a member of the Group, in each case, which has not been entered into for speculative purposes (for the avoidance of doubt, this shall include any Hedging Agreement entered into by a member of the Group).

“Permitted Unsecured Indebtedness” means any unsecured indebtedness incurred by a member of the Group without the consent of any Finance Party provided that:

(a)	any person which becomes an Unsecured Creditor (as such term is defined under the Intercreditor Agreement) under the Permitted Unsecured Indebtedness shall enter into documentation required for it to accede as an Unsecured Creditor to the Intercreditor Agreement prior to or on the date of making such Permitted Unsecured Indebtedness available to any member of the Group, provided that the requirement for such accession shall only apply to the extent that the aggregate amount of all committed and/or outstanding Permitted Unsecured Indebtedness exceeds £12,500,000 (the “Unsecured Indebtedness Threshold”) and provided further that in the event that such Permitted Unsecured Indebtedness is provided by an Equity Investor, the Unsecured Indebtedness Threshold shall not apply and such Equity Investor shall be required to accede as a Subordinated Creditor to the Intercreditor Agreement (as such term is defined under the Intercreditor Agreement) prior to or on the date of making such Permitted Unsecured Indebtedness available to a member of the Group;

(b)	any interest payable under any Permitted Unsecured Indebtedness to any Unsecured Creditor (as such term is defined under the Intercreditor Agreement) shall be required to be interest payable-in-kind (and for the avoidance of doubt, any interest payment in respect of Permitted Unsecured Indebtedness owed to an Equity Investor (including any such indebtedness which is existing on the Closing Date) will also be required to be interest payable-in-kind);

(c)	the final maturity date of such Permitted Unsecured Indebtedness shall not fall prior to the date falling 6 months after the latest Termination Date of the Facilities and there shall be no scheduled amortisation permitted prior to the date falling 6 months after the latest Termination Date;

(d)	any Permitted Unsecured Indebtedness may be incurred by any member of the Group, provided that:

(i)	if the Permitted Unsecured Indebtedness is incurred by way of exchange offer, such Permitted Unsecured Indebtedness may only be incurred by the Company; and

(ii)	if the Permitted Unsecured Indebtedness is provided by an Equity Investor, such Permitted Unsecured Indebtedness may only be incurred by the Company or Odeon Cinemas Limited; and

(iii)	the aggregate amount of all Permitted Unsecured Indebtedness committed and/or incurred by Non-Obligors may not exceed GBP7,500,000 at any time;

(e)	any Permitted Unsecured Indebtedness shall not be permitted to benefit from any Security; and

(f)	no Event of Default under this Agreement is continuing or would result from the incurrence of such Permitted Unsecured Indebtedness.

“Post-Closing Swedish Transfer” means the transfer of all the issued shares in NCG Holding AB, reg. no. 559094-8328, from the Company to Odeon and UCI Cinemas Holdings Limited, by way of a sale of shares, capital contribution, an issue of shares or a combination thereof, or otherwise.

“Qualifying Lender” has the meaning given to that term in Clause 13 (Tax Gross Up and Indemnities).

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within the Financial Year.

“Quarterly Financial Statements” means the financial statements delivered pursuant to Clause 20.1 (Financial Statements).

“Quasi-Security” means a:

(a)	sale, transfer or other disposal to any person who is not a member of the Group of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or by any other member of the Group;

(b)	sale, transfer or other disposal of any of its receivables to any person who is not a member of the Group on recourse terms;

(c)	any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated; and

(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Relevant Period” means each period of twelve months ending on or about the last day of the Financial Year and each period of 12 months ending on or about the last day of each Financial Quarter.

“Repeating Representations” means each of the representations set out in Clause 19.2 (Status) to paragraphs (b), (c) and (d) (but excluding paragraph (a)) of Clause 19.4 (Non-Conflict with other Obligations), Clause 19.5 (Power and Authority) to Clause 19.7 (Governing Law and Enforcement), Clause 19.11 (No Default), Clause 19.24 (Centre of main interests and establishments), Clause 19.25 (Anti-terrorism/Sanctions) and Clause 19.26 (Anti-money laundering).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restructuring Steps” means any corporate action, legal proceedings or other procedure or step taken in relation to:

(a)	a company voluntary arrangement under part 1 of the UK Insolvency Act 1986 in respect of any Obligor; or

(b)	in respect of the Spanish Obligor, either the submission of the notice set forth in article 583 and ss., or the commencement of negotiations to reach a refinancing agreement (acuerdo de refinanciación) as defined in articles 598, 604 or 606., both of the Spanish Royal Legislative Decree 1/2020, of 5 of May, approving the Insolvency Act, in each case, which is done solely with a view to restructuring the leasehold obligations of any member of the Group (including the Spanish Obligor). For the sake of clarity, in order to be considered as a Restructuring Step in respect of the Spanish Obligor, the Spanish Obligor shall expressly include in the notice set forth in article 583 and ss. or in the negotiations to reach a refinancing agreement (acuerdo de refinanciación) that those actions shall only affect the leasehold obligations of the Spanish Obligor to be restructured.

“Sale” means the sale of all or substantially all of the business and assets of the Group whether in a single transaction or a series of related transactions.

“Sanction” means any international economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced by a Sanctions Authority, including, without limitation, any restrictive law, regulation, or measure against Iran, including U.S. extraterritorial measures such as the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and the Iranian Financial Sanctions Regulations administered by OFAC.

“Sanctioned Country” means, at any time, a country or territory which itself is, or whose government is, the target of comprehensive Sanctions.

“Sanctions Authority” means the United States, the United Nations Security Council, the United Kingdom of Great Britain and Northern Ireland, the European Union and/or its Member States or the respective governmental and official institutions or agencies of such entities, including OFAC, the US Department and the US Department of the Treasury.

“SEC” means the Securities and Exchange Commission of the United States or any governmental authority succeeding to any of its principal functions.

“Secured Parties” means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person of any other agreement or arrangement having a similar effect.

“Security Provider” means any member of the Group (which is not an Obligor) which provides Transaction Security and UK Newco.

“Shareholder Loans” means (i) the Existing Shareholder Loans, as novated to the Company on or around the Closing Date and (ii) any other instrument or agreement including a loan made to the Company or Odeon Cinemas Limited by its direct or indirect Holding Company (which is not a member of the Group) in each case provided that:

(a)	any such loan made is subordinated to the Facilities under the terms of the Intercreditor Agreement;

(b)	any payments due under such loan are non-cash; and

(c)	such loan does not mature prior to the date six (6) months following the latest Termination Date.

“Spanish Civil Code” means the Spanish Civil Code published by the Royal Decree of July 24, 1889 (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil), as amended from time to time.

“Spanish Civil Procedural Act” means the Spanish Act 1/2000, of 7 January, on Civil Procedure (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.

“Spanish Companies Act” means the recast text of the Spanish Companies Act approved by the Royal Legislative Decree 1/2010, of 2 of July (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended or restated from time to time.

“Spanish Insolvency Act” means the recast text of the Spanish Insolvency Act approved by the Royal Legislative Decree 1/2020, of 5 May (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended or restated from time to time.

“Spanish Public Document” means a documento público, being either an escritura pública or a póliza mercantil.

“Spanish Security” means any Security governed by the laws of Spain.

“Spanish Transaction Security Documents” means any Transaction Security Document governed by the laws of Spain.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sterling” and “£” means the lawful currency for the time being of the United Kingdom.

“Strategic Steps” means:

(a)	discussions between members of the Group and Key Creditors regarding the terms on which those Key Creditors might provide some accommodation to members of the Group, including by delaying or suspending rental or contractual payments;

(b)	any delay or suspension of, moratorium or compromise or arrangement exclusively in relation to, rental or contractual payments to Key Creditors; and

(c)	any steps taken, or to be taken, by any member of the Group in relation to (a) or (b) above,

in each case, for the purposes of conserving liquidity for the Group.

“Structural Change” means:

(a)	any reduction in any interest rate, fee or commission;

(b)	any reduction, deferral or redenomination of any amount owing under the Finance Documents (other than in relation to Clause 8.1 (Exit));

(c)	the provision of any additional tranche or facility in any currency or currencies (whether ranking pari passu with or junior to (but not senior to) the Facilities);

(d)	any increase in, addition to or extension of the Availability Period of the Commitment, any extension of the date of payment of any amount under the Finance Documents (other than in relation to Clause 8.1 (Exit)) or any redenomination of a Commitment into another currency; and

(e)	any changes to the Finance Documents (other than the release coupled with the retaking of security) consequential on, incidental to or required to implement or reflect the foregoing.

“Subsidiary” means:

(a)	a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006; or

(b)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; or

(c)	in relation to any person incorporated or established under the laws of Germany, a company or corporation which is a dependent entity (abhängiges Unternehmen) of the first mentioned company or corporation within the meaning of section 17 German Stock Company Act (AktG) or which is a subsidiary (Tochterunternehmen) within the meaning of section 290 German Commercial Code (HGB).

“Super Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85% of the Total Commitments immediately prior to that reduction).

“Swedish Obligor” means any Obligor incorporated under the laws of Sweden.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling two years and six months after the Closing Date.

“Total Commitments” means the aggregate of the Total Facility B1 Commitments and the Total Facility B2 Commitments on the Closing Date.

“Total Facility B1 Commitments” means the aggregate of the Total Facility B1 Commitments, being £140,000,000 on the Closing Date.

“Total Facility B2 Commitments” means the aggregate of the Total Facility B2 Commitments, being €296,000,000 on the Closing Date.

“Transaction Security” means the Security created or expressed to be created in favour of the Security Agent pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the documents listed in Schedule 14 (Transaction Security) and any other document required to be delivered to the Agent under paragraph 3 of Part A of Schedule 2 (Conditions Precedent) together with any other document entered into by the Company, UK Newco, any Security Provider or any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transaction” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S. Person” means a United States person within the meaning of section 7701(a)(25) of the U.S. Internal Revenue Code of 1986.

“Utilisation Date” means the date of a Loan, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Requests and Notices).

“UK” means the United Kingdom.

“UK Newco” means AMC UK Holding Limited, a private limited liability company incorporated under the laws of England and Wales with its registered office at 8th Floor, 1 Stephen Street, London, United Kingdom W1T 1AT and registered with company number 12170346.

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in any Finance Document to:

(i)	the “Agent”, any “Finance Party”, any “Lender”, any “Hedge Counterparty”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Agent or, if not so agreed, is in the form specified by the Agent;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally);

(v)	“guarantee” (other than Clause 18 (Guarantee and Indemnity)) means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, compliance with which is customary for entities or persons such as the relevant entity or person) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

(e)	In the event that any amount or transaction meets the criteria of more than one of the baskets or exceptions set out in this Agreement, the Company, in its sole discretion, will classify and may from time to time reclassify that amount or transaction to a particular basket or exception and will only be required to include that amount or transaction in one of those baskets or exceptions (and, for the avoidance of doubt, an amount or transaction may, at the option of the Company, be split between different baskets or exceptions).

1.3	Exchange rate fluctuations

When applying any monetary limits, baskets, thresholds and other exceptions to the representations and warranties, undertakings and Events of Default in this Agreement, the equivalent to an amount in the Base Currency shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action. No Event of Default or breach of any representation and warranty or undertaking under this Agreement shall arise merely as a result of a subsequent change in the equivalent in the Base Currency of any relevant amount due to fluctuations in exchange rates.

1.4	Personal liability

No personal liability shall attach to any director, officer, employee or other individual signing a certificate or other document on behalf of a member of the Group which proves to be incorrect in any way, unless that individual acted fraudulently, recklessly or was grossly negligent in giving that certificate or other document in which case any liability will be determined in accordance with applicable law.

1.5	Intercreditor Agreement

(a)	This Agreement is entered into subject to, and with the benefit of, the terms of the Intercreditor Agreement.

(b)	Notwithstanding anything to the contrary in this Agreement, the terms of this Intercreditor Agreement will prevail if there is a conflict between the terms of this Agreement and the terms of the Intercreditor Agreement.

1.6	Third Party Rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.7	Security Agent

In acting or otherwise exercising its right or performing its duties under the Finance Documents, the Security Agent shall act in accordance with the provisions of this Agreement and the Intercreditor Agreement and shall seek any necessary instruction or direction from the Agent or as otherwise directed under the terms of any Finance Document. In so acting, the Security Agent shall have the rights, benefits, protections, indemnities and immunities set out in this Agreement and the Intercreditor Agreement.

1.8	Finnish terms

(a)	Insofar as it applies to a Finnish Obligor, a reference in this Agreement to:

(i)	“gross negligence” means törkeä tuottamus under Finnish law;

(ii)	a “liquidator”, “compulsory manager”, “receiver”, “administrative receiver”, “administrator” or “similar officer” includes any pesänhoitaja, selvittäjä or selvitysmies under Finnish law, as applicable;

(iii)	a person being “unable to pay its debts” means maksukyvytön within the meaning of the Finnish Bankruptcy Act (in Finnish: konkurssilaki, 120/2004, as amended or re-enacted from time to time);

(iv)	a “composition”, “assignment”, “bankruptcy”, “reorganisation” or “similar arrangement” includes a yrityssaneeraus or konkurssimenettely under the Finnish Bankruptcy Act (in Finnish: konkurssilaki, 120/2004, as amended) the Finnish Reorganisation Act (in Finnish: laki yrityksen saneerauksesta, 47/1993, as amended (as the case may be);

(v)	a “winding-up”, “administration” or “dissolution” includes a purkaminen, selvitystila or rekisteristä poistaminen under Chapter 20 of the Finnish Companies Act (in Finnish: Osakeyhtiölaki, 624/2006, as amended or re-enacted from time to time);

(vi)	“attachment”, “sequestration”, “distress”, “execution” or “analogous procedures” includes any takavarikko, and/or any other turvaamistoimi granted in accordance with Finnish Law;

(vii)	an “amalgamation”, “demerger”, “merger”, “consolidation” or “corporate reconstruction” includes sulautuminen or jakautuminen, as applicable, in accordance with the Finnish Companies Act (in Finnish: Osakeyhtiölaki, 624/2006, as amended or re-enacted from time to time); and

(viii)	“Constitutional Documents” means kaupparekisteriote and yhtiöjärjestys.

(b)	If any Party incorporated in Finland is required to hold an amount on trust on behalf of any other party, such Finnish party shall hold such money as agent for the other party in a separate account and shall promptly pay or transfer the same to the other party or as the other party may direct.

(c)	The Parties agree that any transfer by novation in accordance with the Finance Documents shall in each case, in relation to any Transaction Security governed by Finnish law and obligations owed by any Obligor incorporated in Finland be deemed to constitute an assignment (in Finnish: siirto) of the relevant rights and obligations and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Finnish law governed Security Document.

(d)	Notwithstanding anything to the contrary in any Finance Document, any release of Transaction Security governed by Finnish law will be effected through a written release confirmation by the Security Agent. The Security Agent shall provide such release confirmation upon the Security Agent being satisfied that all the applicable conditions under the Finance Documents for such release have been fulfilled.

1.9	German terms

In this Agreement, where it relates to an entity incorporated or established in Germany or an entity having its centre of main interest (as defined in Article 3(1) regulation No. 2015/848 on insolvency proceedings (recast), as amended, of the European Parliament and of The Council of the European Union Regulation (EU)) in Germany and unless the contrary intention appears, a reference to:

(a)	a “compulsory manager”, “receiver”, ”administrator” includes an Insolvenzverwalter, a vorläufiger Insolvenzverwalter, a Zwangsverwalter, a Sachverwalter or a vorläufiger Sachwalter;

(b)	a “director” includes any statutory legal representative(s) (organschaftlicher Vertreter), a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(c)	a “disposal” includes:

(i)	a Verfügung;

(ii)	the entry into an agreement upon a priority notice (Auflassungsvormerkung); and

(iii)	an agreement on the transfer of title to a property (Auflassung) in whole or part;

(d)	“filing for insolvency” or to “file for insolvency” includes the meaning Antrag auf Eröffnung des Insolvenzverfahren;

(e)	“merger” includes any corporate measure contemplated by the German Transformation Act (Umwandlungsgesetz) as well as any other corporate act by which several entities are consolidated with the result of one entity becoming the universal legal successor (Gesamtrechtsnachfolger) of the other; and

(f)	a “winding up, administration” or “dissolution” (and each of those terms) includes insolvency proceedings (Insolvenzverfahren).

1.10	Spanish terms

In this Agreement, where it relates to a Spanish entity, a reference to:

(a)	“financial assistance” has the meaning stated under:

(i)	(for a Spanish public company (sociedad anónima)) Article 150 of the Spanish Companies Act or in any other legal provision that may substitute such Article 150 or be applicable to any Person incorporated in Spain in respect of such financial assistance; or

(ii)	(for a Spanish limited liability company (sociedad de responsabilidad limitada)) Article 143 of the Spanish Companies Act or in any other legal provision that may substitute such Article 143 or be applicable to any Person incorporated in Spain in respect of such financial assistance;

(b)	“Constitutional Documents” means an up-to-date copy of (A) a certificate (certificación) issued by the relevant Mercantile Registry certifying its due incorporation and existence (certificación de constitución y existencia), lack of causes of liquidation or winding-up (certificación de ausencia de causas de liquidación o disolución), its up-to-date by-laws (certificación de estatutos actualizados y consolidados) and the composition of its governing body (certificación de composición del órgano de administración); and (B) any deed not included therein, if any.

(c)	“guarantee” includes any guarantee (fianza), performance bond (aval) and an on demand guarantee (garantía a primer requerimiento);

(d)	“insolvency” includes, without limitation, concurso or any other equivalent legal proceeding and any step or proceeding related to it has the meaning attributed to them under the Spanish Insolvency Act (including, without limitation, any petition filed under articles 583 and ff. of the Spanish Insolvency Act or the occurrence of any of the situations described in article 5.2 of the Spanish Insolvency Act) and insolvency event or insolvency proceeding includes, without limitation, a declaración de concurso, necessary or voluntary (necesario o voluntario) (including, with respect to a member of the Group incorporated in Spain, any notice to a competent court pursuant to articles 583 and ff. of the Spanish Insolvency Act and its “solicitud de inicio de procedimiento de concurso, auto de declaracion de concurso, convenio judicial o extrajudicial con acreedores and transacción judicial o extrajudicial”);

(e)	“matured obligation” includes, without limitation, any crédito líquido, vencido y exigible;

(f)	“person being unable to pay its due and payable debts on a regular basis” includes that person being in a state of insolvencia or concurso;

(g)	“receiver, administrative receiver, administrator” or the like includes, without limitation, administración del concurso or any other person performing the same function;

(h)	“security” includes, without limitation, any mortgage (hipoteca), pledge (prenda) (with or without transfer of possession), financial collateral agreement (garantía financiera pignoraticia), in general, any in rem right governed by Spanish law;

(i)	“set-off” includes to the extent legally possible the rights to compensate under Spanish Royal Decree 5/2005 (Real Decreto Ley 5/2005 de 11 de marzo); and

(j)	“winding-up, administration or dissolution” includes, without limitation, disolución, liquidación, or administración concursal or any other similar proceedings.

1.11	Swedish terms

(a)	In this Agreement, where it relates to a Swedish entity, a reference to:

(i)	a composition, assignment or similar arrangement with any creditor includes a företagsrekonstruktion, konkursförfarande, or ackordsuppgörelse under the Swedish Bankruptcy Act (Sw. konkurslagen (1987:672)) or the Swedish Reorganisation Act (Sw. lag om företagsrekonstruktion (1996:764)) (as the case may be);

(ii)	a compulsory manager, receiver or administrator includes a förvaltare, företagsrekonstruktör, likvidator or god man under Swedish law;

(iii)	a guarantee includes any garanti under Swedish law which is independent from the debt to which it relates and any borgen under Swedish law which is accessory to or dependant on the debt to which it relates;

(iv)	merger, consolidation or amalgamation includes any fusion implemented in accordance with Chapter 23 of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551));

(v)	gross negligence means grov vårdslöshet under Swedish law;

(vi)	a reorganisation includes any contribution of part of its business in consideration of shares (apport) and any demerger (delning) implemented in accordance with Chapter 24 of the Swedish Companies Act;

(vii)	a winding-up, administration or dissolution includes a frivillig likvidation, or tvångslikvidation under Chapter 25 of the Swedish Companies Act, or företagsrekonstruktion or konkursförfarande under the Swedish Bankruptcy Act or the Swedish Reorganisation Act (as the case may be);

(viii)	“Constitutional Documents” means registreringsbevis and bolagsordning; and

(ix)	“insolvency” includes such member of the Group being subject to konkurs under the Swedish Bankrupcy Act, företagsrekonstruktion under the Swedish Companies Reorganisation Act or tvångslikvidation under Chapter 25 of the Swedish Companies Act.

(b)	If a Party incorporated in Sweden (the “Swedish Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Swedish Beneficiary”), the Swedish Obligated Party shall hold such money as agent for the Swedish Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. Lag om redovisningsmedel (1944:181)) and shall promptly pay or transfer the same to the Swedish Beneficiary or as the Swedish Beneficiary may direct.

(c)	For the avoidance of doubt, the Parties agree that any transfer by novation effected in accordance with Clause 24 (Changes to the Lenders) shall, in relation to any Security created or expressed to be created under a Transaction Security Document governed by Swedish law, take effect as an assignment and/or transfer of a proportional interest in relation to such security interests.

(d)	Notwithstanding any other provision in this Agreement, the release of any perfected Security (or Security purported to be perfected) created under a Transaction Security Document governed by Swedish law (“Swedish Security”) or the disposal (including, without limitation, any amalgamation, demerger, merger, consolidation, corporate reconstruction (however only if any of the preceding actions involve the absorption of an entity incorporated in Sweden and the shares of which are subject to Swedish Security) or any conversion, set-off or forgiveness of indebtedness which is subject to perfected Swedish Security) or transfer of any asset which is subject of such Swedish Security shall (unless the proceeds from a disposal of the relevant secured assets are to be paid immediately to the Security Agent and are applied in prepayment of amounts outstanding under this Agreement) always be subject to the prior written consent of the Security Agent, such consent to be granted at the Security Agent’s sole discretion. Each Secured Party authorises the Security Agent to release such Swedish Security or the disposal or transfer of any asset which is subject of such Swedish Security at its discretion without notification or further reference to the Secured Parties.

2	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	a sterling term loan facility in an aggregate amount equal to the Total Facility B1 Commitments; and

(b)	a euro term loan facility in an aggregate amount equal to the Total Facility B2 Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Agent by no later than the date falling 10 Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.5 (Right of Cancellation in Relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(A)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Agent being satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Agent or the Security Agent otherwise agree or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £2,000 and the Company shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(f)	Clause 24.4 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ Rights and Obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	Each Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.4	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Document irrevocably appoints the Company to act on its behalf as its agent (and also as its “mandatario con rappresentanza” pursuant to Italian law) in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Document, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may increase that Obligor’s obligations however fundamentally, whether by increasing the liabilities guaranteed by, or otherwise affecting that, Obligor, and to give confirmations as to the continuation of surety obligations, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the relevant Obligor shall be bound as though that Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	For the purposes of the provisions of this Agreement (including, but not limited to this Clause 2.4) each Obligor exempts the Company, to the extent legally possible, from any restrictions on self-dealing and multi-representation set out in section 181 of the BGB and any similar restriction under any applicable laws.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facilities, towards:

(a)	cancellation and repayment in full of the Existing Revolving Facility Agreement; and

(b)	the general corporate and working capital purposes of the Group including, without limitation, the funding of its Subsidiaries, any Capital Expenditure, any Permitted Acquisitions, any restructuring costs and reorganisation costs and upstreaming amounts (as permitted pursuant to paragraph (c) of the definition of “Permitted Payment”) (whether by way of repayment of intercompany loan or Shareholder Loans existing on the Closing Date, distribution or otherwise) to AMC Topco (in an amount as permitted pursuant to this Agreement).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Conditions Precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) in relation to any Loan if on or before the Utilisation Date for that Loan, the Agent has received (or waived receipt of) all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably).

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Maximum Number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Loans more than two Loans would be outstanding.

5	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and Amount);

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods).

(b)	Only one Facility B1 Loan and one Facility B2 Loan may be requested in a Utilisation Request.

(c)	No Utilisation Request may be given by a Borrower during a CoC Notice Period.

5.3	Currency and Amount

(a)	The currency specified in a Utilisation Request must be:

(i)	the Base Currency (in respect of a Utilisation Request for a Loan under Facility B1); and

(ii)	euro (in respect of a Utilisation Request for a Loan under Facility B2.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of £1,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is euro, a minimum of €1,000,000 or, if less, the Available Facility.

5.4	Lenders’ Participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office by the Specified Time.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6	REPAYMENT

(a)	The Borrowers shall repay, or procure the repayment of, the aggregate outstanding Loans in full on the Termination Date.

(b)	The Borrowers may not reborrow any part of a Facility which is repaid.

7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If after the date of this Agreement (or, if later the date the relevant Lender becomes a party) it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled or, as the case may be, on such date that Lender’s Commitment shall be transferred to another person pursuant to Clause 36.4 (Replacement of Lender); and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 36.4 (Replacement of Lender), the applicable Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary Cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of £500,000) of the Available Facility. Any cancellation under this Clause 7.2 shall reduce the Commitments of the Lenders rateably.

7.3	Voluntary Prepayment

A Borrower to which a Loan has been made may, if it or the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of £500,000).

7.4	Right of Cancellation and Repayment in Relation to a Single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax Gross Up); or

(ii)	any Lender claims indemnification from the Company or an Obligor under Clause 13.3 (Tax Indemnity) or Clause 14.1 (Increased Costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or to require the transfer of that Lender’s rights and obligations pursuant to Clause 36.4 (Replacement of Lender).

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero or transfer to another person pursuant to Clause 36.4 (Replacement of Lender).

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in that Loan together with all interest and other amounts accrued under the Finance Documents, and/or the relevant Lender shall transfer its rights and obligations pursuant to Clause 36.4 (Replacement of Lender).

7.5	Right of Cancellation in Relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8	MANDATORY PREPAYMENT

8.1	Exit

(a)	Upon the occurrence of a Change of Control or a Sale, the Company will promptly notify the Agent and each Lender, and each such Lender shall have a period of 30 days after the date of such notice given by the Company to the Agent and each Lender (such period being the “CoC Notice Period”) to determine whether it will require its Available Commitment to be cancelled and all amounts payable under the Finance Documents to that Lender by the Obligors to be immediately due and payable.

(b)	If, prior to the end of the CoC Notice Period, a Lender has served notice to the Agent requiring that its Available Commitment should be cancelled and that all amounts payable under the Finance Documents to that Lender by the Obligors is to be immediately due and payable then on such date in respect of such Lender:

(i)	the Available Commitments of such Lender will be cancelled and such Lender shall have no obligation to participate in further Loans requested under this Agreement; and

(ii)	all amounts payable under the Finance Documents by any Obligor to such Lender will become immediately due and payable and the Obligors will immediately prepay or procure the prepayment of all Loans provided by that Lender.

8.2	Disposal and Insurance Proceeds

(a)	For the purposes of this Clause 8.2 and 8.3 (Application of Mandatory Prepayments):

“Disposal” means a sale, lease, licence, transfer or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Disposal Proceeds” means the Net Proceeds received by any member of the Group for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

“Excluded Disposal Proceeds” means any proceeds of any Disposal which is or which are:

(i)	in respect of the Baltic Sale or the Post-Closing Swedish Transfer;

(ii)	made in accordance with the definition of Permitted Disposal other than under paragraphs (g), (k), (l), (m) and (p) of such definition; or

(iii)	Net Proceeds not falling under paragraphs (i) and (ii) above, the Net Proceeds of which when aggregated with the Net Proceeds of other Disposals not falling under paragraphs (i) and (ii) above do not exceed an amount of £15,000,000 over the life of the Facilities.

“Excluded Insurance Proceeds” means any proceeds of insurance claims:

(i)	which are to be applied to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group;

(ii)	applied for a Permitted Reinvestment Purpose within 12 Months of receipt or which are committed to be applied within 12 Months and are so applied within 18 Months of receipt (or such longer periods as the Majority Lenders may agree); or

(iii)	not falling under paragraph (i) above, which when aggregated with the Net Proceeds of other insurance claims not falling under paragraph (i) above do not exceed an amount of £15,000,000 over the life of the Facilities provided that the Net Proceeds of an insurance claim under paragraph (i) above shall be disregarded for the purposes of calculating the amount of the Net Proceeds under this sub paragraph.

“Insurance Proceeds” means the Net Proceeds of any insurance claim received by any member of the Group other than third party liability, public liability, business interruption, loss of earnings, directors liability or similar claims received by members of the Group and except for Excluded Insurance Proceeds.

“Net Proceeds” means the cash proceeds received by a member of the Group (and, if the recipient is not a wholly owned Subsidiary of a member of the Group, the proceeds proportionate to the interest held by the Group in the recipient) from any Disposal or insurance claim after deducting (where applicable):

(i)	reasonable and properly incurred fees, costs and expenses incurred by any member of the Group with respect to that Disposal or claim to persons that are not members of the Group (including without limitation any contracted bonus payments to management of the disposed business);

(ii)	any tax incurred and required to be paid for by any member of the Group in connection with that Disposal or claim or the transfer of the proceeds amongst members of the Group to the extent permitted by this Agreement;

(iii)	amounts retained by any member of the Group to cover contingent liabilities reasonably expected to arise in connection with and within 12 months of the Disposal, as certified by two directors or other officers of the Company who have the authority to legally bind the Company (one of whom must be the Chief Finance Director or the Group Managing Director) (provided that any amounts not actually incurred within 12 months shall then be applied in prepayment); or

(iv)	repayment by any member of the Group of third party debt which constitutes Permitted Financial Indebtedness (other than the Facilities) (including payment of any related breakage costs) secured on the assets subject to that disposal which is to be prepaid out of those proceeds (provided that such debt was not incurred or increased in contemplation of the relevant Disposal);

“Permitted Reinvestment Purpose” means the purchase, replacement or repair of assets for use in the business, non-recurring restructuring or reorganisation costs or the refinancing of any of the foregoing.

(b)	Subject to the Intercreditor Agreement, the Company shall ensure that the Borrowers prepay Loans, and cancel Available Commitments, in amounts equal to the following amounts at the time contemplated by Clause 8.3 (Application of Mandatory Prepayments and Cancellations) the amount of:

(i)	Disposal Proceeds; and

(ii)	Insurance Proceeds.

8.3	Application of Mandatory Prepayments and Cancellations

(a)	Unless the Company makes an election under paragraph (b) below, the Borrowers shall prepay Loans, in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds.

(b)	Subject to paragraph (c) below, the Company may elect that any prepayment under paragraph (b) of Clause 8.2 (Disposal and Insurance Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(c)	If the Company has made an election under paragraph (b) above but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.4	Right to Refuse Prepayment

(a)	The Agent shall notify the Lenders as soon as practicable of any proposed prepayment of the Loans under Clause 7.3 (Voluntary prepayment) or Clause 8.2 (Disposal and Insurance Proceeds).

(b)	Any Lender (a “Non-Accepting Lender”) to which the proposed payment under Clause 7.3 (Voluntary prepayment of Loans) or Clause 8.2 (Disposal and Insurance Proceeds) would otherwise be made may, by giving notice to the Agent not less than three (3) Business Days prior to the date on which a prepayment referred to in paragraph (a) above is to be made (or such shorter period as the Company and the Majority Lenders may agree) waive its right to receive such prepayment to the extent specified in its notice.

(c)	If any Non-Accepting Lender delivers any notice under paragraph (b) above, the amount in respect of which that Non-Accepting Lender has waived its right to prepayment (the “Waived Amount”) will be offered to the Lenders that are not Non-Accepting Lenders pro rata to their respective participations, provided that any balance of the Waived Amount not so distributed may (at the Company’s election) be retained by any member of the Group and/or be applied by any member of the Group in accordance with the terms of this Agreement (except for application to any Non-Accepting Lenders).

8.5	General

(a)	All prepayments to be made under paragraph (b) of Clause 8.2 (Disposal and Insurance Proceeds) are subject to permissibility under local law (including, without limitation, financial assistance, corporate benefit restrictions on up streaming of cash intra group and the fiduciary and statutory duties of the directors or officers (or in other circumstances where they are under a material risk of personal liability)) of the relevant members of the Group). There will be no requirement to make any such prepayment where Tax or other cost to the Group of making that payment or making funds available to another member of the Group to enable such payment to be made is equal to or exceeds five per cent. of the amount to be prepaid. The Company shall ensure that members of the Group use their reasonable endeavours to overcome any restrictions and/or minimise any costs of prepayment (including using funds available elsewhere in the Group which are not subject to such restrictions, to make such payment). If at any time those restrictions are removed, any relevant proceeds will be applied in prepayment of the Facilities at the end of the then current Interest Period (unless an Event of Default has occurred and is continuing in which case such relevant proceeds shall become immediately due and payable).

(b)	Amounts pending application in prepayment (other than amount arising on a Change of Control or Sale), or in the purchase of, or reinvestment in, assets or amounts available for other purposes permitted above, including as a consequence of the limitations in this Agreement, will be available for general corporate purposes of the Group and will not be required to be deposited in a holding or blocked account.

(c)	Where Excluded Disposal Proceeds and Excluded Insurance Proceeds include amounts which are intended to be used for a specific purpose within a specified period (as set out in the relevant definition of Excluded Disposal Proceeds or Excluded Insurance Proceeds), the Obligors’ Agent shall ensure that those amounts are used for that purpose and shall promptly upon request deliver a certificate to the Agent confirming the amounts (if any) which have been so applied and the time periods within which they were applied.

9	RESTRICTIONS

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other Amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to Clause 12.4 (Prepayment Fees), without premium or penalty.

9.3	Reborrowing of Facility

Any part of a Facility which is prepaid or repaid may not be reborrowed.

9.4	Prepayment in Accordance with Agreement

No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s Receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Loan under a Facility is repaid or prepaid, that Lender’s Commitment under that Facility shall be reduced and cancelled by an amount equal to the amount repaid or prepaid.

9.8	Pro Rata Application

Unless expressly provided to the contrary in this Agreement, all prepayments of a Loan (or part of a Loan) shall be applied to the Lenders with participations in that Loan pro rata to their participations.

10	INTEREST

10.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the following percentage rate per annum:

(a)	from the Closing Date until and including the first anniversary of the Closing Date, 10.75 per cent. per annum; and

(b)	thereafter, until the Termination Date, 11.25 per cent. per annum.

10.2	Payment of Interest

(a)	Subject to paragraph (b) below, any interest accruing in respect of a Loan shall be capitalised on the last day of each Interest Period for that Loan and shall then be added to the outstanding principal amount of that Loan (with each Lender’s participation in that Loan being increased by an amount equal to its pro rata share of the aggregate amount so capitalised). Any such interest shall after being capitalised, be treated for all purposes of this Agreement as part of the principal amount of that Loan.

(b)	Notwithstanding paragraph (a) above, the Company may (in its sole discretion) notify the Agent in writing at least five (5) Business Days prior to the beginning of the relevant Interest Period that it elects to pay in cash any amount of accrued interest for that Interest Period, in which case the relevant Borrower(s) shall pay the relevant amount of accrued interest on the last day of that Interest Period with the remainder of the accrued interest capitalising at the interest rate in accordance with paragraph (a) above. If no such notice is delivered, the whole amount of accrued interest for the relevant Interest Period shall capitalise in accordance with paragraph (a) above.

10.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3(a) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. (2%) higher than the rate which would have applied if the overdue amount had not become due.

(c)	To the extent permitted under any applicable law and/or regulation, default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

11	INTEREST PERIODS

11.1	Interest Periods and Terms

(a)	Each Interest Period shall be 3 Months or such other period agreed between the Company and the Agent (acting on the instructions of all the Lenders).

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	Each Interest Period shall start on the Utilisation Date or (if the Loan has already been made) on the last day of the preceding Interest Period.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	FEES

12.1	Closing Payments

The Company shall pay (or shall procure payment of the same) to the Original Lenders the closing payments (the “Closing Payments”) as specified in the Closing Payment Letter.

12.2	Agency Fees

The Company shall pay to the Agent and the Security Agent (for their own account) fees in the amount and at the times agreed in the relevant Fee Letter.

12.3	No Deal, No Fees

Notwithstanding any other provision of the Finance Documents, no fees, commissions, costs or expenses under this Agreement or any other Finance Document (other than the agreed reasonable legal fees, costs and expenses reasonably and properly incurred up to an amount pre-agreed with the Group) shall be payable unless the Closing Date occurs.

12.4	Prepayment Fees

(a)	Subject to paragraph (b) below, if any prepayment (in whole or in part) of any principal amount of a Loan is made:

(i)	under Clause 7.3 (Voluntary Prepayment);

(ii)	under Clause 8.2 (Disposal and Insurance Proceeds); or

(iii)	pursuant to an event under Clause 23.16 (Acceleration),

at any time during the Non-Call Period, then on the date of such prepayment, in addition to all other sums required to be paid under this Agreement in connection with such prepayment, including without limitation all accrued and unpaid interest, the relevant Borrower shall pay to the Agent, for the account of the Lenders pro rata to their participation in the Facilities at the time of prepayment, a prepayment fee equal to the amount provided for in Column B below for the applicable time period and source of funding identified in Column A below, and such prepayment fee shall apply to such principal amount so prepaid.

Column A	Column B
From and including the Closing Date up to (but excluding) the date falling 12 Months after the Closing Date (the “First Call Date”) and funded other than directly or indirectly from the proceeds of an AMC DIP Financing	The Make-Whole Premium (as defined in paragraph (e) below)
From and including the Closing Date up to (but excluding) the First Call Date, and funded directly or indirectly from the proceeds of an AMC DIP Financing	Six per cent. (6%) of the principal amount being repaid
From and including the First Call Date up to (but excluding) the date falling 24 Months after the Closing Date	Two point five zero per cent. (2.50%) of the principal amount being repaid

(b)	For the avoidance of doubt, no Borrower shall be obliged to pay a prepayment fee to any Lender pursuant to paragraph (a) above to the extent that that Lender is being prepaid pursuant to Clause 7.1 (Illegality), Clause 7.4 (Right of Cancellation and Repayment in relation to a Single Lender), Clause 7.5 (Right of Cancellation in relation to a Defaulting Lender), Clause 8.1 (Exit), Clause 36.4 (Replacement of Lender) or Clause 36.6 (Replacement of a Defaulting Lender).

(c)	If any prepayment (in whole or in part) of any principal amount of a Loan is made in connection with a Change of Control or Sale pursuant to Clause 8.1 (Exit), then on the date of such prepayment, in addition to all other sums required to be paid under this Agreement in connection with such prepayment, including without limitation all accrued and unpaid interest (including capitalised interest), the relevant Borrower shall pay to the Agent, for the account of the relevant Lender a prepayment fee equal to one per cent (1%) of the principal amount being repaid.

(d)	The Make-Whole Premium shall be calculated by the Agent or on behalf of the Agent by such person as the Agent shall designate with the Agent and its delegate (if any) acting reasonably and in good faith.

(e)	For the purposes of this Clause 12.4:

“AMC DIP Financing” means any facility provided to AMC Topco and/or one of its Subsidiaries, as a debtor and debtor-in-possession pursuant to section 364 of title 11 of the United States Code (the “Bankruptcy Code”) in any case(s) commenced by or against AMC Topco and/or one or more of its subsidiaries under chapter 11 of the Bankruptcy Code (“Bankruptcy Case”) the proceeds of which facility are used, at least in part, to pay all amounts outstanding (including the outstanding principal amount, accrued and unpaid interest (including capitalised interest), and any other fees owed pursuant to this Agreement, if applicable) under this Agreement prior to the Termination Date.

“Bund Rate” means, as of any prepayment date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where: (w) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such prepayment date to the First Call Date, and that would be utilised, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Loan and of a maturity most nearly equal to the First Call Date; (x) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations; (y) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and (z) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Company of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m., Frankfurt, Germany time on the third Business Day preceding the relevant date.

“Gilt Rate” means, with respect to any Prepayment Date (as defined below), the yield to maturity as of such Prepayment Date of UK Government Securities with a fixed maturity (as compiled by the Office for National Statistics and published in the most recent Financial Statistics that have become publicly available at least two Business Days prior to such prepayment (or, if such Financial Statistics are no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Prepayment Date to the First Call Date, provided, however, that if the period from such Prepayment Date to the First Call Date is less than one year, the weekly average yield on actually traded UK Government Securities denominated in sterling adjusted to a fixed maturity of one year shall be used.

“Make-Whole Premium” means an amount equal to the excess of:

(i)	the present value on the date of such prepayment (the “Prepayment Date”) of (x) 102.5 per cent. of the principal amount so repaid, prepaid or transferred (the “Prepayment Amount”) plus (y) all required and scheduled interest payments that would otherwise have accrued or been due on the Prepayment Amount (including capitalised amounts) from (and including) the Prepayment Date to (and excluding) the First Call Date computed upon the Prepayment Date using a discount rate equal to:

(A)	in relation to Facility B1, the Gilt Rate at such Prepayment Date plus fifty (50) basis points; or

(B)	in relation to Facility B2, the Bund Rate at such Prepayment Date,

over

(ii)	the principal amount of the Prepayment Amount.

“UK Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United Kingdom (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such government is given.

(f)	All parties to this Agreement (other than the Agent and the Security Agent) agree and acknowledge that a payment or prepayment or repayment of or recovery in respect of a Loan in the circumstances referred to in paragraph (a) above shall cause commercial harm to the interests of the Lenders under such Loan, and the prepayment premia payable pursuant to this Clause: (x) constitute reasonable and proportionate compensation for such harm, (y) are the product of an arm’s length transaction between sophisticated parties having received independent legal advice and (z) are payable notwithstanding the then prevailing market conditions at the time payment of the prepayment premia is made. Each Obligor expressly waives (to the fullest extent permitted by law) the provisions of any present or future law which prohibits or may prohibit the collection of the prepayment premia in any of the circumstances set out in the aforementioned Clause 12.4.

13	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“CTA” means the Corporation Tax Act 2009.

“ITA” means the Income Tax Act 2007.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(A)	a Lender:

(1)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:

(1)	a company resident in the United Kingdom for United Kingdom tax purposes;

(2)	a partnership each member of which is:

(a)	a company so resident in the United Kingdom; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(C)	a Treaty Lender; or

(ii)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax Gross Up) or a payment under Clause 13.3 (Tax Indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	meets all other conditions in the Treaty for full exemption from Tax imposed by the United Kingdom on interest payable to that Lender in respect of an advance under a Finance Document, subject to the completion of any necessary procedural formalities.

“Treaty State” means, in respect of a payment of interest under the Finance Documents, a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on such payment.

“UK Non-Bank Lender” means a Lender which becomes a Party after the day on which this Agreement is entered into and which gives a Tax Confirmation in the documentation which it executes on becoming a Party.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination, acting reasonably.

13.2	Tax Gross Up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender” and:

(A)	an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender” and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief, that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraphs (g), (h) and (i) (as applicable) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	Subject to paragraph (h) below, a Treaty Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A Treaty Lender which becomes a Party:

(i)	on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part A of Schedule 1 (The Original Parties); and

(ii)	after the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (g) above.

(i)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (h) above and:

(i)	a Borrower making a payment to that Lender has not filed a duly completed form DTTP2 in respect of such Lender; or

(ii)	a Borrower making a payment to that Lender has filed a duly completed form DTTP2 in respect of such Lender but:

(A)	that filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the filing,

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(j)	Where a Lender includes the indication described in paragraph (h)(i) above the Borrower shall, to the extent that that Lender is a Lender under a Facility made available to the Borrower pursuant to Clause 2.1 (The Facilities), file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement.

(k)	Where a Lender includes the indication described in paragraph (h)(ii) above, the Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of the documentation which such Lender executes on becoming a Party as a Lender.

(l)	If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with paragraph (h) above, no Obligor shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(m)	A Borrower shall, promptly on filing a duly completed form DTTP2 with HM Revenue & Customs in respect of a Treaty Lender, deliver a copy of that form DTTP2 to the Agent for delivery to the relevant Lender.

(n)	A UK Non-Bank Lender shall promptly notify the Company and the Agent if there is any change in the position from that set out in the Tax Confirmation.

13.3	Tax Indemnity

(a)	The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, or, if different, under the law of the jurisdiction in which that Finance Party’s permanent establishment is located (or deemed to be located) in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax Gross Up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax Gross Up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax Gross Up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party; or

(D)	(for the avoidance of doubt) relates to any Bank Levy; or

(E)	is compensated for by Clause 13.6 (Stamp Taxes) or would have been so compensated for by Clause 13.6 (Stamp Taxes) but was not so compensated solely because the exclusion in Clause 13.6 (Stamp Taxes) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If an Obligor is required to make a Tax Deduction from a payment to a Treaty Lender, in respect of which that Obligor has made a Tax Payment to that Treaty Lender, then that Treaty Lender shall use all reasonable efforts to claim a repayment from the tax authority of the Tax so deducted or withheld and any such repayment obtained by that Treaty Lender shall, for the avoidance of doubt, constitute a Tax Credit which is attributable to the relevant Tax Deduction in consequence of which the Tax Payment was required and which has been obtained and utilised by that Treaty Lender for the purposes of Clause 13.4(a) above.

13.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the documentation which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If such a Lender fails to indicate its status in accordance with this Clause 13.5 then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party shall not be invalidated by any failure of a Lender to comply with this Clause 13.5.

13.6	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, other than (for the avoidance of doubt) in relation to any assignment, transfer, sub-participation or sub-contracting of any Finance Party’s rights under any Finance Document.

13.7	VAT

(a)	All amounts expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document and that Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	If VAT is chargeable on any supply made by a Finance Party to any Party under a Finance Document and if reasonably requested by the Finance Party, the Party shall promptly give the Finance Party details of its VAT registration number and any other information as is reasonably requested in connection with the Finance Party’s VAT reporting requirements for the supply.

13.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

14	INCREASED COSTS

14.1	Increased Costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law of regulation after the date of this Agreement or if later, the date upon which the relevant Finance Party became a Lender;

(ii)	compliance with any law or regulation made after the date of this Agreement or if later, the date upon which the relevant Finance Party became a Lender; or

(iii)	the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.

(b)	In this Agreement:

(i)	“Basel III” means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III”; A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

(B)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

(ii)	“CRD IV” means:

(A)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and

(iii)	“Increased Costs” means:

(A)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased Cost Claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by a Party;

(ii)	attributable to a FATCA Deduction required by law to be made by a Party;

(iii)	attributable to a Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy).

(iv)	compensated for by Clause 13.3 (Tax Indemnity) (or would have been compensated for under Clause 13.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax Indemnity) applied);

(v)	attributable to the implementation or application of or compliance with the International Convergence of Capital Measurement and Capital Standards, a Revised Framework published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding an amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulators, Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or CRD IV or any other law or regulation which implements Basel III or CRD IV (in each case, except to the extent that the relevant Finance Party was aware of (or could reasonably be expected to have been aware of) that Increased Cost on the date on which it became a Finance Party under this Agreement); or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation or of any Finance Document.

(b)	In this Clause 14.3 reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15	OTHER INDEMNITIES

15.1	Currency Indemnity

(a)	If any sum due from an Obligor, AMC Topco or a Security Provider under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor or Security Provider or AMC Topco; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor or (in the case of a Security Provider or AMC Topco) the Company shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor, AMC Topco and each Security Provider waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other Indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor, AMC Topco or a Security Provider to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

15.4	Indemnity to the Security Agent

(a)	The Company shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 17 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by any Obligor, AMC Topco or any Security Provider in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	Each Obligor expressly acknowledges and agrees that the continuation of its indemnity obligations under this Clause 15.4 will not be prejudiced by any release or disposal under or in accordance with the terms of the Intercreditor Agreement.

(c)	Upon termination of this Agreement, the rights and obligations of the Parties under this Clause 15.4 shall survive and remain in full force and effect. Termination shall not affect or prejudice any right to damages or other remedy which the Security Agent might have in respect of this Clause 15.4.

(d)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

16	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in a Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Indemnities) or Clause 14 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of Liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17	COSTS AND EXPENSES

17.1	Transaction Expenses

The Company shall (subject to any arrangements agreed prior to the date of this Agreement) promptly on (and in any event within 3 Business Days of) demand pay the Agent (subject to Clause 27.16 (Agent’s Management Time)) and the Security Agent the amount of all costs and expenses (including legal fees and, in relation to any fees incurred in relation to a Spanish Obligor or Spanish Transaction Security Documents only, notarial or registration fees, taxes and stamp duty) reasonably incurred by any of them (and, in the case of the Security Agent by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment Costs

If (a) an Obligor, AMC Topco or a Security Provider requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.10 (Change of Currency), the Company shall, promptly on (and, in any event, within 3 Business Days of) demand, reimburse each of the Agent (subject to Clause 27.16 (Agent’s Management Time)) and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and Preservation Costs

The Company shall promptly on (and, in any event, within 3 Business Days of) demand, pay to the Secured Parties the amount of all costs and expenses (including legal fees and, in relation to a Spanish Obligor or Spanish Transaction Security Documents only, notarial or registration fees or the fees and costs of any Spanish court clerk (procurador de los tribunales) even if their intervention is not mandatory) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

18	GUARANTEE AND INDEMNITY

18.1	Guarantee and Indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of Defences

(a)	The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate Recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ Rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment Mechanics).

18.9	Release of Guarantors’ Right of Contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Guarantee Limitations: General

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or section 82 of the Companies Act 2014 of Ireland and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Document applicable to such Additional Guarantor.

18.12	Guarantee Limitations: Finland

Notwithstanding any other provisions of this Agreement, the obligations of a Finnish Obligor under this guarantee shall not apply to any liability to the extent (and only to the extent) that it would result in this guarantee constituting unlawful financial assistance or unlawful distribution of assets within the meaning of the mandatory provisions of Chapter 13, Section 1 or Chapter 13, Section 10 of the Finnish Companies Act (in Finnish: osakeyhtiölaki, 624/2006, as amended). For the avoidance of doubt, the limitation referred to above shall not apply in respect of a Finnish Obligor to any amount made available to or owed by that Finnish Obligor or any of its direct or indirect Subsidiaries under the Finance Documents. The Finnish Act on Guarantees and Third Party Pledges (in Finnish: laki takauksesta ja vierasvelkapanttauksesta, 361/1999, as amended) does not apply to this Agreement and to the guarantee constituted hereby.

18.13	Guarantee Limitations: Germany

(a)	In this Clause 18.13:

“AktG” means the German Stock Corporation Act (Aktiengesetz).

“Auditor’s Determination” means a determination pursuant to paragraph (b)(iv) below.

“BGB” means the German Civil Code (Bürgerliches Gesetzbuch, BGB).

“DPLA” means a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as defined in Section 291 (1) AktG.

“GmbH” means (i) a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH), and/or (ii) a limited partnership (Kommanditgesellchaft) with a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) as general partner (Komplementär), in each case incorporated under the laws of Germany.

“GmbH Capital Impairment” means the GmbH Net Assets of a GmbH Guarantor falling below the amount (Entstehung einer Unterbilanz) required to maintain that GmbH Guarantor’s registered share capital (Stammkapital) or an increase of an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital).

“GmbH Guarantor” means a Guarantor that is a GmbH.

“GmbH Net Assets” means the net assets (Reinvermögen) of a GmbH Guarantor calculated in accordance with Section 42 GmbHG, Sections 242, 264 HGB and the generally accepted accounting principles applicable (Grundsätze ordnungsgemäßer Buchführung) from time to time in Germany as adjusted pursuant to paragraph (b)(vi) below.

“GmbHG” means the German Limited Company Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbHG).

“HGB” means the German Commercial Code (Handelsgesetzbuch, HGB).

“Limited Obligation” means any guarantee and any other liability, indemnity or other payment obligation of a GmbH Guarantor under this Clause 18.13 (Guarantees Limitations: Germany) or any other provision of the Finance Documents.

“Limited Upstream Obligations” means any Limited Obligation if and to the extent such Limited Obligation secures or relates to liabilities which are owed by direct or indirect shareholders of the relevant GmbH Guarantor (upstream) or Subsidiaries of such shareholders (such Subsidiaries do not to include the relevant GmbH Guarantor and any subsidiary of that relevant GmbH Guarantor) (cross-stream).

“Liquidity Impairment” means a GmbH Guarantor being unable to fulfil its liabilities towards its creditors.

“Management Notification” means the notification pursuant to paragraph (b)(iii) below.

“Subsidiary” means a subsidiary within the meaning of Sections 15 through 17 AktG.

(b)	GmbH Guarantee Limitation Language:

(i)	The Parties agree that if and to the extent any payment under any Limited Upstream Obligation would cause a GmbH Capital Impairment then the Finance Parties shall not enforce and any GmbH Guarantor shall, subject to paragraphs (ii) through (vii) below, have a defence (Einrede) against any claim under the Limited Upstream Obligation if and to the extent such GmbH Capital Impairment would occur.

(ii)	The restrictions in paragraph (i) shall not apply:

(A)	if and to the extent the Limited Upstream Obligation of the GmbH Guarantor secures any indebtedness under any Finance Document in respect of:

(1)	loans to the extent such loans are (directly or indirectly) on-lent (by way of a conduit loan (Durchleitungsdarlehen)) or otherwise passed on to the relevant GmbH Guarantor or its Subsidiaries;

(2)	bank guarantees or letters of credit that are issued for the benefit of any of the creditors of the GmbH Guarantor or the GmbH Guarantor’s Subsidiaries,

in each case, to the extent that any such on-lending or bank guarantees or letters of credit are still outstanding at the time of the enforcement of the relevant Limited Upstream Obligation; for the avoidance of doubt, nothing in this paragraph (ii) shall have the effect that such on-lent amounts may be enforced multiple times (under any security assignment of the relevant on-loan receivable or otherwise) (no double dip);

(B)	if, at the time of enforcement of the Limited Upstream Obligation, a DPLA (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation as dominating company (herrschendes Unternehmen) and the relevant GmbH Guarantor as a dominated company (beherrschtes Unternehmen), provided that:

(1)	the GmbH Guarantor is a Subsidiary of the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation; or

(2)	the GmbH Guarantor and the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation are both Subsidiaries of a joint (direct or indirect) parent company with such parent company as dominating entity (herrschendes Unternehmen), but in each case only if and to the extent that the existence of such DPLA renders Section 30 (1) sentence 1 GmbHG inapplicable;

(C)	if and to the extent any payment under the Limited Upstream Obligation is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the GmbH Guarantor against the relevant Obligor whose obligations are secured by the relevant Limited Upstream Obligation;

(D)	if and to the extent that the Security Agent demonstrates and proofs that such limitation is not necessary for the purpose of protecting the GmbH Guarantor's managing directors from the risk of personal liability pursuant to sections 43,30 of the GmbHG; or

(E)	if the relevant GmbH Guarantor has not complied with its obligations pursuant to paragraphs (iii) and/or (iv) (as applicable) below; however, if and to the extent that the relevant Limited Upstream Obligation has been enforced without regard to the restrictions contained in this paragraph (b) because the Management Notification and/or Auditor’s Determination has not (or not in a timely manner) been delivered pursuant to paragraphs (iii) and/or (iv) (as applicable) below, but the Auditor’s Determination has then been delivered within four months from its due date in accordance with paragraph (iv) below, the Finance Parties shall upon demand of the GmbH Guarantor to the Agent repay any amount received from the GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, provided that such demand for repayment is made to the Agent within one month (Ausschlussfrist) after the Auditor’s Determination had been delivered.

(iii)	If the relevant GmbH Guarantor does not notify the Agent within fifteen (15) Business Days after the making of a demand against that GmbH Guarantor under the relevant Limited Upstream Obligation:

(A)	to what extent such Limited Upstream Obligation is an upstream or cross-stream guarantee or indemnity; and

(B)	to what extent a GmbH Capital Impairment would occur as a result of an enforcement of the Limited Upstream Obligation (setting out in reasonable detail the amount of its GmbH Net Assets, providing an up-to-date pro forma balance sheet).

then the restrictions set out in paragraph (i) above shall cease to apply until a Management Notification has been provided.

(iv)	If the Agent disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant GmbH Guarantor to provide to the Agent within thirty-five (35) Business Days of receipt of such request a determination by the auditors appointed by the GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment under the Limited Upstream Obligation would cause a GmbH Capital Impairment subject to the terms set out under this paragraph (b). The Auditor's Determination shall include an up-to-date balance sheet of the GmbH Guarantor, which shall be prepared in accordance with this Clause 18.13, Section 42 GmbHG, Sections 242, 264 HGB and the generally accepted accounting principles applicable (Grundsätze ordnungsgemäßer Buchführung) applied by the GmbH Guarantor from time to time and shall contain further information (in reasonable detail) relating to adjustments set out in paragraph (vi) below. Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(v)	If, after it has been provided with an Auditor’s Determination which prevented it from demanding any or only partial payment under the Limited Upstream Obligation, the Agent ascertains in good faith that the financial conditions of the GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Agent (acting reasonably) may, at the GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such Auditors to determine whether (and, if so, to what extent) the GmbH Capital Impairment has been cured as result of the improvement of the financial condition of the GmbH Guarantor. The Agent may not arrange for the preparation of an Auditor’s Determination prior to the expiry of six months from the date of the issuance of the preceding Auditor’s Determination. The Agent may only demand payment under the Limited Upstream Obligation to the extent the Auditors determine that the GmbH Capital Impairment has been cured.

(vi)	The GmbH Net Assets shall be adjusted as follows:

(A)	the amount of any increase in the registered share capital of the relevant GmbH Guarantor which was carried out after the relevant GmbH Guarantor became a Party shall be deducted from the amount of the registered share capital (Stammkapital) of the relevant GmbH Guarantor if it was not permissible under the Finance Documents and has been carried out without the prior written consent of the Agent;

(B)	loans or other liabilities incurred by the relevant GmbH Guarantor in violation of the Finance Documents shall not be taken into account as liabilities; and

(C)	to the extent Section 253 (6), Section 268 (8) and/or Section 272 (5) HGB provide for a restriction on distribution, such restriction shall be taken into account and complied with when determining the amount available for enforcement and accordingly the GmbH Net Assets shall be reduced to the extent necessary to comply with the respective HGB Sections;

(vii)	Where a GmbH Guarantor claims in accordance with the provisions of this paragraph (b) that the Limited Upstream Obligation can only be enforced in a limited amount as a result of the GmbH Guarantor not having sufficient Net Assets to maintain its registered share capital, it shall realise at market value, to the extent lawful and commercially justifiable, any and all of its assets that are show in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary for the relevant GmbH Guarantor’s business (nicht betriebsnotwendig).

(c)	The Parties agree that if and to the extent any payment under any Limited Upstream Obligations would cause a Liquidity Impairment for such GmbH Guarantor then the Finance Parties hall not enforce and the GmbH Guarantor shall have a defence (Einrede) against any claim under the Limited Upstream Obligation if and to the extent such Liquidity Impairment would occur.

(d)	Where the provisions of this Clause 18.13 apply to a limited partnership (Kommanditgesellschaft), all references to the assets of a GmbH Guarantor shall mutatis mutandis include a reference to the assets of the general partner (Komplementär) of such limited partnership (Kommanditgesellschaft). If any of the Finance Parties enforces any Limited Upstream Obligation against a GmbH Guarantor which is a Subsidiary of another GmbH Guarantor, enforcement shall, in addition to the limitations set out in this Clause 18.13, further be limited to an amount which would not cause a GmbH Capital Impairment at such another GmbH Guarantor.

(e)	In addition to the restrictions set out in paragraphs (b) through (d) above, if the payment under and/or enforcement of any Limited Upstream Obligation against such GmbH Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) for a reimbursement of payments made under any Limited Upstream Obligation (including without limitation pursuant to Section 43 GmbHG and/or Section 826 BGB) (a “Liability Event”), the GmbH Guarantor shall have a defence (Einrede) against the Limited Upstream Obligation to the extent required in order not to incur such liability.

(f)	The restrictions set out in this Clause 18.13 do not affect the rights of the Finance Parties to claim any outstanding amount again at a later point in time if and to the extent the restrictions set out in this Clause 18.13 would allow such claim at the later point in time.

(g)	Notwithstanding anything to the contrary in this Agreement, this Clause 18.13 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

18.14	Guarantee Limitations: Spain

(a)	Any member of the Group incorporated in Spain acceding to this Agreement as an Additional Obligor will give the guarantee and indemnity as provided in this Clause 18 (Guarantee and Indemnity), as well as, subject to the Agreed Security Principles, entering into the relevant Spanish Transaction Security Documents, in consideration for the Spanish Obligor being an indirect beneficiary of this Agreement, by virtue among others of that Additional Obligor being funded (directly or indirectly) by the Company with proceeds of Loans under the Facilities within the purpose set forth in Clause 3.1(b) (Purpose) of this Agreement).

(b)	The Secured Parties hereby undertake that they shall, prior to any Event of Default occurring under Clause 23.7 (Insolvency Proceedings) and/or an automatic acceleration occurring pursuant to paragraph (b) of Clause 23.16 (Acceleration) (the “Triggers”), take steps to enforce any rights under or in connection with the Spanish Transaction Security Documents and any guarantee and indemnity given by any Spanish Obligor only in a reasonable manner which shall be commensurate with the benefit indirectly arising for the relevant Spanish Obligor from its entering into this Agreement. After the occurrence of a Trigger, the Secured Parties will no longer be bound by this undertaking.

(c)	Notwithstanding any other provisions of this Agreement, the guarantee provided by the Spanish Obligor does not apply to any liability arising from amounts borrowed by a Borrower under the Facilities towards any Permitted Acquisitions to the extent that it would result in such guarantee constituting unlawful financial assistance within the meaning of article 150 of the Spanish Companies Act, or any other legal provision that may substitute such article in the future.

18.15	Guarantee Limitations: Sweden

Notwithstanding anything to the contrary in this Agreement or any other Finance Document:

(a)	the obligations and liabilities of each Swedish Obligor under the Finance Documents shall be limited if (and only if) and to the extent required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) in force from time to time regulating (i) distribution of assets (including profits and dividends and any other form of transfer of value (Sw. värdeöverföring) within the meaning of the Swedish Companies Act) and (ii) unlawful financial assistance (assuming, in each case, that all steps open to each Swedish Obligor and all its shareholders to authorise its obligations under the Finance Documents have been taken), and it is understood that the liability and obligation of each Swedish Obligor under the Finance Documents only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act:

(b)	the guarantee and the obligations of NCG Holding AB (reg. no. 559094-8328), Filmstaden AB (reg. no. 556035-1651) and Filmstaden Media AB (reg. no. 556379-4014) under this Agreement and any other Finance Document shall be limited to its own, any wholly-owned subsidiaries’ and the Company’s obligations and liabilities under this Agreement and any other Finance Document.

19	REPRESENTATIONS

19.1	General

(a)	Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party.

(b)	Save where otherwise provided, the representations and warranties set out in this Clause 19 are made by each Obligor in respect of itself and its Subsidiaries to each Finance Party.

19.2	Status

(a)	It and each of its Subsidiaries is a limited liability entity duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation.

(b)	It and each of its Subsidiaries has the power to own its material assets and carry on its business as it is being conducted in all material respects.

19.3	Binding Obligations

Subject to the Legal Reservations:

(a)	the obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	subject to the Perfection Requirements (without limiting the generality of paragraph (a) above), each Transaction Security Document to which it is a party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

19.4	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	on the date of this Agreement, any law or regulation applicable to it;

(b)	at any time after the date of this Agreement, any law or regulation applicable to it to an extent which has or would be reasonably likely to have a Material Adverse Effect;

(c)	its Constitutional Documents; or

(d)	any agreement or instrument binding upon it or any Subsidiary or any of its or any Subsidiary’s assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case to such an extent or in such a manner which gives rise to or would be reasonably likely to give rise to a Material Adverse Effect.

19.5	Power and Authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

19.6	Validity and Admissibility in Evidence

(a)	Subject to the Legal Reservations and Perfection Requirements, all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect except any Authorisation referred to in Clause 19.9 (No Filing or Stamp Taxes), which Authorisations will be promptly obtained or effected within any applicable time after the date of this Agreement as under the Agreed Security Principles.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

19.7	Governing Law and Enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Subject to the Legal Reservations and paragraphs (c) and (d) below, any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

(c)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the United Kingdom will be recognised and enforceable by the courts of Sweden provided that (i) the Convention on Choice of Court Agreement concluded on 30 June 2015 (the “Hague Convention”) or (ii) any other convention having the same effect as the Hague Convention, is in force and is applicable to such judgment in respect of that Finance Document.

(d)	Any judgments obtained by courts outside of Germany will be recognised and enforced in Germany subject to certain conditions, requirements and rules of procedures relating to recognition and enforcement of judgements as set out in the German Act on Civil Procedures (Zivilprozessordnung, ZPO), the EU regulation No 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (recast) and/or any international treaties and conventions, as the case may be.

19.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency Proceedings); or

(b)	creditors’ process described in Clause 23.8 (Creditors’ Process),

has been taken or, to the knowledge of any Obligor, threatened in relation to any member of the Group; and none of the circumstances described in Clause 23.6 (Insolvency) apply to any member of the Group.

19.9	No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

(a)	registration of particulars of the English law governed Transaction Security Documents at the Companies Registration Office in England and Wales under section 860 of the Companies Act 2006;

(b)	registration of particulars of the Swedish law governed Transaction Security Documents at the Swedish Intellectual Property Office (Sw. Patent- och Registreringsverket);

(c)	registration of any business mortgages and pledges over intellectual property rights granted under the Finnish law governed Security Documents and payment of associated fees;

(d)	in case of registration or filing in the Republic of Italy of any Finance Documents (whether voluntary or not, including if made in connection with court or administrative proceedings), in case of enunciation (enunciazione) or in case of use (caso d’uso), as defined in the Italian Presidential Decree no. 131 of 1986;

(e)	any notarial fees connected to any share pledge agreement governed by German law;

(f)	the notarial fees connected with any endorsement by way of security of the shares certificates to be executed in connection with the pledge over the shares of UCI Italia S.p.A.; and

(g)	any notarial fees connected to any pledge agreement or promissory security agreement governed by Spanish law and any notarial and registration fees and stamp duty connected to any mortgage governed by Spanish law (and registration thereof), along with, in each case payment of associated fees which shall in each case be made within all applicable time periods under the relevant laws and paid promptly after the date of the relevant Finance Document. This representation does not apply to any transfer or assignment of any Finance Party’s rights under any Finance Document.

19.10	Deduction of Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to:

(a)	a Lender which is a Qualifying Lender (other than a Treaty Lender) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned; or

(b)	a Treaty Lender where the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

19.11	No Default

(a)	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the making of any Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	To the best of the knowledge and belief of each Obligor (having made due enquiry), no event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

19.12	Financial Statements

(a)	The written factual information provided to the Finance Parties by or on behalf of the Company or any other member of the Group prior to the date of this Agreement (the "Information") is true and accurate in all material respects (taken as a whole) and has been provided in good faith as at the date it is provided or as at the date (if any) at which it is stated, taking into account always that the Information has been provided in response to specific requests from the Finance Parties (and the Company gives no statement, representation or warranty that the Information itself is sufficient to satisfy the requests of the Financing Parties);

(b)	The most recent financial statements delivered pursuant to Clause 20.1 (Financial Statements) have been prepared in accordance with either the Accounting Principles or the Accepted Alternative Accounting Principles and fairly present the results of operations for the period and companies to which they relate.

19.13	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which if adversely determined against any member of the Group would be reasonably likely to have a Material Adverse Effect have been started or threatened in writing against it or any member of the Group.

19.14	No Breach of Laws

(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due enquiry) threatened in writing against it or any of its Subsidiaries where that claim has or is reasonably likely, if determined against it or its Subsidiary, to have a Material Adverse Effect.

19.15	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax (other than where such payment is being contested in good faith by appropriate process and may be lawfully withheld, and in respect of which adequate reserves are being maintained) in an amount which has or is reasonably likely to have a Material Adverse Effect.

(b)	No claims or investigations have (to the best of its knowledge and belief (having made due enquiry)) been, or are reasonably likely to be, made, conducted or asserted against it (or any of its Subsidiaries) with respect to Taxes which if adversely determined would have or would be reasonably likely to have a Material Adverse Effect.

(c)	It is resident for Tax purposes only in its jurisdiction of incorporation.

19.16	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of the Company or any Subsidiary other than as permitted by this Agreement.

(b)	Neither the Company nor any of its Subsidiaries has any Financial Indebtedness outstanding other than as permitted by this Agreement.

19.17	Ranking

Subject to the Legal Reservations and the Perfection Requirements, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking Security, except as otherwise permitted or not prohibited under this Agreement.

19.18	Good Title to Assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business in all material respects as presently conducted.

19.19	Legal and Beneficial Ownership

Each Obligor and each Security Provider is the legal and beneficial owner of:

(a)	any material assets; and

(b)	any shares in a Subsidiary,

over which it purports to grant Security pursuant to the Transaction Security Documents to which it is a party.

19.20	Shares

The shares of the Company and any Subsidiary which are subject to the Transaction Security are not subject to any option to purchase or similar rights. The Constitutional Documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

19.21	Intellectual Property

(a)	The Intellectual Property required in order to conduct the business of the Group:

(i)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in the business and will not be adversely affected by the transactions contemplated by the Finance Documents in each case to an extent which has or would be reasonably likely to have a Material Adverse Effect; and

(ii)	has not lapsed or been cancelled in any respect which has or would be reasonably likely to have a Material Adverse Effect and all formal or procedural actions (including payment of fees and any registrations) have been taken to maintain such Intellectual Property.

(b)	The business of the Group does not infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect.

19.22	Group Structure Chart and Obligors

The Group Structure Chart delivered to the Agent pursuant to Part A of Schedule 2 (Conditions Precedent) is true, complete and accurate in all material respects as at the date of the Agreement and together with the officers certificates delivered pursuant to Part A of Schedule 2 (Conditions Precedent) shows the following information:

(a)	AMC Topco, each Obligor, each Security Provider, the Company and each Subsidiary, including current name and its jurisdiction of incorporation and/or establishment; and

(b)	all minority interests in any Subsidiary.

19.23	Accounting Reference Date

The Accounting Reference Date of the Company is 31 December.

19.24	Centre of main interests and establishments

For the purposes of Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Regulations) in any other jurisdiction.

19.25	Anti-terrorism/Sanctions

(a)	No member of the Group or any of their respective affiliates, brokers, agents, directors or officers:

(i)	to its knowledge violated or is in violation, of any Anti-Terrorism Law, Anti-Corruption Laws Sanctions, or Export-Control Law;

(ii)	to its knowledge is a Designated Person or owned or controlled by a Designated Person;

(iii)	to its knowledge deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law, Anti-Corruption Law, Export-Control Law or Sanctions laws or regulation;

(iv)	to its knowledge is located, incorporated or ordinarily resident in Iran, Sudan, Cuba, North Korea, Syria, Myanmar, Somalia, Libya or Crimea;

(v)	engages in transactions with or otherwise provides funding to Designated Persons;

(vi)	engages in transactions with or otherwise makes funds available to any person or business located in Iran, Sudan, Cuba, Syria, North Korea, Myanmar, Somalia, Libya or Crimea, or any other use of proceeds that would be prohibited if carried out directly by any Lender under US, UK, or EU law; or

(vii)	is engaging in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it.

(b)	The representations set out in this Clause 19.25 (Anti-terrorism/Sanctions) shall not be made by or with respect to any party to the extent that such representations would result in a violation of, or conflict with, or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such party.

19.26	Anti-money Laundering

(a)	Each member of the Group has conducted its business in compliance with applicable Anti-Money Laundering Laws and has instituted and maintained procedures designed to promote and achieve compliance with such laws.

(b)	Neither member of the Group, nor to its knowledge, any of its respective directors, officers, affiliates, agents or brokers has violated or is violating any applicable Anti-Money Laundering Laws.

19.27	Times When Representations Made

(a)	All the representations and warranties in this Clause 19 are made by each Original Obligor on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request and on each Utilisation Date and on the first day of each Interest Period.

(c)	All Repeating Representations, together with the representations and warranties in Clause 19.17 (Ranking) and 19.19 (Legal and Beneficial Ownership), are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(d)	The representations and warranties in Clause 19.12(a) (Financial Statements) are deemed to be made by the Company on the date of this Agreement and the representations and warranties in Clause 19.12(b) (Financial Statements) are deemed to be made by each Obligor on the date on which each set of financial statements referred to therein are delivered to the Agent, in respect of such financial statements, beginning with the first date on which financial statements are delivered to the Agent pursuant to Clause 20.1 (Financial Statements).

(e)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

20	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial Statements

The Company shall supply to the Agent (if so requested by the Agent, in sufficient copies for all the Lenders) on or before the date falling 60 days after the end of the first three Financial Quarters of each Financial Year and within 90 days after the end of the fourth Financial Quarter of each Financial Year) the consolidated financial statements of the Company for that Financial Quarter.

20.2	Provision and Contents of Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Agent with each set of its Quarterly Financial Statements.

(b)	Each Compliance Certificate shall set out (in reasonable detail and accompanying evidence of) compliance with the Minimum Liquidity financial condition set out in Clause 21.2 (Financial Condition).

(c)	Each Compliance Certificate which is supplied in relation to the set of Quarterly Financial Statements with a Quarter Date ending 31 December shall set out details of compliance with the Guarantor and Security Coverage Test and confirm whether or not further members of the Group will accede as Additional Guarantors in accordance with the relevant provisions of this Agreement.

(d)	Each Compliance Certificate shall be signed by two directors of the Company one of whom must be either the Chief Finance Director or the Group Managing Director.

20.3	Requirements as to Financial Statements

(a)	The Company shall procure that each set of Quarterly Financial Statements includes: a consolidated balance sheet, profit and loss account and cashflow statement; details of the Group’s main “key performance indicators”, with prior year comparison, by territory; and management commentary.

(b)	The “key performance indicators” to be provided to as part of the Quarterly Financial Statements shall, at the request of the Agent on behalf of any Lender, be split into a public and private designation such that the Agent can supply to that Lender only such disclosures as such Lender wishes to receive.

(c)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial Statements):

(i)	shall be certified by a director of Company as fairly representing its financial condition and operations as at the date as at which those financial statements were drawn up; and

(ii)	shall be prepared using the Accounting Principles or Accepted Alternative Accounting Principles

20.4	Year-End

(a)	Subject to paragraph (b) below, the Company shall not change its Accounting Reference Date.

(b)	The Company may change its Accounting Reference Date one time only prior to the Termination Date, provided that for the Financial Year in which the Accounting Reference Date is changed, the Company shall ensure that the Quarterly Financial Statements to be delivered at the end of the Financial Quarter following such a change contain sufficient information as may be reasonably required by the Agent to enable the Lenders to make an accurate comparison between the financial position indicated in the relevant financial statements most recently delivered pursuant to Clause 20.1 (Financial statements).

20.5	Information: Miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	at the same time as they are dispatched, copies of all documents dispatched by the Company to its shareholders (or any class of them) in each case which are required by law to be dispatched to shareholders (or such class collectively), or by the Company or any Obligors to its creditors generally (or any class of them) and by the Company or any other Obligor to its other creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which in the reasonable opinion of the Company is material;

(c)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Transaction Security Documents;

(d)	promptly on becoming aware of the same, the details of any disposal or insurance claim which will require a prepayment under Clause 8.2 (Disposal and Insurance Proceeds); and

(e)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any changes to senior management of the Group any changes to the Accounting Principles or Accepted Alternative Accounting Principles and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation)) as any Finance Party through the Agent may reasonably request, provided that no member of the Group shall be obliged to provide information under this paragraph (e) if to do so would breach any applicable law or regulation.

20.6	Notification of Default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	“Know Your Customer” Checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21	FINANCIAL CALCULATIONS

21.1	Financial Definitions

“Acquisition Costs” means all fees, closing payments, costs and expenses, stamp, registration and other Taxes incurred or required to be paid by a member of the Group in connection with any Permitted Acquisition (or the financing thereof), the Finance Documents or one-off costs in connection with the refinancing of any indebtedness of any entity which is the subject of a Permitted Acquisition.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be classified or accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Person as of any date, the amount as of such date of all Consolidated obligations of such Person or any of its Subsidiaries that would be required to be accounted for as Capital Leases.

“Capitalised Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalised costs on the consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated” means, with respect to any Person, the consolidation of accounts of such person and its Subsidiaries in accordance with Accounting Principles or Accepted Alternative Accounting Principles.

“Consolidated EBITDA” means, with respect to any person, the Consolidated Net Income of such Person for such period increased (to the extent deducted in determining Consolidated Net Income) by the sum (without duplication) of:

(a)	all income taxes of such Person and its Subsidiaries paid or accrued for such period (other than income taxes attributable to extraordinary gains and losses), franchise and capital and similar taxes, and any tax distribution made pursuant to paragraph (b) of the definition of “Permitted Payment”;

(b)	all interest expense and similar costs of such Person and its Subsidiaries for such period net of interest income;

(c)	depreciation expense of such Person and its Subsidiaries for such period;

(d)	amortisation expense of such Person and its Subsidiaries for such period including amortisation of capitalised debt issuance costs, amortisation of intangible assets and Capitalised Software Expenditures and amortisation of unrecognised prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(e)	Acquisition Costs for that period;

(f)	non-recurring fees, charges and other non-recurring expenses (including restructuring charges and severance costs);

(g)	any unrealised foreign currency transaction gains or losses in respect of Financial Indebtedness, liabilities or other obligations of the Company or any member of the Group denominated in a currency other than the functional currency of such person and any unrealised foreign exchange gains or losses resulting from re-measuring assets, liabilities and other obligations in foreign currencies (including any currency re-measurements of Financial Indebtedness and/or any foreign currency transaction of transaction related to currency related risk; and

(h)	excluding the impact of Capital Leases.

“Consolidated Net Income” means, with respect to any person, for any period, the Consolidated net income (or loss) of such person and its Subsidiaries for such period as determined in accordance with the Accounting Principles or Accepted Alternative Accounting Principles.

“Liquidity” means the aggregate amount of Cash and Cash Equivalent Investments held by members of the Group determined by reference to the Quarterly Financial Statements.

21.2	Financial Condition

The Company shall ensure that on each Quarter Date, Liquidity shall not be less than GBP 32,500,000 (“Minimum Liquidity”).

21.3	Financial Testing

Compliance with the financial covenant set out in Clause 21.2 (Financial Condition) shall be determined by reference to each of the Quarterly Financial Statements delivered pursuant to paragraphs Clause 20.1 (Financial Statements) and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Provision and Contents of Compliance Certificate).

21.4	Equity Cure

(a)	Any non-compliance with the financial covenant set out in Clause 21.2 (Financial Condition) on any Quarter Date shall be deemed to have been remedied if the Company has, in respect of the next Quarter Date (the “Second Period”) delivered a Compliance Certificate evidencing compliance with the financial covenant set out in Clause 21.2 (Financial Condition) as at such Quarter Date, unless the Agent or the Security Agent has taken any action referred to in Clause 23.16 (Acceleration) before delivery of the Compliance Certificate in respect of the Second Period.

(b)	If, in the event of a breach of Clause 21.2 (Financial condition) and no later than 20 Business Days after the earlier of:

(i)	the date on which the financial statements and accompanying Compliance Certificate for the Quarter Date on which the breach of Clause 21.2 (Financial condition) is first evidenced are required to be delivered in accordance with Clause 20.1 (Financial Statements); and

(ii)	the date on which such financial statements are accompanying Compliance Certificate are actually delivered.

(the “Equity Cure Period”), either:

(A)	Minimum Liquidity has been restored and the Company has confirmed the same to the Agent; or

(B)	the Company receives the cash proceeds of a Shareholder Loan (a “Cure Amount”), in such amount as to restore Minimum Liquidity,

and the Company confirms the same (with accompanying evidence) to the Agent by way of a certificate signed by two directors, one of whom is the Chief Finance Director or the Group Managing Director, the Company shall be deemed to have satisfied the requirements of Clause 21.2 (Financial condition) as at the relevant Quarter Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of Clause 21.2 (Financial condition) or any Default or Event of Default resulting therefrom shall be deemed cured for all purposes of the Finance Documents.

(c)	The above equity cure rights may be exercised by way of the cash proceeds of a Cure Amount no more than four times over the life of the Facilities and no Cure Amount may be injected in any two consecutive Financial Quarters.

(d)	There shall be no restriction on a Cure Amount being greater than the minimum amount needed to cure the breach of Clause 21.2 (Financial condition).

(e)	For the avoidance of doubt, no Cure Amount shall be required to be applied in prepayment or cancellation of the Facilities.

22	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure (subject to the Legal Reservations and Perfection Requirements) the legality, validity, enforceability or admissibility in evidence of any Finance Document to which it is a party; and

(iii)	carry on (and the Company shall ensure that each member of the Group shall carry) on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

22.2	Compliance with Laws

Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

22.3	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the estimated costs required to contest them which have been disclosed in its latest financial statements delivered (or will be disclosed in the next financial statements to be delivered) to the Agent under Clause 20.1 (Financial Statements); and

(iii)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	No member of the Group may change its residence for Tax purposes.

22.4	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction other than a Permitted Transaction.

22.5	Change of Business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the date of this Agreement, except for any change to the general nature of the business resulting from any of the Events.

22.6	Preservation of Assets

Each Obligor shall (and the Company shall ensure that each other member of the Group shall) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

22.7	Acquisitions

No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire:

(a)	the shares or securities of a company;

(b)	a business;

(c)	an undertaking,

other than a Permitted Acquisition, a Permitted Transaction or as permitted pursuant to Clause 22.8 (Joint Ventures).

22.8	Joint Ventures

No Obligor shall (and the Company shall ensure that no other member of the Group will) make any Joint Venture Investment other than a Permitted Joint Venture Investment or a Permitted Transaction.

22.9	Pari Passu Ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.10	Insurances

(a)	Each Obligor shall (and the Company shall ensure that each other member of the Group shall) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where failure to do so would have or would reasonably be expected to have a Material Adverse Effect.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

22.11	Negative Pledge

No Obligor shall (and the Company shall ensure that no member of the Group will) create or permit to subsist any Security or Quasi-Security over any of its assets other than Permitted Security.

22.12	Disposals

No Obligor shall (and the Company shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than a Permitted Disposal or a Permitted Transaction.

22.13	Intellectual Property

Each Obligor shall (and the Company shall procure that each Subsidiary will):

(i)	do all such things as are necessary to maintain, protect and safeguard (including making all registrations and paying all necessary fees and taxes) the validity of the Intellectual Property necessary for the business of the Group;

(ii)	not use or permit the Intellectual Property necessary for the business of the Group to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may materially and adversely affect the right of any Subsidiary to use such property; and

(iii)	not discontinue the use of any Intellectual Property necessary for the business of the Group; and

(iv)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property necessary for the business of the Group.

where failure to do so, could reasonably be expected to have a Material Adverse Effect.

22.14	Loans or Credit

No Obligor shall (and the Company shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness other than a Permitted Loan, Permitted Guarantee or a Permitted Transaction.

22.15	No guarantees or indemnity

No Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person other than a Permitted Guarantee or a Permitted Transaction.

22.16	Dividends/Shareholder Loans

(a)	The Company shall not:

(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class or its shares capital);

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to (or to the order of) any of the (direct or indirect) shareholders of the Company or any Holding Company of the Company;

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so;

(v)	pay any cash interest fee or charge accrued or due under any Shareholder Loan or make any distribution or pay any other amount under any Shareholder Loan; or

(vi)	repay, prepay, defease, exchange, redeem, discharge or purchase or enter into any sub-participation arrangement in respect of principal of (including any capitalised interest) or any other amount outstanding under any Shareholder Loan.

(b)	Paragraph (a) above does not apply to a Permitted Payment or a Permitted Transaction.

22.17	Financial Indebtedness

No Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding a Financial Indebtedness other than Permitted Financial Indebtedness or a Permitted Transaction.

22.18	Arm’s length basis

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) enter into a material transaction with any person other than on arm’s length terms or better.

(b)	The following transactions shall not be a breach of this Clause 22.18:

(i)	transaction between members of the Group permitted by this Agreement;

(ii)	any Permitted Payment or a Permitted Transaction.

22.19	Share Capital

No Obligor shall (and the Company shall ensure that no other member of the Group will) issue any shares except pursuant to:

(a)	a Permitted Share Issue; or

(b)	a Permitted Transaction.

22.20	Centre of Main Interests

No Obligor shall (and the Company shall ensure that no member of the Group will) whose jurisdiction of incorporation is in a member state of the European Union or the United Kingdom take, commence or continue any step or action or omit to take any step or action which, in each case, may cause or allow its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) to change in a manner or to be located in a place which is not that entity’s jurisdiction of incorporation or to have “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction without the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

22.21	Treasury Transactions

No Obligor shall (and the Company shall ensure that no member of the Group will) enter into any Treasury Transaction other than a Permitted Treasury Transaction.

22.22	Anti-terrorism/Sanctions

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) conduct its businesses in compliance with applicable Sanctions, Anti-Terrorism Laws, Export-Control Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

(b)	The Obligors shall not, and shall not permit or authorise any person to (and the Company shall ensure that the members of the Group will not, and will not permit or authorise any person to) directly or indirectly:

(i)	use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities in breach of any Sanctions, Anti-Terrorism Laws, Export-Control Laws, Anti-Money Laundering Laws and Anti-Corruption Laws or for the benefit of any Designated Person, or

(ii)	engage in any transaction that (i) evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach any Sanctions, Anti-Terrorism Laws, Export-Control Laws, Anti-Money Laundering Laws and/or Anti-Corruption Laws applicable to it and/or (ii) that would reasonably be expected to result in any Obligor, member of the Group or Lender being in breach of any Sanctions, Anti-Terrorism Laws, Export-Control Laws, Anti-Money Laundering Laws and/or Anti-Corruption Laws (if and to the extent applicable to either of them) or becoming a Designated Person ; or

(iii)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from business or transaction with a Designated Person, or from any action which is in breach of any Sanctions, Anti-Terrorism Laws, Export-Control Laws, Anti-Money Laundering Laws and/or Anti-Corruption Laws.

(c)	Each Obligor shall (and the Company shall procure that each member of the Group will) ensure that appropriate policies and procedures are in place designed to prevent any action being taken that would be contrary to paragraphs (a) and (b) above.

(d)	The undertakings set out in this Clause 22.22 (Anti-terrorism/Sanctions) shall not be made by or with respect to any party to the extent that such undertakings would result in a violation of, or conflict with, or liability under section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/96 or any similar applicable anti-boycott law or regulation in force from time to time in the European Union (and/or any of its member states) or the United Kingdom that are applicable to such party.

22.23	Further Assurance

(a)	Subject to the Agreed Security Principles, each Obligor and each Security Provider shall (and the Company shall procure that each Subsidiary will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its respective nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents;

(iii)	to grant additional Transaction Security where required in any jurisdiction (and provided that such acquired property and assets continue to exist following such acquisition and will not be otherwise extinguished in accordance with the terms of the Finance Documents) in order to confer Security over any later acquired property and assets which is of the type intended to be conferred by or pursuant to the Transaction Security Documents and which is not captured in the existing Transaction Security Documents; and/or

(iv)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor and each Security Provider shall (and the Company shall procure that each Subsidiary shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security:

(i)	conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents; and

(ii)	over all bank accounts, receivables, shares, Intellectual Property and any other class of assets which ought to be subject to Transaction Security (as per the Agreed Security Principles) (in each case, howsoever described in any relevant jurisdiction) held by an Obligor which are not subject to Transaction Security and which should otherwise be (provided that such assets will continue to exist and will not be otherwise extinguished in accordance with the terms of the Finance Documents).

22.24	Constitutional Documents

The Company shall ensure that it will not amend its Constitutional Documents (and will ensure that no other member of the Group shall amend its Constitutional Documents) or change its legal form in a manner or to an extent that would be materially prejudicial to the interests of the Finance Parties.

22.25	People with Significant Control regime

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	within the relevant timeframe, comply with any notice it receives pursuant to Part 21A of the Companies Act 2006 from any company incorporated in the United Kingdom whose shares are the subject of the Transaction Security; and

(b)	promptly provide the Security Agent with a copy of that notice.

22.26	Access

If an Event of Default is continuing, each Obligor shall, and the Company shall ensure that each Subsidiary will, permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Company to (a) the premises, assets, books, accounts and records of each Subsidiary and (b) meet and discuss matters with senior management of the Company.

22.27	Second Lien and Unsecured Indebtedness

(a)	Subject to paragraph (b) below, the Company shall not (and shall ensure that no member of the Group will) make any repayment, prepayment, defeasance, redemption or (re)purchase or otherwise retire for value or make any payment in respect of any Permitted Second Lien Indebtedness or any Permitted Unsecured Indebtedness (in each case, which is not a Shareholder Loan).

(b)	Subject to the terms of the Intercreditor Agreement, paragraph (a) above shall not restrict (i) accruals of regularly scheduled interest by payment-in-kind, and (ii) any other payment expressly permitted by the Intercreditor Agreement, in each case in respect of the Permitted Second Lien Indebtedness or Permitted Unsecured Indebtedness.

22.28	Guarantors

(a)	Subject to the Agreed Security Principles, the Company shall ensure that:

(i)	as soon as reasonably practicable and in any event on or before the date which is 60 days after (and excluding) the Closing Date (the “Initial Test Date”); and

(ii)	thereafter, on the date which is 60 days after (and excluding) the date on which the financial statements for the Relevant Period ending on 31 December in any Financial Year are delivered (commencing with the Financial Year ending 31 December 2021), each member of the Group as is necessary to ensure that the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, as defined in Clause 21.1 (Financial Definitions)) by reference to:

(A)	in respect of the Initial Test Date, the Quarterly Financial Statements with a Quarter Date ending 31 December 2019; and

(B)	in respect of any test under paragraph (a)(ii) above, the most recent Quarterly Financial Statements with a Quarter Date ending 31 December delivered to the Agent under this Agreement,

and excluding any intra group items of the Guarantors represents not less than 75 per cent. of Consolidated EBITDA (as defined in Clause 21.1 (Financial Definitions) (calculated on the same basis as Consolidated EBITDA) (the “Guarantor and Security Coverage Test”) of the Group, subject to paragraph (b) below, accedes as an Additional Guarantor.

(b)	For the purposes of the calculations contemplated by paragraph (a) above:

(i)	the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of a Guarantor will, if less than zero, be treated as zero (for both the numerator and the denominator); and

(ii)	the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of any member of the Group:

(A)	incorporated in Estonia or Lithuania;

(B)	which, in accordance with the Agreed Security Principles, is not capable of becoming a Guarantor; or

(C)	which is a Declined Guarantor

shall be disregarded.

22.29	Conditions subsequent

(a)	The Company shall, and shall procure that each Obligor shall unconditionally and irrevocably, (x) repay in full all amounts due and payable under the Existing Revolving Facility Agreement and (y) remove or discharge the security created pursuant to the terms of or in connection with the existing Revolving Facility Agreement on the Closing Date.

(b)	As soon as reasonably practicable following the Closing Date and in any event no later than the date which is 60 days after (and excluding) the Closing Date, the Company will procure completion of the Post-Closing Swedish Transfer.

(c)	The Company shall procure that:

(i)	each of the Acceding Guarantors accede to this Agreement as Additional Guarantors in accordance with Clause 26.2 (Additional Guarantors) (provided that the Acceding Guarantors incorporated in Sweden (being NCG Holding AB, Filmstaden AB and Filmstaden Media AB), shall not accede as Obligors prior to the completion of the Post-Closing Swedish Transfer); and

(ii)	the relevant Acceding Guarantors and Security Providers grant the Transaction Security set out in Schedule 14 (Post-Closing Transaction Security) and use commercially reasonably efforts to provide Security over loyalty agreements and lease agreements, in each case no later than the date which is 60 days after (and excluding) the Closing Date and provided that the terms of such guarantees and Transaction Security shall be subject to the Agreed Security Principles.

23	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.16 (Acceleration) and subject to Clause 23.17 (Other Matters).

23.1	Non-Payment

An Obligor or a Security Provider does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within three Business Days of its due date.

23.2	Financial Covenant

Subject to Clause 21.4 (Equity Cure), any requirement of Clause 21.2 (Financial Condition) is not satisfied.

23.3	Other Obligations

(a)	An Obligor or a Security Provider (or in the case of the AMC Topco Guarantee, AMC Topco only) does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 23.1 (Non-Payment) and Clause 23.2 (Financial Covenant)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of (i) the Agent giving notice to the Company or the relevant Obligor or the relevant Security Provider (as applicable) and (ii) the Company or the relevant Obligor, relevant Security Provider (as applicable) becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or a Security Provider in the Finance Documents to which it is a party or any other document delivered by or on behalf of an Obligor or a Security Provider under or in connection with any Finance Document to which it is a party is or proves to have been incorrect or misleading when made or deemed to be made unless the circumstances giving rise to the misrepresentation or breach of warranty are capable of remedy and are remedied within 30 days of the earlier of:

(a)	the Agent giving notice to the Company or the relevant Obligor or relevant Security Provider (as applicable); and

(b)	the Company or the relevant Obligor or relevant Security Provider (as applicable) becoming aware of the misrepresentation.

23.5	Cross Default

(a)	Any Financial Indebtedness of any member of the Group or any Security Provider is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group or any Security Provider is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group or any Security Provider (other than where the creditor is a member of the Group) becomes entitled to declare any Financial Indebtedness of any member of the Group or any Security Provider due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under paragraphs (a) to (c) of this Clause 23.5 if the aggregate amount of Financial Indebtedness less than £17,500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	Any member of the Group or any Security Provider is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more classes of its creditors (excluding for this purpose, discussions with a Finance Party) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group or any Security Provider is less than its liabilities (taking into account contingent and prospective liabilities) and this results in the relevant person being required by law to take any corporate actions, proceedings, procedure or step referred to in Clause 23.7 (Insolvency Proceedings).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group or any Security Provider. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	Any member of the Group or Security Provider incorporated in Germany:

(i)	is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung); or

(ii)	is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) and this results in the relevant person being required by law to file for insolvency.

23.7	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, insolvency (concurso) a moratorium of any indebtedness, winding-up, dissolution, administration, “concordat préventif de faillite” or “sursis de payment”, the opening of a “gestion contrôlée”, “faillite” or “liquidation judiciaire” or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group or any Security Provider or, in relation to a Spanish Obligor only, the declaration of insolvency (declaración de concurso), the citing of an application under article 583 and ff. of the Spanish Insolvency Act or the taking or passing of any resolution approving any of such citings;

(ii)	a composition, compromise, assignment or arrangement with any classes of creditors of any member of the Group or any Security Provider;

(iii)	the appointment of a provisional or other liquidator, receiver, administrative receiver, administrator, compulsory manager, “curateur”, “commissaire” or “expert” in respect to a “gestion contrôlée”, “liquidateur”, “administrateur judiciaire” or other similar officer in respect of any member of the Group or any Security Provider or any of their assets; or

(iv)	enforcement of any Security over any assets of any member of the Group or any Security Provider with an aggregate value of ₤17,500,000 (or its equivalent in other currencies).

(b)	Paragraph (a) shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement; and

(ii)	a Permitted Reorganisation.

23.8	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of any member of the Group or any Security Provider having an aggregate value of ₤17,500,000 (or its equivalent in other currencies) and is not discharged within 21 days.

23.9	Unlawfulness and Invalidity

(a)	It is or becomes unlawful for any Obligor or Security Provider (or any other member of the Group that is a party to the Intercreditor Agreement) to perform any of its obligations under the Finance Documents or (subject to the Legal Reservations) any Transaction Security created or expressed to be created or evidenced by the Transaction Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor or any Security Provider under any Finance Documents (or any other member of the Group under the Intercreditor Agreement) are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)	Subject to the Legal Reservations, any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under the Intercreditor Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.10	Intercreditor Agreement

(a)	Any party to the Intercreditor Agreement other than any Finance Party fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement; or

(b)	a representation or warranty given by that party in the Intercreditor Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 30 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance or misrepresentation.

23.11	Cessation of Business

The Group taken as a whole suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a Permitted Disposal or Permitted Transaction.

23.12	Expropriation

The authority or ability of any member of the Group or any Security Provider to conduct its business is limited in any material respect or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that member of the Group or any Security Provider or any of its assets.

23.13	Repudiation and Rescission of Agreements

(a)	A Security Provider or an Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document (to which it is a party) or any Transaction Security which it has provided.

(b)	Any party to the Intercreditor Agreement (other than a Finance Party) rescinds or purports to rescind or repudiates or purports to repudiate the Intercreditor Agreement in whole or in part where to do so has or is likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

23.14	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets which is reasonably likely to be adversely determined and has or is reasonably likely to have a Material Adverse Effect.

23.15	Material Adverse Change

Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

23.16	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(i)	cancel the Total Commitments at which time they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, if any Event of Default arises under Clause 23.7 (Insolvency Proceedings) as a result of any proceedings being commenced by or against a member of the Group under the Bankruptcy Code, the Commitments shall immediately terminate and the Loans, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents shall be immediately due and payable, all without presentment, demand, protest or notice of any kind. For the avoidance of doubt, there shall be no such automatic acceleration pursuant to this Clause 23.16(b) in relation to any member of the Group which is not subject to proceedings under the Bankruptcy Code.

(c)	Notwithstanding paragraph (b) above, the Majority Lenders may at their discretion, direct the Agent to, by notice to the Company, revoke or de-accelerate any automatic acceleration triggered by paragraph (b) above.

23.17	Other Matters

For the purposes of this Clause 23 (Events of Default):

(a)	Government Restrictions and Operational Restrictions shall not result in any Default or Event of Default with respect to the event of default in relation to Clause 23.11 (Cessation of Business) (and provided further that, for the avoidance of doubt, any non-payment of amounts due to Key Creditors will not cause any Default or Event of Default in relation to that event of default); and

(b)	the Strategic Steps and the Restructuring Steps shall not result in any Default or Event of Default with respect to the events of default in relation to Clauses 23.5 (Cross Default), 23.6 (Insolvency), 23.7 (Insolvency Proceedings) and 23.8 (Creditors’ Process) (and provided further that, for the avoidance of doubt, any non-payment of amounts due to Key Creditors of itself will not cause any Default or Event of Default in relation to these events of default).

24	CHANGES TO THE LENDERS

24.1	Assignments and Transfers by the Lenders

(a)	Subject to this Clause 24 and to Clause 25 (Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(i)	assign any of its rights (including that Existing Lender’s participation in any Loan); or

(ii)	transfer by novation any of its rights and obligations, under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	Notwithstanding paragraph (a) above, nor the provisions of Clause 24.2 (Conditions of Assignment or Transfer), no assignment, transfer or sub-participation which transfers voting rights of any rights and obligations under any Facility may be made to (A) an Industrial Competitor, (B) a Defaulting Lender or (C) a Loan to Own Investor.

(c)	For the purposes of this Clause 24.1:

“Industrial Competitor” means a person whose primary business in the ordinary course is in competition with the primary business of the Group or whose business is substantially similar to a member of the Group (including any supplier or sub-contractor) and any other person holding directly or indirectly a controlling interest in such person, except where such other person is:

(i)	an entity which is managed or operated independently from that Industrial Competitor, acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation and managed and controlled separately from the person who would otherwise be an Industrial Competitor and having separate personnel responsible for its interests under the Finance Documents with no information provided under the Finance Documents disclosed or otherwise made available to any such person;

(ii)	an Original Lender; or

(iii)	an Affiliate or a Related Fund of an Original Lender;

“Loan to Own Investor” means any person whose principal business is in investment strategies whose primary purpose is the purchase of loans or other debt securities with the intention of (or view to) owning the equity or gaining control of a business, except where such person is:

(i)	an entity which is managed or operated independently from that Loan to Own Investor, acting on the other side of appropriate information barriers implemented or maintained as required by law or regulation and managed and controlled separately from the person who would otherwise be a Loan to Own Investor and having separate personnel responsible for its interests under the Finance Documents with no information provided under the Finance Documents disclosed or otherwise made available to any such person;

(ii)	an Original Lender; or

(iii)	an Affiliate or a Related Fund of an Original Lender.

24.2	Conditions of Assignment or Transfer

(a)	On or prior to the Closing Date and in respect only of Commitments that are undrawn, the prior written consent of the Company (in its sole discretion) is required for any assignment, transfer or sub-participation in respect of a Facility (unless such assignment, transfer or sub-participation is to the Existing Lender’s Affiliate or Related Fund or to another Lender or an Affiliate or Related Fund of another Lender), and any such assignment, transfer or sub-participation shall be subject to paragraph (j) below.

(b)	Following the Closing Date, subject to paragraph (b) of Clause 24.1 (Assignments and Transfers by the Lenders) and paragraph (c) below, no Existing Lender may assign or transfer any of its rights and/or obligations under any Finance Document to an entity without the prior consent in writing of the Company (such consent not to be unreasonably withheld or delayed). A request to assign or transfer from an Existing Lender under this paragraph (b) shall be made in writing addressed to the Company. If the Company fails to respond to a request in writing for consent by an Existing Lender to make an assignment or transfer within 10 Business Days of that request being made, the Company shall be deemed to have consented to such assignment or transfer.

(c)	Subject to paragraph (b) of Clause 24.1 (Assignments and Transfers by the Lenders), an Existing Lender may make an assignment or transfer without prior consent from the Company:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender;

(iii)	to an entity included on the Approved List; or

(iv)	if the assignment or transfer is made at a time when an Event of Default is continuing.

(d)	An assignment or transfer of a Lender’s participation must be in a minimum amount of £2,000,000.

(e)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 24.5 (Procedure for Transfer) is complied with.

(g)	If:

(i)	a Lender assigns, transfers, sub-participates or subcontracts any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer, sub-participation, subcontract or change occurs, an Obligor would be obliged to make a payment to the Lender (in respect of any sub-participant or subcontractor) or the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Indemnities) or Clause 14.1 (Increased Costs), then the Lender (in respect of any sub-participant or subcontractor), New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer, sub-participation, subcontract or change had not occurred.

(h)	The Agent shall notify the Company of an assignment or transfer by an Existing Lender within 5 Business Days following date of notification to the Agent of such assignment or transfer.

(i)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(j)	Notwithstanding the other terms of this Agreement, if an Original Lender (or a New Lender to whom an Original Lender has transferred a Commitment or any subsequent transferee) transfers any or all of its Commitments to a New Lender (including an Affiliate or Related Fund) on or prior to the Closing Date (the “Pre-Closing Transferred Commitments”), provided the Lenders are obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Loan requested by the Company or a Borrower in a Utilisation Request, that Original Lender (i) shall remain obligated to fund and will fund the Pre-Closing Transferred Commitments in respect of that Loan and (ii) shall retain exclusive control over all rights and obligations in relation to such Pre-Closing Transferred Commitments, including all rights in relation to waivers, consents, modifications and amendments and confirmations notwithstanding any transfer of such Pre-Closing Transferred Commitments, in each case, if that New Lender (or any subsequent transferee) has failed to so fund (or has confirmed that it will not be able to fund) in circumstances where such New Lender (or any subsequent transferee) is contractually obliged to do so under this Agreement.

(k)	The Company and the Agent may, each acting reasonably, by agreement amend or revise the Approved List from time to time. In addition to the foregoing, the Company may unilaterally add or remove up to five (5) names from the Approved List in each Financial Year by notice to the Agent with immediate effect, but there shall be no ability to remove existing Lenders or their Affiliates or Related Funds from the Approved List. Lenders shall be entitled to propose replacement names (through the Agent) which the Company agrees to consider in good faith.

24.3	Assignment or Transfer Fee

Unless the Agent otherwise agrees and excluding an assignment or transfer made to an Affiliate of the Existing Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,500.

24.4	Limitation of Responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for Transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of Assignment or Transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Security Agent, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a Lender.

(d)	At the request of the Agent, and at the cost of the Company, the New Lender, the Existing Lender and the Agent and the Security Agent (if applicable) shall promptly notarise in Spain the duly completed Transfer Certificate in Spanish Public Document before a Spanish notary public and all the powers of attorney granted to the Agent shall be duly ratified as well as all public or private documents required by the New Lender to evidence the assignment and the transfer of the benefit of the Spanish Security.

24.6	Procedure for Assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of Assignment or Transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of Assignment or Transfer).

(e)	At the request of the Agent, and at the cost of the Company, the New Lender, the Existing Lender and the Agent and the Security Agent (if applicable) shall promptly notarise in Spain the duly completed Assignment Agreement in Spanish Public Document before a Spanish notary public and all the powers of attorney granted to the Agent shall be duly ratified as well as all public or private documents required by the New Lender to evidence the assignment and the transfer of the benefit of the Spanish Security.

24.7	Sub-participations

(a)	Nothing in any Finance Document shall restrict the ability of a Lender to sub-participate or sub-contract any or all of its obligations hereunder, and for the avoidance of doubt the provisions of Clause 24.2 (Conditions of Assignment or Transfer) shall not apply to such sub-participation or sub-contracting, provided that:

(i)	such Lender remains a Lender under this Agreement with all rights and obligations pertaining thereto and remains liable under this Agreement and the other Finance Documents in relation to those obligations;

(ii)	the Lender retains exclusive control over all rights and obligations in relation to the participations and Commitments that are the subject of the relevant agreement or arrangement, including all voting and similar rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations), unless:

(A)	the proposed sub-participant or sub-contractor is a person to whom the relevant rights and obligations could have been assigned or transferred in accordance with the terms of this Clause 24; and

(B)	prior to entering into the relevant agreement or arrangement the relevant Lender provides the Company with full details of that proposed sub-participation or sub-contracting agreement and any voting, consultation or other rights (directly or indirectly) to be granted to the sub-participant or sub-contractor; and

(iii)	the relationship between the Lender and the proposed sub-participant is that of a contractual debtor and creditor (including in the bankruptcy or similar event of the Lender or an Obligor).

24.8	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

24.9	Security over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.10	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for Transfer) or any assignment pursuant to Clause 24.6 (Procedure for Assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six-Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.10 have been payable to it on that date, but after deduction of the Accrued Amounts.

24.11	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty shall, at the same time, become Party to this Agreement as a Hedge Counterparty in accordance with clause 20.8 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement.

24.12	Spanish law particularities

The Parties agree that a transfer or assignment under this Clause 24 shall constitute an automatic transfer of any Spanish Security to the New Lender in the manner set out in Article 1203 et seq. of the Spanish Civil Code, and with the effects set out in Articles 1212 and 1528 of the Spanish Civil Code.

25	DEBT PURCHASE TRANSACTIONS

25.1	Debt Purchase Transactions

The Company shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

25.2	Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors

(a)	For so long as an Equity Investor (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)	in ascertaining the Majority Lenders, Super Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero; and

(ii)	for the purposes of Clause 36.3 (Exceptions), such Equity Investor or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender (unless in the case of a person not being an Equity Investor it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Equity Investor (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part A of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Equity Investor, such notification to be substantially in the form set out in Part A of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Equity Investor that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

(e)	Each Subordinated Lender (as defined in Clause 30.12 (Subordinated Lenders)) agrees that to the extent and for so long as its Commitment, participation in any Loan or sub-participation or other agreement or arrangement relating to a Commitment, including, without limitation, following a Debt Purchase Transaction, could result in the subordination of claims of any other Lender under the Facilities pursuant to any law regarding the subordination of shareholder loans or prejudice or adversely affect the Transaction Security or guarantee and indemnity pursuant to Clause 18 (Guarantee and Indemnity) (or their enforceability) in any way, the relevant Subordinated Lender shall not be a secured or guaranteed party (however described) under and for the purposes of any Finance Document and no amount owing to it under any Finance Document shall be secured by the Transaction Security Documents (unless the subordination ceases to apply or subsequently or at the same time applies to the Lenders generally (other than where such subordination of the Lenders generally is caused by a Debt Purchase Transaction by a Subordinated Lender)).

26	CHANGES TO THE OBLIGORS

26.1	Assignment and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know Your Customer” Checks), the Company may request that any of its wholly owned Subsidiaries become a Guarantor.

(b)	Subject to paragraphs (e) and (f) below, a member of the Group shall become an Additional Guarantor if:

(i)	the Company and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Document; and

(ii)	the Agent has received (or has waived the right to receive) all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent (acting reasonably).

(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it (acting reasonably)) all the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent).

(d)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (c) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(e)	Prior to the delivery of the executed Accession Document pursuant to paragraph (b) above, the Company shall first deliver a notice to the Agent of details of the jurisdiction of incorporation of the proposed Additional Guarantor, which the Agent shall promptly (and, in any case, within one Business Day of receipt) provide to the other Finance Parties.

(f)	A Finance Party may, within five (5) Business Days of receipt of the notice from the Agent referred to in paragraph (e) above, notify the Agent that the accession of the relevant member of the Group as an Additional Guarantor may, in its reasonable opinion, (i) result in criminal liability to such Finance Party and/or (ii) as a result of such accession become unlawful in any applicable jurisdiction for a Finance Party to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan, and the Agent shall promptly (and, in any case, within one Business Day of receipt) provide such notice to the Company, in which case such member of the Group shall become a Declined Guarantor.

26.3	Resignation of a Guarantor

(a)	No Original Obligor or Acceding Guarantor shall be permitted to resign as a Guarantor save for:

(i)	only in the case of a Permitted Reorganisation, subject to compliance with paragraph (c) below; or

(ii)	with the approval of the Super Majority Lenders.

(b)	Subject to paragraph (a) above, the Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(c)	Subject to paragraph (a) above and paragraph (a) of clause 20.16 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	the Company has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 18.1 (Guarantee and Indemnity); and

(iii)	the Guarantor and Security Coverage Test is complied with, provided that for the purpose of this Clause 26.3 only, the calculation shall not exclude from the denominator any members of the Group which, in accordance with the Agreed Security Principles, is not capable of becoming a Guarantor (but for the avoidance of doubt, Declined Guarantors shall be excluded from such calculation).

(d)	The resignation of that Guarantor shall not be effective until the date of the relevant Permitted Reorganisation at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

(e)	Each Party acknowledges and agrees that upon a resignation of a Guarantor pursuant to this Clause 26.3, the obligations of each other Obligor under the Finance Documents and the Transaction Security will be preserved for benefit of the Finance Parties.

26.4	Repetition of Representations

Delivery of an Accession Document constitutes confirmation by the relevant Subsidiary that the representations and warranties referred to in paragraph (c) of Clause 19.26 (Times When Representations Made) are true and correct in relation to it as at the date of delivery as it made by reference to the facts and circumstances then existing.

26.5	Resignation

If a Guarantor is or is proposed to be the subject of a Permitted Reorganisation then:

(a)	the resignation of that Guarantor shall not become effective until the date of that Permitted Reorganisation; and

(b)	if the relevant Permitted Reorganisation does not occur, the Resignation Letter of that Guarantor shall have no effect and the obligations of that Guarantor shall continue in full force and effect.

27	ROLE OF THE AGENT AND OTHERS

27.1	Appointment of the Agent

(a)	Each of the Lenders appoints the Agent to act as its agent (for the purposes of the Italian law, “mandatario con rappresentanza”) under and in connection with the Finance Documents.

(b)	Each of the Lenders authorises the Agent to perform the duties, obligations and responsibilities and exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	Each of the Lenders hereby relieves the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) to the extent legally possible to it. A Lender that is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall promptly provide to the Company following a request by the Company (but no more frequently than once per Month or as soon as reasonably practicable upon the Agent becoming an Impaired Agent), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

27.3	No Fiduciary Duties

(a)	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)	Neither of the Agent nor the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.4	Business with the Group

The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.5	Rights and Discretions

(a)	The Agent may rely on:

(i)	any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraph (b) or paragraph (c) of Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume that:

(i)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked.

(c)	The Agent may rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of sub-paragraph (i) above, may assume the truth and accuracy of that certificate.

(d)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-Payment));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with an Equity Investor.

(e)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	Without prejudice to the generality of paragraph (e) above or paragraph (g) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(g)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(h)	The Agent may act in relation to the Finance Documents through its personnel and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(i)	Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(j)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(k)	Notwithstanding any other provision of any Finance Document to the contrary the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. In particular, and for the avoidance of doubt, nothing in any Finance Document shall be construed so as to constitute an obligation of the Agent to perform any services which it would not be entitled to render pursuant to the provisions of the German Act on Rendering Legal Services (Rechtsdienstleistungsgesetz) or pursuant to the provisions of the German Tax Advisory Act (Steuerberatungsgesetz) or any other services that require an express official approval, licence or registration, unless the Agent holds the required approval, licence or registration.

27.6	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Document stipulates the matter is a Super Majority Lender decision; and

(C)	in all other cases, the Majority Lenders; and

not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with the instructions of any Party (including, without limitation, bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received such indemnification and/or security as it may in its sole discretion require (which may be greater in extent that that contained in the Finance Documents and which may include payment in advance or otherwise) for any costs, losses and/or liabilities whatsoever (together with any associated VAT or similar tax) which it may incur in so acting.

(e)	The Agent may refrain from doing anything which might, in its sole opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its sole opinion, is necessary or desirable to comply with any applicable law or regulation.

(f)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

27.7	Responsibility for Documentation

The Agent is not responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.8	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

27.9	Exclusion of Liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.6 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent to carry out (a) any know your customer or other checks in relation to any person; or (b) any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender (or for any Affiliate of any Lender), on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

27.10	Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems Etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent, the Agent may, without consultation with or consent of the Company and the Lenders, (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 27 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(c)	Alternatively the Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(d)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (c) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (c) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 13.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 13.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.12	Replacement of the Agent

(a)	After consultation with the Company the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic Communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(ii) of Clause 32.6 (Electronic Communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of the Group Structure Chart and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

27.16	Agent’s Management Time

Any amount payable to the Agent under Clause 27.10 (Lenders’ Indemnity to the Agent), Clause 17 (Costs and Expenses) and Clause 27.10 (Lenders’ Indemnity to the Agent) shall include (subject to the provisions of the Agency Fee Letter) the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

27.17	Reliance and engagement letters

Each Finance Party and Secured Party confirms that the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Agent) the terms of any reliance letter or engagement letters and to bind it and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

27.18	Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29	SHARING AMONG THE FINANCE PARTIES

This Clause 29 is subject to the provisions of Clause 30.12 (Subordinated Lenders).

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor, AMC Topco or a Security Provider other than in accordance with Clause 30 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial Payments).

29.2	Redistribution of Payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor, AMC Topco or Security Provider and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.6 (Partial Payments) towards the obligations of that Obligor or Security Provider or AMC Topco to the Sharing Finance Parties.

29.3	Recovering Finance Party’s Rights

On a distribution by the Agent under Clause 29.2 (Redistribution of Payments) of a payment received by a Recovering Finance Party from an Obligor or a Security Provider or AMC Topco, as between the relevant Obligor or Security Provider or AMC Topco and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor or Security Provider or AMC Topco.

29.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor, AMC Topco or Security Provider and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor or Security Provider or AMC Topco.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor or Security Provider or AMC Topco.

(b)	A Recovering Finance Party, is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

(c)	The Recovering Finance Party is not obliged to share any amount recovered from a Spanish Obligor which is declared insolvent with any other Finance Party which is regarded as a related party (persona especialmente relacionada) to that Spanish Obligor under the Spanish Insolvency Act.

30	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor, Security Provider or AMC Topco or a Lender is required to make a payment under a Finance Document, that Obligor, Security Provider or AMC Topco or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London as specified by the Agent) and with such bank as the Agent, in each case specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by the Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 27.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.6	Partial Payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor, AMC Topco or a Security Provider under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor, AMC Topco or that Security Provider under those Finance Documents in the following order (subject to Clause 30.12 (Subordinated Lenders):

(i)	first, in or towards payment pro rata of any unpaid amounts owing to the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all of the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Nothing in paragraph (a) will affect the right of any Finance Party to claim any other amount due to that Finance Party under the Finance Documents.

(d)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor, AMC Topco or any Security Provider.

30.7	Set-Off by Obligors

All payments to be made by an Obligor, AMC Topco or a Security Provider under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of Account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor, AMC Topco or a Security Provider under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

30.10	Change of Currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.11	Disruption to Payment Systems Etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.12	Subordinated Lenders

(a)	In this Clause:

“Distributed Amount” means the amount distributed or paid to the Finance Parties or to the Agent on behalf of the Finance Parties (or any of them) by the person responsible for the distribution of the assets (including any payments) of an Obligor which is insolvent or otherwise subject to insolvency or similar proceedings.

“Maximum Amount” means the amount which would, but for any reduction or prohibition of payment or other distribution due to the relationship between any Subordinated Lender and an Obligor, have been distributed or distributable to the Finance Parties or to the Agent on behalf of the relevant Finance Parties (or any of them).

“Shortfall Amount” means the amount by which the Maximum Amount exceeds the Distributed Amount.

“Subordinated Lender” means any Lender which has a relationship with an Obligor which leads to a reduction or prohibition of payment (including payments in form of an insolvency quota) or other distribution (including the proceeds from the enforcement of any Transaction Security) by that Obligor (including any administrator or insolvency administrator) to that Lender, including, without limitation, by reason of that Lender:

(i)	being a member of the Group, Equity Investor or Affiliate of any of those mentioned before; or

(ii)	having acquired (directly or indirectly) any Commitment, participation in any Loan and/or any other participation rights (including by way of sub-participation) in any of the Facilities and/or any other rights and obligations under the Finance Documents from a member of the Group, Equity Investor or Affiliate of any of those mentioned before in accordance with Clause 24 (Changes to the Lenders) or otherwise.

(b)	If the Distributed Amount is less than the Maximum Amount, then, upon application of the Distributed Amount (or any part thereof) pursuant to Clause 30.6 (Partial payments) towards the discharge of the obligations of an Obligor under the Finance Documents (including principal, interest, fees and commissions), the amount which would otherwise be required to be applied towards any such obligations under the Finance Documents owed to a Subordinated Lender shall be reduced by the Shortfall Amount attributable to that Subordinated Lender and such amount shall in addition be applied towards the discharge of the obligations (including principal, interest, fees, commission) towards the other Finance Parties pro rata in accordance with Clause 30.6 (Partial payments).

(c)	Any risk of a shortfall between the Maximum Amount and the Distributed Amount (whether arising from the prohibition and/or reduction of payments to the Subordinated Lender and/or from any contestation (Anfechtung) under applicable law) shall for all purposes of the Finance Documents be borne by the relevant Subordinated Lender.

(d)	A Subordinated Lender shall not have the benefit, but only the obligations, of any sharing provisions under the Finance Documents, including under Clause 29 (Sharing among the Finance Parties), and shall not be entitled to receive any payment, and the Agent shall not be required to make any payment to any Subordinated Lender under or in connection with the Finance Documents in respect of the Shortfall Amount.

31	SET-OFF

Following an Event of Default, a Finance Party may set off any matured obligation due from an Obligor or a Security Provider under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor or Security Provider, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	NOTICES

32.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent, or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of the Obligors Each German Guarantor, for this purpose, appoints the Company as its receipt agent (Empfangsboten).

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of Address and Fax Number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic Communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such manner as the Agent or Security Agent shall specify for this purpose.

(d)	Each Party accepts that facsimile, email and other electronic communications are not secure. Subject to the obligations contained in Clause 37.1 (Confidential information), the Security Agent shall not incur any liability for receiving instructions from, or transmitting data to, any other Party via such a non-secure method (except to the extent that the liability or loss arises from the Security Agent’s, gross negligence, fraud or wilful misconduct).

(e)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(f)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 32.6.

32.7	Use of Websites

(a)	The Company may satisfy its respective obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company (as the case may be) shall at its own cost supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company (as the case may be) shall at its own cost supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company (as the case may be) shall at its own cost comply with any such request within ten Business Days.

32.8	English Language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	AMENDMENTS AND WAIVERS

36.1	Intercreditor Agreement

This Clause 36 is subject to the terms of the Intercreditor Agreement.

36.2	Required Consents

(a)	Subject to Clause 36.3 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36, and each Finance Party hereby irrevocably empowers the Agent to execute and notarise, on behalf of the Lenders, any document required to give effect to the agreed waiver or amendment and each Finance Party shall execute and grant any documents or carry out actions necessary or convenient for the validity of such irrevocable power of attorney in favour of the Agent.

(c)	Without prejudice to the generality of paragraphs (e), (f) and (g) of Clause 27.5 (Rights and Discretions), the Agent may engage, pay for, and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 36 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

36.3	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definitions of Majority Lenders or “Change of Control” or the definitions used within the definition of “Change of Control” or “Equity Investor” or “Super Majority Lenders” or “Structural Change” in Clause 1.1 (Definitions);

(ii)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors) or paragraph (b) below;

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	Clause 2.3 (Finance Parties’ Rights and Obligations), Clause 5.1 (Delivery of a Utilisation Request), Clause 7.1 (Illegality), Clause 8.1 (Exit), Clause 24 (Changes to the Lenders), Clause 26 (Changes to the Obligors), Clause 29 (Sharing among the Finance Parties), this Clause 36, Clause 39 (Governing Law) or Clause 40.1 (Jurisdiction of English Courts);

(v)	the nature or scope of the manner in which the proceeds of enforcement of the Transaction Security are distributed (except insofar as it relates to a sale, disposal or other disposition of an asset which is the subject of the Transaction Security where such sale, disposal or other disposition expressly permitted or is not prohibited under this Agreement or any other Finance Document); or

(vi)	any amendment to the order of priority or subordination under the Intercreditor Agreement (except insofar as it relates to the incurrence of indebtedness or the granting of Security where such incurrence or grant are expressly permitted under this Agreement or any other Finance Document);

(vii)	the nature or scope of the Charged Property (except insofar as it relates to a sale, disposal or other disposition of an asset which is the subject of the Transaction Security where such sale, disposal or other disposition is expressly permitted under the Agreement or any other Finance Document); or

(viii)	the guarantee and indemnity granted under Clause 18.1 (Guarantee and Indemnity),

other than any amendment, waiver, consent or release required to implement or reflect any Structural Change shall not be made or given without the prior consent of all Lenders. Notwithstanding anything in the Finance Documents, the right of a Lender to be prepaid following the occurrence of a Change of Control or Sale and in respect of which a Lender has exercised its right to be prepaid pursuant to Clause 8.1 (Exit) may only be amended or waived with the consent of that Lender.

(b)	An amendment or waiver that has the effect of releasing any guarantees or Transaction Security shall not be made without the prior consent of the Super Majority Lenders unless such release:

(i)	is required to effect a Permitted Disposal;

(ii)	is permitted under this Agreement or any other Finance Document;

(iii)	occurs in the circumstances described in paragraph (b) of Clause 26.3 (Resignation of a Guarantor);

(iv)	is consequential on or required to implement a Structural Change and is permitted under paragraph (e) of the definition of Structural Change in Clause 1.1 (Definitions),

and the Security Agent shall be authorised to release any guarantee or Transaction Security in the circumstances described in (ii) to (iv) above without the consent of any Finance Party.

(c)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent or, as the case may be, that Hedge Counterparty.

(d)	No Structural Change (or any amendment or waiver which relates to or has the same effect as a Structural Change) may be made unless it has been approved with the consent of the Majority Lenders and each Lender that is assuming an additional or increased commitment in the relevant tranche or facility or whose Commitment is being extended or redenominated or to whom any amount is owing which is being reduced, deferred or redenominated or whose interest rate, fee or commission is being reduced (as the case may be).

(e)	The Finance Parties shall (and hereby irrevocably instruct the Agent and the Security Agent (as the case may be) to) enter into any documentation necessary to implement a Structural Change once that Structural Change has been approved by the requisite majority of Lenders determined in accordance with paragraph (c) above.

(f)	Subject to paragraph (g) if any Lender fails to respond to any request for a consent, waiver, amendment or other vote described in paragraph (a) or (c) above within 15 Business Days

(unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under a Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments and/or participations has been obtained to approve that request.

(g)	Paragraph (f) above applies to any consent, waiver or amendment of or in relation to any Finance Document which requires the approval of all the Lenders and where Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment.

36.4	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased Costs), Clause 13.2 (Tax Gross Up) or Clause 13.3 (Tax Indemnity) to any Lender,

then the Company may, on five Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent the Agent has not given a notification under Clause 24.10 (Pro Rata Interest Settlement) and other amounts payable in relation thereto under the Finance Documents provided that if an Equity Investor is selected by the Company to be a Replacement Lender, the Agent agrees that such Equity Investor is acceptable to it.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent, or the Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 60 days after the earlier of (A) the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and (B) the date on which that Lender is deemed to be a Non-Consenting Lender; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders or the Super Majority Lenders; and

(iii)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

36.5	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 36.5, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

36.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent the Agent has not given an notification under Cause 24.10 (Pro rata interest settlement)) and other amounts payable in relation thereto under the Finance Documents provided that if an Equity Investor is selected by the Company to be a Replacement Lender, the Agent agrees that such Equity Investor is acceptable to it.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 10 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to Numbering Service Providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.14 (Relationship with the Lenders));

(iv)	being an actual or prospective investor in any Finance Party, a Finance Party’s funding sources or actual or prospective investor in a Finance Party’s co-investment vehicle;

(v)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(vi)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.9 (Security over Lenders’ Rights);

(viii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(ix)	who is a Party; or

(x)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) and (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information (and for the avoidance of doubt, the Finance Party to whom any actual or prospective investor, funding source or co-investment vehicle relates shall be responsible for any breach of confidentiality obligations under this Clause 37.2);

(C)	in relation to paragraphs (b)(vii), (b)(viii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of the Confidential Information may be price sensitive information.

37.3	Disclosure to Numbering Service Providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 39 (Governing Law);

(vi)	the names of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of Total Commitments;

(ix)	currency of Facility;

(x)	type of Facility;

(xi)	ranking of Facility;

(xii)	Termination Date for Facility;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

37.4	Entire Agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of Disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(vi) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

37.7	Continuing Obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40	ENFORCEMENT

40.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints the Company whose registered address is C/O Shoosmiths LLP, 100 Avebury Boulevard, Milton Keynes, United Kingdom, MK9 1FH (and the Company hereby irrevocably accepts such appointment) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 40 and Clause 39 (Governing Law).

40.3	Complete Agreement

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

41	BAIL-IN

41.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

41.2	Definitions relating to contractual recognition of bail-in

In this Clause 41 (Bail-in):

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time ; and

(b)	in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation ; and

(c)	in relation to any UK Bail-In Legislation:

(i)	any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

42	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS

(a)	Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, to the extent that any Finance Document provides support, through a guarantee, Security or otherwise, for any Hedging Agreement that is a QFC or any other agreement or instrument that is a QFC (any such support, “QFC Credit Support”, and any such QFC, a “Supported QFC”), each Party acknowledges and agrees as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and such QFC Credit Support (with the provisions below applicable notwithstanding that any Finance Document or any Supported QFC may in fact be stated to be governed by the laws of the United States of America or a state of the United States of America):

(i)	in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and any obligation in or under such Supported QFC or such QFC Credit Support, and any right in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if such Supported QFC and such QFC Credit Support (and any such interest, obligation and right in property) were governed by the laws of the United States of America or a state of the United States of America;

(ii)	in the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under any Finance Document that may otherwise apply to such Supported QFC or such QFC Credit Support and that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if such Supported QFC and each Finance Document were governed by the laws of the United States of America or a state of the United States of America; and

(iii)	without limiting the foregoing, each Party understands and agrees that its rights and remedies with respect to a Defaulting Lender or an Impaired Agent shall not affect any right of any Covered Party with respect to any Supported QFC or any QFC Credit Support.

(b)	In this Clause 42:

“BHC Act Affiliate” means, in respect of a person, its “affiliate” (as that term is defined in, and interpreted in accordance with, 12 United States Code 1841(k));

“Covered Entity” means:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 Code of Federal Regulations § 382.2(b);

“Default Right” has the meaning given to that term in, and shall be interpreted in accordance with, 12 Code of Federal Regulations §§ 252.81, 47.2 or 382.1, as applicable; and

“QFC” has the meaning given to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 United States Code 5390(c)(8)(D).

43	SPECIAL PROVISIONS REGARDING ENFORCEMENT UNDER THE LAWS OF SPAIN

(a)	Agent accounting

The Agent shall open and maintain in its book a special credit account for each Finance Party under the applicable Finance Document (a “Creditor Party”). In each of such accounts the Agent shall debit the amounts owed by an Obligor to the applicable Creditor Party, including the interest, fees, expenses, default interest, additional costs and any other amounts that are payable by an Obligor pursuant to the relevant Finance Document. Likewise, all amounts received by the Agent from an Obligor pursuant the applicable Finance Document shall be credited in that account, so that the sum of the balance of the credit account represents the amount owed by an Obligor to the applicable Creditor Party at any time. For the sake of clarity, the account shall credit any amount received by the Agent from any third party to the extent such payments are done in compliance with applicable law, KYC and AML requirements.

(b)	Individual account of each Creditor Party

In addition to the special unified account referred to in Clause 43(a) (Agent accounting) above, each Creditor Party shall open and maintain in its books a special credit account from which the interest, fees, expenses, default interest, additional costs and any other amounts that an Obligor owes to such Creditor Party hereunder shall be debited and in which all amounts received by the Creditor Party from the Obligor under the relevant Finance Document shall be credited. For the sake of clarity, the account shall credit any amount received by the Agent from any third party to the extent such payments are done in compliance with applicable law, KYC and AML requirements.

(c)	Determination of balance due in the event of enforcement before the Spanish courts

In the event of enforcement of a Finance Document before the Spanish courts, the Security Agent shall settle the credit accounts referred to above in Clauses 43(a) (Agent accounting) and 43(b) (Individual account of each Creditor Party). It is expressly agreed for purposes of enforceability via judicial or out-of- court methods pursuant to Spanish Law, that the balance due from the accounts referred to in Clauses 43(a) (Agent accounting) and 43(b) (Individual account of each Creditor Party) resulting from the certificate issued for such purpose by the Security Agent shall be deemed a liquid, due and payable amount enforceable against an Obligor, provided that it is evidenced in a notarial document that the settlement was made in the form agreed to by the parties in the enforceable instrument documenting this Agreement (título ejecutivo) and that the balance due matches with the balance that appears in the corresponding open account of the Creditor Party in connection with the relevant Finance Document.

(d)	Enforcement before the Spanish courts

(i)	In the event that a Creditor Party decides, for the purposes of the enforcement of a Finance Document (which has been raised to the status of Spanish Public Document) before the Spanish courts, to commence the ordinary enforcement proceeding set forth in Articles 517, et seq., of the Spanish Civil Procedural Act, the Parties expressly agree for purposes of Article 571, et seq., of the Spanish Civil Procedural Act that the settlement to determine the summarily enforceable debt be made by the Security Agent. Therefore, the following will be sufficient for the commencement of the summary proceedings: (i) an original notarial first or authentic copy of the notarial deed (escritura de elevación a público) evidencing this Agreement (or the relevant Finance Document that has been raised to the status of Spanish Public Document in Spain); (ii) the notarial document (acta notarial) which incorporates the certificate, issued by the Security Agent, of the debt for which the Obligor is liable, as well as the extract of the debit and credit entries and the entries corresponding to the application of interest that determines the actual balance for which enforcement is requested and the document providing evidence (documento fehaciente) that the settlement of the debt has been carried out in the form agreed to in this Agreement; and (iii) a notarial document (acta notarial) providing evidence of the prior notice to the Obligor of the amount due as a result of the settlement.

(ii)	The Obligors shall bear all notarial costs related to the issuance of the notarial instruments referred to in the previous paragraph.

44	SPANISH PUBLIC DOCUMENT

Upon the execution of the Accession Document by the Spanish Acceding Guarantor, this Agreement, the Intercreditor Agreement, and the Accession Document to be executed by the Spanish Acceding Guarantor shall be raised to a Spanish Public Document in the form of an escritura pública for, among others, the purposes contemplated in Article 517 et seq., Spanish Civil Procedural Act and other related provisions.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
THE ORIGINAL PARTIES

[●]

SCHEDULE 2
CONDITIONS PRECEDENT

Part A
Conditions Precedent to Initial Utilisation

1	Original Obligors, UK Newco and AMC Topco.

(a)	A copy of the Constitutional Documents of each Original Obligor, the UK Newco and the AMC Topco.

(b)	If required or customary under the relevant local law, a copy of a resolution of the board of directors of each Original Obligor, UK Newco and AMC Topco:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform each Finance Document to which it is party;

(ii)	determining, and setting out the reasons of that determination, that it has a corporate benefit justifying the assumption of any guarantee obligations it has pursuant to this Agreement or similar provisions of any other Finance Documents and, if applicable, the provision of the Transaction Security and that the assumption of such obligations and the provision of the Transaction Security relate to its corporate purpose;

(iii)	authorising a specified person or persons to execute each Finance Document to which it is a party on its behalf;

(iv)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(v)	(other than in the case of the Company) authorising the Company to act as its agent in connection with the Finance Documents.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above that has executed or will execute any Finance Document.

(d)	If required or customary under the relevant local law, a copy of a resolution signed by all of the holders of the issued or allotted shares in each Original Obligor and UK Newco approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Finance Documents to which it will be party.

(e)	A certificate of the Company (for itself and on behalf of each Original Obligor) and UK Newco (signed by a director or a duly authorised representative) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not, subject to any agreed limitations in the Finance Documents, cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of the Company (for itself and on behalf of each Original Obligor), UK Newco certifying that each copy document relating to it specified in this Part I of Appendix A (Conditions Precedent to the Closing Date) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of that certificate.

2	Intercreditor Agreement

The Intercreditor Agreement executed by the parties thereto.

3	Finance Documents

(a)	This Agreement executed by the parties hereto.

(b)	The following Transaction Security Documents:

(i)	a first ranking English law share charge to be entered into by UK Newco in respect of all shares held by it in Odeon Cinemas Group Limited; and

(ii)	a first ranking English law debenture to be entered into by each Original Obligor.

(c)	Any notices or documents required to be given or executed under the terms of the security documents referred to in paragraph (a) above in accordance with the terms of the relevant Transaction Security Document.

(d)	All share certificates, stock transfer forms and other documents of title required to be provided under the security documents referred to in paragraph (a) above or otherwise required to perfect (or facilitate the subsequent perfection, where applicable) and/or facilitate enforcement of, such security documents, in each case to the extent required to be delivered on the date of entry into such security documents.

(e)	The AMC Topco Guarantee.

(f)	The Fee Letters.

4	Legal Opinions

(a)	A legal opinion of White & Case LLP, legal advisers to the Lenders in England and addressed to the Finance Parties.

(b)	A legal opinion of Weil, Gotshal & Manges LLP, legal advisers to the Company in Delaware and addressed to the Finance Parties.

5	Other Documents and Evidence

(a)	A copy of the Approved List.

(b)	Evidence that the fees, costs and expenses then due and payable to the Original Lenders, the Agent and the Security Agent under the Fee Letters have been paid or will be paid on or prior to the Closing Date.

(c)	The Group Structure Chart.

(d)	The agreed form of the pay-off letter and deed of release with respect to the Existing Revolving Facility to be entered into between the existing agent and the Company.

(e)	All “know your customer” information relating to each Original Obligor and UK Newco required by each Finance Party to satisfy its “know your customer” checks.

(f)	A copy of the funds flow providing for the repayment in full of the Existing Revolving Facility Agreement to be repaid at the Closing Date together with associated costs and expenses in connection with the Transaction (provided that in respect of such costs and expenses, appropriate invoices have been submitted to the Company in advance).

(g)	In respect of each company incorporated in the United Kingdom whose shares are the subject of the Transaction Security (a “Charged Company”), either:

(i)	a certificate of an authorised signatory of UK Newco certifying that:

(A)	each member of the Group and UK Newco has complied within the relevant timeframe with any notice it has received pursuant to Part 21A of the Companies Act 2006 from that Charged Company; and

(B)	no “warning notice” or “restrictions notice” (in each case as defined in Schedule 1B of the Companies Act 2006) has been issued in respect of those shares,

together with a copy of the “PSC register” (within the meaning of section 790C(10) of the Companies Act 2006) of that Charged Company, which, in the case of a Charged Company that is a member of the Group, is certified by an authorised signatory of UK Newco to be correct, complete and not amended or superseded as at a date no earlier than the Closing Date; or

(ii)	a certificate of an authorised signatory of UK Newco certifying that such Charged Company is not required to comply with Part 21A of the Companies Act 2006.

Part B
Conditions Precedent Required to be Delivered by an Additional Obligor

1	An Accession Document executed by the Additional Obligor and the Company (in the case of an Additional Obligor incorporated or organised under the laws of Spain, duly raised into the status of a Spanish Public Document).

2	A copy of the Constitutional Documents of the Additional Obligor, including:

(a)	in the case of any Additional Obligor incorporated in Germany, an electronic extract (Handelsregisterauszug) of a recent date from the common register portal of the German federal states (Gemeinsames Registerportal der Länder), a copy of the articles of association (Satzung), a copy of the list of its shareholders (Gesellschafterliste) and any by-laws, if applicable); and

(b)	in the case of any Additional Obligor incorporated or organised under the laws of Spain, a copy of a deed raising into the status of a Spanish Public Document the resolutions of the general shareholders meetings and the resolutions of the management body of each Additional Obligor incorporated or organised under the laws of Spain.

3	If required or customary under the relevant local law, a copy of a resolution of the board of directors:

(a)	approving the terms of, and the transactions contemplated by, the Accession Document and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Accession Document and any other Finance Document to which it is party;

(b)	determining (and setting out the reasons of that determination), that it has a corporate benefit justifying the assumption of any obligations it has pursuant to Clause 18.1 (Guarantee and Indemnity) of this Agreement and, as the case may be, the provision of the Transaction Security and that the assumption of such obligations and the provision of the Transaction Security relate to its corporate purpose;

(c)	authorising a specified person or persons to execute the Accession Document and other Finance Documents to which it is a party on its behalf;

(d)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(e)	authorising the Company to act as its agent in connection with the Finance Documents,

and, in the case of any Additional Obligor incorporated or organised under the laws of Spain, a copy of a deed raising into the status of a Spanish Public Document the resolutions of the general shareholders meetings and the resolutions of the management body of each Additional Obligor incorporated or organised under the laws of Spain.

4	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 3 above.

5	If required or customary under the relevant local law, in the case of an Additional Obligor where such resolution is able to be obtained under the law of the place of incorporation of such Additional Obligor, a copy of a resolution signed by all of the holders of the issued or allotted shares in such Additional Obligor, approving the terms of, the transactions contemplated by, and the execution, delivery and performance of the Accession Document and the other Finance Documents to which it will be party (and including, in respect of any Transaction Security and/or guarantees provided by any Swedish Obligor, copies of the relevant Swedish Obligor’s shareholder’s meeting approving the granting of such Transaction Security and/or guarantees).

6	In relation to a Swedish Obligor and if applicable, evidence of a filing for registration of change of the board of directors of the relevant Swedish Obligor, including a copy of the application and any resolutions pertaining thereto.

7	A certificate of the Additional Obligor (signed by a director or a duly authorised representative) confirming that:

(a)	subject to the applicable limitations set out in Clause 18 (Guarantee and Indemnity), borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded, subject to any limitations set out in this Agreement or the relevant Accession Document; and

(b)	none of the events or circumstances specified in Clause 23.6 (Insolvency) or 23.7 (Insolvency Proceedings) apply to it.

8	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part B of Schedule 2 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Document.

9	If available, the latest audited financial statements of the Additional Obligor.

10	All “know your customer” information relating to the Additional Obligor, required by the Finance Parties and to be provided in accordance with the terms of this Agreement.

11	Legal opinions addressed to the Finance Parties from their legal advisers or, where customary in the relevant jurisdiction of the Additional Obligor, the Additional Obligor’s legal advisers as to the law of the applicable jurisdictions.

12	At least one original of the Transaction Security Documents creating Transaction Security as required in accordance with the Agreed Security Principles (provided that, in relation to the Acceding Guarantors, such Transaction Security shall be limited to the documentation set out in Schedule 14 (Post-Closing Transaction Security), duly executed by the Additional Obligor or its shareholders (as applicable).

13	Any notices or documents required to be given or executed under the terms of the security documents referred to in paragraph 12 above on the date of entry into such security document.

14	All share certificates, stock transfer forms and other documents of title required to be provided under the security documents referred to in paragraph 12 above or otherwise required to perfect (or facilitate the subsequent perfection, where applicable) and/or facilitate enforcement of, such security documents (in each case to the extent required to be delivered on the date of entry into such security document).

15	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Document have been paid.

16	If the Additional Obligor is incorporated in the United Kingdom, evidence that the Additional Obligor has done all that is necessary (including, without limitation, by re-registering as a private company) to comply (if applicable) with sections 677 to 683 of the Companies Act 2006 in order to enable that Additional Obligor to enter into the Finance Documents and perform its obligations under the Finance Documents.

SCHEDULE 3
REQUESTS AND NOTICES

From: [Borrower] [Company]*

To:        [Agent]

Dated:

Dear Sirs

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Borrower:	[●]
(b)	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
(c)	Facility to be utilised:	[Facility B1][Facility B2]
(d)	Currency of Loan:	[●]
(e)	Amount:	[●] or, if less, the Available Facility
(f)	Interest Period:	3 Months

3.	We confirm that each condition specified in Clause 4.1 (Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

Yours faithfully

...............................................
[Insert title of relevant officer] [of the Company on behalf of [insert name of relevant Borrower]]/[insert name of Borrower]*

NOTES:

*       Amend as appropriate. The Utilisation Request can be given by the Borrower or by the Company.

**       [●]

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE

To: [●] as Agent and [●] as Security Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as a Transfer Certificate for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 24.5 (Procedure for Transfer) of the Facility Agreement:

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for Transfer).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]. [1]

4.	The New Lender confirms that it is [not] a U.S. Person.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of Responsibility of Existing Lenders).

[7/8]	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

1 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[8/9]	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify the Borrower that it wishes that scheme to apply to the Facility Agreement.]

[9/10]	[The New Lender confirms that it [is]/[is not]* an Equity Investor.]

[10/11]	We refer to clause 20.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined therein), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[11/12]	It is expressly agreed that security created under any Transaction Security Document governed by Spanish law securing the rights transferred hereby will be preserved for the benefit of the New Lender for the purposes of Articles 1212 and 1528 of the Spanish Civil Code.

*	Delete as applicable.
**	Delete as applicable.

[12/13]

The New Lender hereby confirms that it has received a copy of each of the Transaction Security Documents which are governed by German law and are pledges, is aware of their contents and hereby expressly consents to the declarations of the Security Agent made on behalf of the New Lender in such Transaction Security Documents.

[13/14]	The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in the Facility Agreement.

[14/15]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[15/16]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[16/17]	This Agreement has been entered into on the date stated at the beginning of this Agreement.Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as a Transfer Certificate for the purposes of the Facility Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

[Agent]

By:

[Security Agent]

By:]

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT

To:	[●] as Agent and [●], [●] as Security Agent, [●] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Odeon Cinemas Group Limited – Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This is an Assignment Agreement. This agreement (the “Agreement”) shall take effect as an Assignment Agreement for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 24.6 (Procedure for Assignment) of the Facility Agreement:

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Facility Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [●].

4.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender]. [2]

5.	The New Lender confirms that it is [not] a U.S. Person.

6.	On the Transfer Date the New Lender becomes:

(a)	Party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	Party to the Intercreditor Agreement as a Senior Lender (as defined therein).

2 Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

8.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

9.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of Responsibility of Existing Lenders).

[10/11]	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[11/12]	[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify the Borrower that it wishes that scheme to apply to the Facility Agreement.

[12/13]	The New Lender confirms that it [is]/[is not]* an Equity Investor.

[13/14]	We refer to clause 20.2 (Change of Secured Creditors) of the Intercreditor Agreement. In consideration of the New Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the New Lender confirms that, as from the Transfer Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[14/15]	This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 24.8 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Agreement.

[17/18]	It is expressly agreed that security created under any Transaction Security Document governed by Spanish law securing the rights assigned hereby will be preserved for the benefit of the New Lender for the purposes of Articles 1212 and 1528 of the Spanish Civil Code.

[18/19]	The New Lender hereby confirms that it has received a copy of each of the Transaction Security Documents which are governed by German law and are pledges, is aware of their contents and hereby expressly consents to the declarations of the Security Agent made on behalf of the New Lender in such Transaction Security Documents.

*	Delete as applicable.

[19/20]	The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in the Facility Agreement.

[20/21]	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[21/22]	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[22/23]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

COMMITMENT/RIGHTS AND OBLIGATIONS TO BE TRANSFERRED BY ASSIGNMENT, RELEASE AND ACCESSION

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Agreement is accepted as an Assignment Agreement for the purposes of the Facility Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent, and the Transfer Date is confirmed as [●].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to in this Agreement, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

[Security Agent]

By:

SCHEDULE 6
FORM OF ACCESSION DOCUMENT

To:	[●] as Agent and [●] as Security Agent for itself and each of the other parties to the Intercreditor Agreement referred to below

From:	[Subsidiary] and Company] Dated:

Dear Sirs

Odeon Cinemas Group Limited – Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement. This deed (the “Accession Document”) shall take effect as an Accession Document for the purposes of the Facility Agreement and as a Debtor Accession Deed for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in paragraphs 1- 3 of this Accession Document unless given a different meaning in this Accession Document.

2.	[In light of Clause 18.14 (Guarantee Limitations: Spain)][3] [Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents (other than the Intercreditor Agreement) as an Additional Guarantor pursuant to Clause 26.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [●].

3.	[Subsidiary’s] administrative details for the purposes of the Facility Agreement and the Intercreditor Agreement are as follows:

Address:

Fax No.:

Attention:

4.	[Subsidiary] (for the purposes of this paragraph 4, the “Acceding Debtor”) intends to [incur Liabilities under the following documents]/[give a guarantee, indemnity or other assurance against loss in respect of Liabilities under the following documents]:

[Insert details (date, parties and description) of relevant documents]

the “Relevant Documents”.

IT IS AGREED as follows:

(a)	Terms defined in the Intercreditor Agreement shall, unless otherwise defined in this Accession Document, bear the same meaning when used in this paragraph 4.

(b)	The Acceding Debtor and the Security Agent agree that the Security Agent shall hold:

(i)	[any Transaction Security (other than Transaction Security governed by Spanish law) in respect of Liabilities created or expressed to be created pursuant to the Relevant Documents;

(ii)	all proceeds of that Transaction Security (other than Transaction Security governed by Spanish law); and][4]

3 To be included if the Additional Guarantor is a company incorporated under the laws of Spain

(iii)	all obligations expressed to be undertaken by the Acceding Debtor to pay amounts in respect of the Liabilities to the Security Agent for the benefit of the Secured Parties (in the Relevant Documents or otherwise) and secured by the Transaction Security together with all representations and warranties expressed to be given by the Acceding Debtor (in the Relevant Documents or otherwise) in favour of the Security Agent for the benefit of the Secured Parties, on trust for the Secured Parties on the terms and conditions contained in the Intercreditor Agreement.

(c)	The Acceding Debtor confirms that it intends to be party to the Intercreditor Agreement as a Debtor, undertakes to perform all the obligations expressed to be assumed by a Debtor under the Intercreditor Agreement and agrees that it shall be bound by all the provisions of the Intercreditor Agreement as if it had been an original party to the Intercreditor Agreement.

(d)	[In consideration of the Acceding Debtor being accepted as an Intra-Group Lender for the purposes of the Intercreditor Agreement, the Acceding Debtor also confirms that it intends to be party to the Intercreditor Agreement as an Intra-Group Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by an Intra-Group Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement].[5]

5.	[This Accession Document will be formalised in a Spanish Public Document at the cost of the Additional Guarantor, so that it may have the status of a Spanish Public Document and for all purposes contemplated in Article 517, number 4 of the Spanish Civil Procedural Act. The public deed raising this Accession Document to the status of Spanish Public Document shall reproduce in Spanish the terms and conditions of Clause 43 of the Facility Agreement (Special Provisions regarding enforcement under the Laws of Spain).][6]

6.	This Accession Document and any non-contractual obligations arising out of or in connection with it are governed by English law.

4 Include to the extent that the Security created in the Relevant Documents is expressed to be granted to the Security Agent as trustee for the Secured Parties.

5 Include this paragraph in this Accession Deed if the Subsidiary is also to accede as an Intra-Group Lender to the Intercreditor Agreement.

6 Include this paragraph if the Additional Guarantor is a company incorporated under the laws of Spain

THIS ACCESSION DOCUMENT has been signed on behalf of the Security Agent (for the purposes of paragraph 4 above only), signed on behalf of the Company and executed as a deed by [Subsidiary] and is delivered on the date stated above.

[Subsidiary]

[EXECUTED as a DEED	)
By: [Subsidiary]	)
Director

Director/Secretary

OR

[EXECUTED as a DEED
By: [Subsidiary]

Signature of Director

Name of Director

in the presence of

Signature of witness

Name of witness

Address of witness

Occupation of witness]
The [Company]
By:		[Company]
The Security Agent
[Full Name of Current Security Agent]
By:
Date:

SCHEDULE 7
FORM OF RESIGNATION LETTER

To:	[●] as Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

Odeon Cinemas Group Limited – Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 26.3 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Facility Agreement and the Finance Documents (other than the Intercreditor Agreement).

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	*[[this request is given in relation to a Permitted Reorganisation of [resigning Obligor];

(c)	[●]***

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company] [resigning Obligor]

By: By:

NOTES:

*	Insert where resignation only permitted in case of a Permitted Reorganisation.
**	Amend as appropriate, e.g. to reflect agreed procedure for payment of proceeds into a specified account.
***	Insert any other conditions required by the Facility Agreement.

SCHEDULE 8
FORM OF COMPLIANCE CERTIFICATE

To:	[●] as Agent

From:	[Company]

Dated:

Dear Sirs

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that Liquidity on the most recent Quarter Date was [●].

3.	We confirm that no Default is continuing[7].

4.	[We confirm that the aggregate of the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA) of the Guarantors (calculated on an unconsolidated basis and excluding all intra group items and investments in Subsidiaries of any member of the Group) represents not less than 75% of Consolidated EBITDA of the Group].[8]

Signed
	Director	Director
	of	of
	[Company]	[Company]

7 If this statement cannot be made, the certificate should identify any Default that is continuing and steps, if any, being taken to remedy it.

8 Given only with the compliance certificate delivered following the end of a Financial Year

SCHEDULE 9
LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

To: [insert name of Potential Purchaser]

Re: Odeon Cinemas Group Limited (the “Company”) – Term Loan Facility Agreement dated [●] 2021 (the “Agreement”)

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.9

2	PERMITTED DISCLOSURE

We agree that you may disclose:

(a)	to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	subject to the requirements of the Agreement, to any person:

(i)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (i) of paragraph 2(b) has delivered a letter to you in equivalent form to this letter;

(ii)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (ii) of paragraph 2(b) has delivered a letter to you in equivalent form to this letter;

9 Please note that the Permitted Purpose ceases to apply on completion of the Acquisition however if the Acquisition does not complete, the prospective purchaser is not permitted to use any Confidential Information it has acquired for any purpose other than the Permitted Purpose.

(iii)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

(c)	notwithstanding paragraphs 2(a) and 2(b) above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (iii) of paragraph 2(b) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (iii) of paragraph 2(b) above.

5	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you acquire an interest in the Agreement by way of novation, the date on which you acquire such an interest; (b) if you enter into the Acquisition other than by way of novation, the date falling [twelve] months after termination of that Acquisition; or (c) in any other case [twelve] months after the date of this letter.

6	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

(a)	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

(b)	No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

(c)	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10	THIRD PARTY RIGHTS

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11	GOVERNING LAW AND JURISDICTION

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

(b)	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To: [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SCHEDULE 10
TIMETABLES

	Loans in sterling	Loans in euro,
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	U-3 12.00pm	U-3 12.00pm
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ Participation) and, if required, the Base Currency Amount of the Loan	U-3 3.30pm	U-3 3.30pm
Each Lender makes its participation in a Loan available in accordance with Clause 5.4 (Lenders’ Participation)	U 9.30am	U 9.30am
U = date of utilisation.
U – X = X Business Days prior to date of utilisation

SCHEDULE 11
AGREED SECURITY PRINCIPLES

The parties have agreed and acknowledged that their rights and obligations in relation to this transaction in respect of (i) the giving or taking of guarantees; (ii) the giving or taking of security; and (iii) all the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by the agreed security principles set out in this Schedule (the “Agreed Security Principles”).

1	Description of security

(a)	Subject to these Agreed Security Principles, the parties agree that the overriding intention is for security in respect of the Finance Documents only to be granted:

(i)	by each Obligor incorporated in England and Wales (A) by way of fixed charge over its shares, intellectual property (as described in sub-paragraph (iii) below), receivables, bank accounts, intercompany receivables, any hedging agreements, licenses, consents and agreements held by it in connection with the use of its assets and goodwill and uncalled capital and (B) by way of assignment of its material insurance policies;

(ii)	by each Obligor incorporated in Finland, Germany, Spain and Sweden over (A) shares it owns in any entity in accordance with sub-paragraph (v) below, (B) any intercompany receivables and (C) bank accounts (without control over use and, in relation to Spanish law governed account pledges, without control over use until a Declared Default occurs);

(iii)	by each relevant Obligor incorporated in (A) England and Wales over its intellectual property in the Odeon brand; (B) Sweden over its intellectual property in the Filmstaden brand; (C) Germany over its intellectual property in the UCI brand; (D) Spain over its intellectual property in the Cinesa brand (and, initially, such security shall only be in the form of a promise of mortgage over intellectual property and an irrevocable power of attorney until an Event of Default occurs, and afterwards the promissory security shall be replaced with the relevant mortgage over intellectual property); and (E) Finland over its intellectual property in the Finnkino brand;

(iv)	using commercially reasonable endeavours, by each Obligor over certain rights under (i) lease agreements and (ii) loyalty agreements (“Contracts”), provided that, without prejudice to paragraph 2(e) below, in each case, such security is permitted under the terms of the relevant Contract and any law or regulation applicable to the relevant Obligor; and

(v)	over shares in: (A) each Obligor incorporated in England and Wales (including the shares of Odeon Cinemas Group Limited pursuant to a third party share pledge), NCG Holding AB, Filmstaden AB, Filmstaden Media AB, United Cinemas International Multiplex GmbH, United Cinemas International Novoplex GmbH, United Cinemas International Lumoplex GmbH, United Cinemas International Kinoplex GmbH, United Cinemas International Digiplex GmbH, Cinesa – Compañía de Iniciativas y Espectáculos, S.A. and Finnkino Oy (the “Obligor Share Pledges”); and (B) United Cinemas International Multiplex B.V., UCI Holdings Ireland Limited and UCI Italia SPA (the “European Topco Share Pledges” and together with the Obligor Share Pledges, the “Transaction Share Pledges”),

and that no other security shall be required to be given by any other person or in relation to any other asset, save, in each case, as provided in paragraph (b) below (the “Overriding Principle”).

(b)	Obligors incorporated in England and Wales and Finland will grant a customary floating charge over all or substantially all of their assets located in their jurisdiction of incorporation, subject to customary carve-outs, which are required as a matter of law and/or contractual arrangements which impose restrictions on the provision of security over certain assets, in accordance with and subject to these Agreed Security Principles. In respect of any floating charge provided in Finland, the relevant Obligor will deliver an original signed business mortgage promissory note to the Finnish Patent and Registration Authority within ten (10) Business Days of executing the floating charge.

2	Certain Principles

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and security from UK Newco and all members of the Group in which it has been agreed that guarantees and security will be granted by UK Newco (for the avoidance of doubt, UK Newco is not and will not be a Guarantor) and those members. In particular:

(a)	general legal and statutory limitations, regulatory restrictions, financial assistance, capital maintenance, corporate benefit, equity subordination, detrimental transactions and management insolvency liability rules, fraudulent preference, limitations of the granting of guarantee by holding companies, “interest stripping”, “earnings stripping”, “controlled foreign corporation”, transfer pricing or “thin capitalisation” rules, tax restrictions, exchange control restrictions, capital maintenance rules and “liquidity impairment” rules, retention of title claims and similar principles may prohibit, limit or otherwise restrict the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise. The Company and/or relevant security and/or guarantee provider will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to each guarantor of guarantees and security. If any such limit applies, the guarantees and security provided (or the enforceability thereof) will be subject to customary limitation language and limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and the rules and principles outlined above and subject to fiduciary and applicable legal duties of management;

(b)	certain supervisory board, works council, regulator or regulatory board (or equivalent), or another external body’s or person’s consent, approval or advice may be required to enable a member of the Group to provide a guarantee or security. Such guarantee and/or security shall not be required unless such consent has been received provided that reasonable endeavours have been used by the relevant member of the Group to obtain the relevant consent or advice to the extent permissible by law, regulation and custom and such consent has no material adverse impact on relationships with third parties;

(c)	the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that it would, as reasonably determined by the Company, incur any legal fees, registration fees, notarisation and registration fees, stamp duty, taxes (including any corporate tax applicable to any guarantee fee that may due under applicable transfer pricing regulations) and any other fees or costs directly associated with such security or guarantee or limit the deductibility of interest expenses in amounts which are disproportionate to the benefit obtained by the Finance Parties;

(d)	where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category the principle stated at paragraph (c) above shall apply and, subject to these Agreed Security Principles, only the material assets in that category shall be subject to security;

(e)	any assets subject to a legal requirement (including any requirement to obtain consent from customers pursuant to applicable data protection laws or regulations), contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangements (including shareholder agreements, joint venture agreements and cash pool arrangements relating to bank accounts) which may prevent those assets from being charged or assigned (or assets which, if charged or assigned, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets) will be excluded from any relevant security document and any requirement to give security or guarantee provided that, if the relevant asset is material and the Company determines (acting reasonably) that such endeavours will not jeopardise commercial relationships with third parties, the relevant member of the Group will use reasonable endeavours to obtain any necessary consent or waiver within forty five (45) days, provided further that if the relevant member of the Group has not been able to obtain such consent or waver, its obligation to obtain any consent or waiver will cease on the expiry of that forty five (45) day period;

(f)	members of the Group will not be required to give guarantees or enter into Transaction Security Documents if (i) it is not within the legal capacity of the relevant members of the Group to do so (ii) it results in the security document being null and void, or (iii) it would conflict with the fiduciary and legal duties of their directors, officers or employees, contravene any legal or regulatory prohibition, or regulatory condition or result in a risk of personal civil or criminal liability on the part of any director, officer or employee. The Security Agent or the other secured parties, as the case may be, shall discharge any guarantees and release any security which is or are subject to any legal or regulatory prohibition as is referred to in this paragraph as soon as reasonably practicable after becoming aware of such prohibition;

(g)	the giving of a guarantee, the granting of security or the perfection of security granted will not be required if it would be unduly burdensome or restrict the ability of the relevant member of the Group to conduct its operations and business in the ordinary course or as otherwise permitted by the Finance Documents and any requirement under these Agreed Security Principles to seek the consent of any person or to take or not take any other action shall be subject to this paragraph (g);

(h)	it is acknowledged that in certain jurisdictions, it may be impossible, impractical, or disproportionately costly to create guarantees or security over certain categories of assets, in which event guarantees or security will not be taken over such assets;

(i)	the security will be first ranking, to the extent possible, subject to any non-consensual liens and other liens mandatorily preferred by any applicable law and permitted under the Finance Documents;

(j)	information, such as lists of assets (including, without limitation, receivables), will be provided if, and only to the extent, required by local law to be provided to perfect or register the relevant security interests and when required, unless required to be provided by local law more frequently, will be provided annually or, following an Event of Default which is continuing, at the Security Agent’s reasonable request;

(k)	the maximum guaranteed or secured amount may be limited to minimise stamp duty, notarisation, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is disproportionate to the level of such fees, taxes and duties (and, in any event, the maximum aggregate amount payable by the Group in respect of fees, costs, expenses, disbursements and VAT relating to the provision of guarantees and security shall be limited to an amount to be agreed between the Security Agent and the Company);

(l)	no perfection action will be required in jurisdictions where Obligors are not incorporated but perfection action may be required in respect of the Transaction Share Pledges in the jurisdiction of incorporation of the entity whose shares are being charged;

(m)	all security (other than share security, which shall in each case be subject in all respects to paragraph 7 below) shall be governed by the law of and secure assets located in the jurisdiction of incorporation of the Obligor;

(n)	subject to paragraph 4(c) below, the Security Agent will hold one set of security interests for the Secured Obligations (as defined in the Intercreditor Agreement) to the extent reasonably practicable taking into account local law considerations;

(o)	no guarantee or security will be required from or over ownership interests in, or over the assets of, (i) any entity incorporated in an Excluded Jurisdiction or (ii) any joint venture or similar arrangement or any company in which a member of the Group owns a minority interest;

(p)	security shall not be created to the extent that it would result in a Lender becoming subject to German non-resident tax liability as regards interest payable under a Facility and/or trigger a German withholding tax deduction (including any withholding tax deduction upon issuance of an administrative order by the competent German tax authorities), unless in each case such taxes are for the account of the relevant Lender and are not subject to any indemnification or gross- up obligation by any Obligor;

(q)	members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member or members of the Group and no member of the Group will be required to grant security over shares in any entity which is not wholly-owned by members of the Group; and

(r)	no member of the Group that is subject to a license under any law or regulation that would prohibit or materially restrict the granting of security or giving of guarantees shall be required to grant any security or give any guarantees, provided that reasonable endeavours to obtain consent or waivers from any relevant party shall be used by the relevant member of the Group if the relevant member of the Group is an Obligor and if, in the view of the Company (acting reasonably), granting such security or giving such guarantee will have no material adverse impact on relationships with third parties or otherwise force the relevant member of the Group or the Group to incur any material cost.

3	Terms of Guarantee and Security Documents

The following principles will be reflected in the terms of any guarantee and or security taken as part of this transaction:

(a)	security will not be enforceable or crystallise until the giving of notice by the Agent under paragraph (a) of Clause 23.16 (Acceleration) or by virtue of an automatic acceleration pursuant to paragraph (b) of Clause 23.16 (Acceleration) (a “Declared Default”);

(b)	subject to the Intercreditor Agreement, no claims will be made under guarantees, and security will not be enforceable, until the occurrence of a Declared Default;

(c)	no notices (and/or acknowledgement) of pledges or security interests will need to be delivered to third parties until the occurrence of a Declared Default (unless under the law applicable to such security, such notice (and/or acknowledgement) is required to be delivered in order to create or perfect the security and such notice (and/or acknowledgement) continues to allow the Obligor to freely deal with the relevant asset);

(d)	each security document (other than security documents which are required to be notarized in order to be valid and/or enforceable and may not consequently contain such a provision) will, to the extent legally possible under the law of the relevant jurisdiction, contain a clause which records that if there is a conflict between the security document and the Intercreditor Agreement then (to the extent permitted by law) the provisions of the Intercreditor Agreement shall take priority over the provisions of the security document;

(e)	the Security Agent will not have any rights to vote any of the shares held by the Group which are pledged to them or to block any funds being transferred between Group members prior to the date on which a Declared Default has occurred;

(f)	the security documents will not be unduly burdensome on the Obligor or interfere unreasonably with the operation of its business and should only operate to create or perfect security rather than to impose new commercial obligations;

(g)	with the exception of the tax and/or costs provisions which is advisable and/or required by law to repeat and/or include in the Transaction Security Documents governed by Italian law and/or to be perfected in Italy, in the Transaction Security Documents there will be no repetition or extension of clauses set out in the Finance Documents such as those relating to notices, access, cost and expenses, indemnities, tax gross up, distribution of proceeds and release of security; representations and undertakings shall be included in the security documents only to the extent relating to title or required by local law in order to create or perfect or ensure the priority of the security interest expressed to be created thereby (to the extent perfection is required by these Agreed Security Principles) (including customary provisions relating to the creation or perfection of security over the relevant class of assets);

(h)	representations in any Transaction Security Document shall be given only on the date on which such security document is executed and shall not otherwise repeat;

(i)	the Security Agent shall only be able to exercise any power of attorney granted to it under the security documents following the occurrence of a Declared Default;

(j)	the Transaction Security Documents should not operate so as to prevent transactions which are permitted under the Finance Documents or to require additional consents or authorisations;

(k)	where an Obligor is free to dispose of an asset forming part of the Transaction Security pursuant to the terms of the Finance Documents, the Security Agent is under an obligation to release such asset upon request by the Company and will be entitled to do so without the consent of any other Finance Party;

(l)	the Transaction Security Documents will not accrue interest on any amount in respect of which interest is accruing under the Finance Documents;

(m)	any rights of set off will not be exercisable until the occurrence of a Declared Default. Such rights shall apply only to reciprocal matured obligations due and payable to any Finance Party by an Obligor under a Finance Document;

(n)	the security documents will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges shall be provided at intervals no more frequently than annually (unless required more frequently under local law), except following a Declared Default;

(o)	no security will be taken over livestock, moveable plant, equipment or vehicles if it would require labelling, segregation, periodic listing, notification, mapping or specification of such livestock, moveable plant, equipment or vehicles prior to a Declared Default, unless required beforehand under local law in order to perfect the relevant security interests; and

(p)	no security governed by Italian law and/or granted by an entity incorporated in Italy shall secure the performance of obligations in violations of Italian mandatory rules, including, inter alia, any obligations to pay (i) any portion of interest exceeding the thresholds of the interest rate permitted under the Italian Usury Law (i.e., Italian Law No. 108 of 7 March 1996, as subsequently amended, supplemented and implemented from time to time) and related implementing rules and regulations and (ii) any portion of interest deriving from any compounding of interest which does not comply with Italian law.

4	Guarantees/Security

(a)	Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law and subject to any guarantee limitation and qualifications which may be set out in the Finance Documents and subject to the requirements of the Agreed Security Principles and any third party arrangements, including in paragraph 4(b) below, it is further acknowledged that the Security Agent (or, in the case of any Transaction Security Document governed by Finnish, Italian or Swedish law, the relevant secured parties represented by the Security Agent and in the case of any Transaction Security Document governed by Spanish law, the relevant secured parties) shall receive the benefit of an upstream, cross stream and downstream guarantee and the security will be granted to secure all liabilities of the Obligors under the Finance Documents subject to the Agreed Security Principles.

(b)	The maximum guaranteed or secured amount provided by a member of the Group may be limited to comply with any law or regulation in such member’s jurisdiction of incorporation, including laws relating to “corporate benefit” or insolvency directors liability as may be required by management to comply with its duties (fiduciary or otherwise).

(c)	To the extent legally effective, all security shall be given in favour of the Security Agent and not any secured party individually (or, in the case of any Transaction Security Document governed by Finnish, Italian or Swedish law, the relevant secured parties represented by the Security Agent and in the case of any Transaction Security Document governed by Spanish law, the relevant secured parties). “Parallel debt” provisions will be used where necessary (except with respect to any Transaction Security Documents governed by Spanish or Italian law); such provisions will be contained in the Intercreditor Agreement and not the individual Transaction Security Documents unless required under local laws.

(d)	There shall be no action required to be taken by any Obligor in relation to the guarantees or security when a secured party makes any transfer, unless required by law (and notwithstanding anything to the contrary, no member of the Group shall bear or otherwise be liable for any transfer taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment or transfer following primary syndication of the Facilities, provided that this paragraph (d) shall be without prejudice to Clause 13 (Tax Gross Up and Indemnities) and paragraph (f) of Clause 24.2 (Conditions of Assignment or Transfer)). Notwithstanding the foregoing, it is stated that no member of the Group shall bear any costs related with the notarisation of any assignment or transfer done by any Finance Party under any Finance Document (if any).

(e)	Transaction Security Documents governed by Spanish law shall be notarized before a Spanish public notary together with the Finance Documents.

5	Bank Accounts

(a)	If an Obligor grants security over its bank accounts it shall be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) in the course of its business until the occurrence of a Declared Default and, in particular, will not be obliged to maintain a minimum (or positive) balance in the relevant bank account at all time. For the avoidance of doubt, there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash or receivables in a particular account until the occurrence of a Declared Default. It is acknowledged and agreed that security over any Swedish bank accounts will consequently not be perfected.

(b)	Prior to the occurrence of a Declared Default, no notice (and/or acknowledgement) of security may be prepared or served if this would have a detrimental effect on the Obligor’s ability to carry out its ordinary course business operations.

(c)	Subject to paragraphs (a) and (b) above, any notification of security over bank accounts will be given to the bank(s) with whom the accounts are maintained within three (3) Business Days following execution of the relevant Transaction Security Document. If required under local law to perfect the security over bank accounts, the relevant Obligor shall use commercially reasonable endeavours for a maximum period of 20 Business Days from the date of the notice to such bank to obtain an acknowledgment of the notice from the account bank.

(d)	Any security over bank accounts shall be subject to any security interests and any other rights (including but not limited to set off rights) in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank (from time to time). Neither the Obligor nor the account bank shall be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security. There will be no requirement to obtain any acknowledgements and/or consents from the relevant account bank.

(e)	Prior to the occurrence of a Declared Default, any Obligor shall be free to close any bank account at any time without any prior consent or notification requirement. If so closed, the security over such bank account shall be released.

(f)	If required under local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(g)	Bank account pledges governed by Spanish law shall be notarised by a Spanish notary.

6	Intercompany Receivables

(a)	Without prejudice to the Overriding Principle, if an Obligor grants security over its intercompany receivables, it shall be free to deal with those receivables in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default.

(b)	No notice of security shall be prepared or served until the occurrence of a Declared Default (except in relation to any receivables pledged under a Transaction Security Document governed by Finnish, Spanish, German or Swedish law, however subject in all cases to the principle set out in paragraph (a) above).

(c)	Subject to local law requirements, the execution by a debtor of a Transaction Security Document to which the creditor is a party (or, the execution of the Intercreditor Agreement by a debtor to the extent the debtor and creditor relating to the intercompany receivables are a party thereto) shall be deemed to be sufficient notification of Transaction Security to the relevant debtors provided that (i) a specific acknowledgement provision is included therein; and (ii) a German law governed security over intercompany receivables shall always be separately notified promptly (unverzüglich) after the execution of the relevant Transaction Security Document.

(d)	If required under local law, security over intercompany receivables will be registered subject to the general principles set out in these Agreed Security Principles.

(e)	No list of receivables shall be required (except, in each case in relation to any receivables pledged under a Transaction Security Document governed by Finnish, Spanish or Swedish law) until a Declared Default has occurred.

(f)	Receivables pledges governed by Spanish law shall be notarised by a Spanish notary.

7	Shares

(a)	Security will be granted over shares in each Obligor, in accordance with and subject to these Agreed Security Principles. The shares held by an Obligor in a member of the Group that is not an Obligor shall not be required to be the subject of security, unless such shares are charged under the European Topco Share Pledges.

(b)	The relevant security document will be governed by the laws of the jurisdiction of incorporation of the Obligor whose shares are subject to security, and not by the law of the jurisdiction of incorporation of the entity granting the security.

(c)	Where required for creation or perfection of security purposes by local law (and in relation to any shares pledged under a Transaction Security Document governed by English, Finnish, Spanish, German and/or Swedish law, on or promptly10), following execution of the share charge, any existing share certificate(s) and a stock transfer form executed in blank (if applicable) will be provided to the Security Agent and, where required by law, the share certificate or shareholders’ register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Security Agent. If no share certificates have been issued in relation to the shares of a Finnish entity, such entity will not be required under the terms of the Transaction Security Documents to issue share certificates, however, a notice of pledge shall be served on the entity by the pledgor.

(d)	Unless a Declared Default has occurred, the pledgors shall be permitted to retain and to exercise voting rights attaching to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors shall be permitted to receive and retain dividends on pledged shares and the company whose shares have been charged will be permitted to pay dividends upstream on pledged shares to the extent permitted under the Finance Documents with the proceeds to be available to the Group. The voting rights shall remain with the pledgors at all times prior to the occurrence of a Declared Default, provided that with respect to Security over shares in an entity incorporated in Germany, the voting rights remain with the pledgor at all times.

(e)	If required by law or regulation to perfect or enforce the security, the constitutional documents of the company whose shares have been pledged shall be amended to remove any restriction on the transfer or the registration of the transfer of the shares on the taking or enforcement of the security granted over them and shall not contain any provision in respect of redemption of its shares (Einziehung in Germany) or restrictions on the assignability and pledgeability of distribution rights (Gewinnbezugsrechte in Germany).

(f)	Any share pledge shall include therein, to the extent applicable, references to any financial collateral regulations applicable in the relevant jurisdiction (including, in the case of a pledge granted over the shares of any Spanish Entity, to the Spanish Royal Decree-law 5/2005, of 11 March on financial collateral) and, particularly, to the sale and appropriate enforcement mechanism envisaged therein.

10 Reasonably practicable period of time to be agreed given potential COVID-19 restrictions on access.

(g)	Share pledges over a member of the Group incorporated in Spain or Germany as a GmbH shall be notarized by a Spanish or German notary, respectively.

8	Insurance Policies

Without prejudice to the Overriding Principle, if an Obligor grants security over its material insurance policies which may be secured under the terms of the relevant policy:

(a)	insurance claims will be collected by the Obligor in the ordinary course of business until the occurrence of a Declared Default;

(b)	notice of any security interest over insurance policies will only be served on an insurer of the Group’s assets upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default;

(c)	prior to a Declared Default, no loss payee or other annotation or endorsement shall be made on the insurance policy and no Finance Party shall be named as co-insured; and

(d)	no security will be granted with respect to insurance policies in respect of which the principal beneficiary is someone other than a member of the Group.

9	Intellectual Property

Without prejudice to the Overriding Principle, if an Obligor grants security over its intellectual property:

(a)	it shall be free to deal with, use and licence and otherwise commercialise those assets in the course of its business (including, without limitation, allowing its intellectual property to lapse if no longer material to its business or as otherwise permitted by the Finance Documents) or as otherwise permitted by the terms of the Finance Documents until the occurrence of a Declared Default;

(b)	no security shall be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement. No notice shall be served to any third party from whom intellectual property is licensed until the occurrence of a Declared Default;

(c)	notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default;

(d)	if required by local law to perfect security, security over intellectual property will be required to be registered under the law of that security document, subject to the general principles set out in these Agreed Security Principles, save that no security over intellectual property shall be required to be registered in Spain until the occurrence of a Declared Default; and

(e)	security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

(f)	Security and promissory security over intellectual property governed by Spanish law shall be notarised by a Spanish notary.

10	Trade Receivables

Without prejudice to the Overriding Principle, if an Obligor grants security over its material trade receivables:

(a)	it shall be free to deal with those receivables in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default;

(b)	no notice of security may be served until the occurrence of a Declared Default;

(c)	no security will be granted over any trade receivables which cannot be secured under the terms of the relevant contract; and

(d)	trade receivables that are permitted to be sold or discounted (“qualified receivables financings”) shall not be pledged or secured, to the extent such financing is permitted under the Finance Documents. To the extent any property or assets (including trade receivables) are required to be released from the security in connection with or pursuant to such a “qualified receivables financing”, such property or assets shall be released automatically, if possible under the relevant law, or otherwise, at the request (and cost) of the relevant Obligor.

11	Contracts

Without prejudice to the Overriding Principle, if an Obligor grants security over its Contracts,

(a)	it shall be free to deal with those Contracts in the course of its business or as otherwise permitted under the Finance Documents until the occurrence of a Declared Default;

(b)	no perfection of security over Contracts shall be required and no notice of security may be served until the occurrence of a Declared Default; and

(c)	no security will be granted over any Contract which, without prejudice to paragraph 2(e) above, cannot be secured under the terms of the relevant contract or if it would have a material detrimental impact on the Obligor’s business relationship with the counterparty to the Contract.

12	Real Estate

(a)	No Obligor will be required to grant security over its real estate, provided that this shall not restrict any real property being secured under a floating charge (or other similar security) including under a security document which charges all of the assets of an Obligor.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

13	Release of Security

Unless required by local law, the circumstances in which the security shall be released shall not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as, or not conflict with, those set out in the Intercreditor Agreement.

SCHEDULE 12
FORM OF INCREASE CONFIRMATION

To:	[●] as Agent, [●] as Security Agent and [●] as Company, for and on behalf of each Obligor

From: [the Increase Lender] (the “Increase Lender”)

Dated:

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to the Facility Agreement and to the Intercreditor Agreement (as defined in the Facility Agreement). This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[11]

5.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

6.       On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined therein).

7.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

8.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

11 Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

(a)            a company resident in the United Kingdom for United Kingdom tax purposes;

(b)           a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]

[9/10].     [The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [●]) and is tax resident in [●], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and requests that the Company notify the Borrower that it wishes the scheme to apply to the Facility Agreement.]

[10/11].   The Increase Lender confirms that it is not an Equity Investor.

[11/12].   [The Increase Lender represents, agrees and acknowledges that:

(a)	the interests in the Loan(s) to be received by such Increase Lender will be acquired for investment for the Increase Lender’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution of any part thereof, and the Increase Lender has no present intention of selling, granting any participation in, or otherwise distributing the same;

(b)	the Increase Lender is a lender of, and investor in, securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Loan(s);

(c)	the Increase Lender understands that the Loan (s) have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the Securities Act), and may be reoffered, resold or pledged or otherwise transferred only _____________ to a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) purchasing for its own account in a transaction that does not subject the Loan to registration under the Securities Act or _____________ to a non-U.S. Person (as defined in Regulation S under the Securities Act) pursuant to an offshore transaction in accordance with Regulation S and, in each case, _____________ in accordance with all applicable securities laws, including the securities laws of any state in the United States; and

(d)	the Increase Lender _____________ is an Accredited Investor (within the meaning of Rule 501 of Regulation D under the Securities Act) or a Qualified Institutional Buyer (as defined in Rule 144A under the Securities Act) and is aware that the sale of any interest in the Loan(s) to it is being made in reliance on an exemption from the registration requirements under the Securities Act or _____________ is not a U.S. Person (as defined in Regulation S under the Securities Act), is making the Loan(s) in an offshore transaction and is aware that the sale of an interest in the Loan(s) to it is being made in reliance on the exemption from the registration requirements under the Securities Act provided by Regulation S.

[12/13]. We refer to clause 20.8 (Creditor/Agent Accession Undertaking) of the Intercreditor Agreement:

In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

[13/14]. The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other law as provided for in the Facility Agreement.

[14/15]. This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

[15/16]. This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[16/17]. This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent, and as a Creditor Accession Undertaking for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [●].

Agent

By:

Security Agent

By:

SCHEDULE 13
FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

Part A
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To: [●] as Agent

From: [The Lender] Dated:

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to paragraph (b) of Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
The Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part B
Form of Notice on Termination of Notifiable Debt Purchase Transaction/
Notifiable Debt Purchase Transaction ceasing to be with an Equity Investor

To: [●] as Agent

From: [The Lender]

Dated:

Odeon Cinemas Group Limited - Term Loan Facility Agreement
dated [●] 2021 (the “Facility Agreement”)

1.	We refer to paragraph (c) of Clause 25.2 (Disenfranchisement on Debt Purchase Transactions entered into by Equity Investors) of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with an Equity Investor].[12]

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
The Facility	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

12 Delete as applicable.

SCHEDULE 14
POST-CLOSING TRANSACTION SECURITY

Governing law	Obligor / Security Provider	Security
Sweden	Odeon and UCI Cinemas Holdings Limited	Shares in NCG Holding AB
	NCG Holding AB	Shares in Filmstaden AB
	Filmstaden AB	Shares in Filmstaden Media AB
	NCG Holding AB, Filmstaden AB and Filmstaden Media AB	Bank accounts
	NCG Holding AB, Filmstaden AB and Filmstaden Media AB	Intercompany receivables
	Filmstaden AB	Intellectual property over the Filmstaden brand
Netherlands	United Cinemas International Acquisitions Limited	Shares in United Cinemas International Multiplex B.V.
Ireland	United Cinemas International Acquisitions Limited	Shares in UCI Holdings Ireland Limited
Germany	United Cinemas International Multiplex B.V.	Shares in United Cinemas International Multiplex GmbH, United Cinemas International Novoplex GmbH and United Cinemas International Lumoplex GmbH
	United Cinemas International Multiplex GmbH	Shares in United Cinemas International Kinoplex GmbH and United Cinemas International Digiplex GmbH
	United Cinemas International Digiplex GmbH, United Cinemas International Kinoplex GmbH, United Cinemas International Multiplex GmbH, United Cinemas International Lumoplex GmbH and United Cinemas International Novoplex GmbH	Bank accounts
	United Cinemas International Digiplex GmbH, United Cinemas International Kinoplex GmbH, United Cinemas International Multiplex GmbH, United Cinemas International Lumoplex GmbH and United Cinemas	Intercompany receivables
	United Cinemas International Multiplex GmbH	Intellectual property over the UCI brand
Spain	United Cinemas International Multiplex B.V. and United Cinemas International Acquisitions Limited	Shares in Cinesa – Compañía de Iniciativas y Espectáculos, S.A.
	Cinesa – Compañía de Iniciativas y Espectáculos, S.A.	Bank accounts
	Cinesa – Compañía de Iniciativas y Espectáculos, S.A.	Intercompany receivables
	Cinesa – Compañía de Iniciativas y Espectáculos, S.A.	Intellectual property promise of security over the Cinesa brand and irrevocable powers of attorney

Italy	United Cinemas International Multiplex B.V. and United Cinemas International Acquisitions Limited	Shares in UCI Italia SPA
Finland	Filmstaden AB	Shares in Finnkino Oy
	Finnkino Oy	Bank accounts, intercompany receivables, intellectual property over the Finnkino brand and floating charge

[Signature page to Term Loan Facility Agreement]

SIGNATURES

THE COMPANY

For and on behalf of

ODEON CINEMAS GROUP LIMITED

/s/ Andrew Alker
By: Andrew Alker

Title: Director

Notice details

Address:	C/O Shoosmiths LLP, 100 Avebury Boulevard, Milton Keynes, United Kingdom, MK9 1FH

Facsimile:	N/A

Email:	aalker@odeonuk.com; ehull@odeonuk.com; cthomas@odeonuk.com

Attention:	Chief Finance Director; Interim Group Financial Controller, Group Chief Legal & Compliance Officer

[Signature page to Term Loan Facility Agreement]

THE BORROWER

For and on behalf of

ODEON CINEMAS GROUP LIMITED

/s/ Andrew Alker
By: /s/ Andrew Alker
Title: Director

[Signature page to Term Loan Facility Agreement]

THE ORIGINAL LENDERS

By:
Name:	[●]
Title:	[●]

[Signature page to Term Loan Facility Agreement]

THE AGENT

For and on behalf of

LUCID AGENCY SERVICES LIMITED

By:	/s/ Fergus McWilliams
Authorised Signatory

Address:	6th Floor No 1 Building 1-5 London Wall Buildings London Wall London, EC2M 5PG United Kingdom
Fax:	+ 44 203 002 4691 / +44 844 507 0945

Attention:	Lucid Agency and Trustee Services Limited (deals@lucid-ats.com)

[Signature page to Term Loan Facility Agreement]

THE SECURITY AGENT

For and on behalf of

LUCID TRUSTEE SERVICES LIMITED

By:	/s/ Fergus McWilliams
Authorised Signatory

Address:	6th Floor No 1 Building 1-5 London Wall Buildings London Wall London, EC2M 5PG United Kingdom
Fax:	+ 44 203 002 4691 / +44 844 507 0945

Attention:	Lucid Agency and Trustee Services Limited (deals@lucid-ats.com)

[Signature page to Term Loan Facility Agreement]

ORIGINAL GUARANTORS

For and on behalf of

ABC CINEMAS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

BOOKIT LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON AND UCI CINEMAS HOLDINGS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON CINEMAS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON CINEMAS GROUP LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON CINEMAS HOLDINGS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON CINEMAS (RL) LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON & UCI CINEMAS DIGITAL LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

ODEON & UCI DIGITAL OPERATIONS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

UNITED CINEMAS INTERNATIONAL ACQUISITIONS LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]

For and on behalf of

UNITED CINEMAS INTERNATIONAL (UK) LIMITED

/s/ Andrew Alker
By:	Andrew Alker
Title:	Director

[Signature page to Term Loan Facility Agreement]